    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 18, 2001


                                                      REGISTRATION NO. 333-69158

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               AZTAR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          7990                         86-0636534
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL            (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                            2390 EAST CAMELBACK ROAD
                                   SUITE 400
                             PHOENIX, ARIZONA 85016
                                 (602) 381-4100
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

              ROBERT M. HADDOCK                               WITH COPIES TO:
 EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL            BRIAN G. CARTWRIGHT, ESQ.
                    OFFICER
           2390 EAST CAMELBACK ROAD                           LATHAM & WATKINS
                  SUITE 400                                633 WEST FIFTH STREET
            PHOENIX, ARIZONA 85016                               SUITE 4000
                (602) 381-4100                         LOS ANGELES, CALIFORNIA 90071
   (NAME, ADDRESS, INCLUDING ZIP CODE, AND                     (213) 485-1234
                  TELEPHONE
  NUMBER, INCLUDING AREA CODE, OF AGENT FOR
                   SERVICE)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this registration statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration number for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier, effective registration statement for the same offering. [ ] __________


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                               AZTAR CORPORATION
                               OFFER TO EXCHANGE
                     9% SENIOR SUBORDINATED NOTES DUE 2011
                          FOR ANY AND ALL OUTSTANDING
                     9% SENIOR SUBORDINATED NOTES DUE 2011

     We are offering to exchange all of our outstanding unregistered 9% Senior Subordinated Notes due 2011 for our registered 9% Senior Subordinated Notes due 2011. The unregistered notes and the registered notes are sometimes collectively referred to as the notes. The unregistered notes were issued on July 27, 2001, and as of the date of this prospectus, an aggregate principal amount of $175 million is outstanding. The terms of the registered notes are substantially identical to the outstanding unregistered notes, except that the registered notes are registered under the Securities Act of 1933, as amended, and will not contain any legends restricting their transfer.

PLEASE CONSIDER THE FOLLOWING:

     - You should carefully review the risk factors beginning on page 15 of this prospectus.

     - Our offer to exchange unregistered notes for registered notes will be
       open until 5:00 p.m., New York City time, on                  , 2001,
       unless we extend the offer.

     - You should carefully review the procedures for tendering the unregistered notes beginning on page 27 of this prospectus. If you do not follow these procedures, we may not exchange your unregistered notes for registered notes.

     - If you fail to tender your unregistered notes, you will continue to hold unregistered notes and your ability to transfer them could be adversely affected.

     - No public market currently exists for the unregistered notes. We do not intend to list the registered notes on any securities exchange and, therefore, no active public market is anticipated.

     - You may withdraw tenders of unregistered notes at any time before the exchange offer expires.

     - We will not receive any proceeds from this exchange offer.

INFORMATION ABOUT THE NOTES:

     - We will pay interest on the notes on February 15 and August 15 of each year. The first payment will be made on February 15, 2002.

     - We may redeem the notes at any time at the redemption prices on page 50 of this prospectus. If we experience specific kinds of changes in control, we must offer to repurchase the notes.

     - The notes are senior subordinated debt. They rank behind all of our current and future indebtedness, except for our 8 7/8% Senior Subordinated Notes due 2007, trade payables and indebtedness that expressly provides otherwise. The notes effectively rank junior to all liabilities of our subsidiaries, including trade and construction payables.

     - As of June 28, 2001, on a pro forma basis after giving effect to the July 27, 2001 offering of the unregistered notes, and the application of a portion of the net proceeds from the July offering to repay the outstanding borrowings under our revolving bank credit facility, we would have had outstanding $52 million of senior indebtedness that ranked prior to the registered notes, $235 million of senior subordinated indebtedness that ranked equally with the registered notes and our subsidiaries would have had outstanding $74 million of other liabilities.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE NOTES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NONE OF THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE NEW JERSEY CASINO CONTROL COMMISSION, THE NEW JERSEY DIVISION OF GAMING ENFORCEMENT, THE INDIANA GAMING COMMISSION, THE MISSOURI GAMING COMMISSION NOR ANY OTHER REGULATORY AGENCY OF ANY OTHER STATE HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

            THE DATE OF THIS PROSPECTUS IS                  , 2001.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
WHERE YOU CAN FIND MORE INFORMATION.........................    i
INCORPORATION OF DOCUMENTS BY REFERENCE.....................   ii
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS.............  iii
PROSPECTUS SUMMARY..........................................    1
SUMMARY OF THE TERMS OF THE EXCHANGE OFFER..................   11
SUMMARY OF THE TERMS OF THE REGISTERED NOTES................   15
SUMMARY CONSOLIDATED FINANCIAL INFORMATION..................   18
RISK FACTORS................................................   20
THE EXCHANGE OFFER..........................................   31
USE OF PROCEEDS.............................................   38
CAPITALIZATION..............................................   39
REGULATION AND LICENSING....................................   40
DESCRIPTION OF REGISTERED NOTES.............................   55
PLAN OF DISTRIBUTION........................................   86
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS....   87
LEGAL MATTERS...............................................   87
EXPERTS.....................................................   87


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the registered notes to be issued in exchange for the unregistered notes. This prospectus is part of that registration statement. As allowed by the Commission's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This prospectus incorporates important business and financial information about Aztar that is not included in or delivered with the prospectus. This information is available, including a copy of the exchange and registration rights agreement and the indenture for the notes, which are summarized in this prospectus, without charge, by request directed to Aztar Corporation, 2390 East Camelback Road, Suite 400, Phoenix, Arizona 85016, Attention: Corporate Communications Office, telephone (602) 381-4111. TO OBTAIN TIMELY DELIVERY OF DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER. THE EXCHANGE OFFER WILL
EXPIRE ON             , 2001, UNLESS EXTENDED BY AZTAR.

     Aztar is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Exchange Act, files reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information filed by Aztar with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

     Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that makes available reports, proxy statements and other information regarding Aztar.

     Shares of Aztar's Common Stock, par value $0.01 per share, are quoted on the New York Stock Exchange under the symbol "AZR", and copies of the materials described above may be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     In addition, pursuant to the indenture for the notes, we have agreed:

     - to file with the trustee for the notes copies of the annual reports and of the information, documents and other reports that we are required to file with the Commission within five days after they are required to be filed with the Commission,

     - upon request of any holder, to mail those annual reports, information, documents and other reports to that holder, and

     - if we are not subject to the reporting requirements of the Exchange Act, to nonetheless file with the Commission to the extent the Commission is willing to accept any filings, and the trustee on a timely basis, and upon request of any holder, promptly mail to that holder, the annual reports, information, documents and other reports that we would be required to file if we were subject to the reporting requirements of the Exchange Act.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE MATTERS WE DISCUSS IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR IN DOCUMENTS INCORPORATED BY REFERENCE. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, YOU MUST NOT RELY ON THAT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM WE ARE NOT PERMITTED TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAW. OUR AFFAIRS MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. WE CANNOT ASSURE YOU THAT THE INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS WE INCORPORATE BY REFERENCE IN THIS PROSPECTUS IS CORRECT AFTER THIS DATE.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     We are incorporating by reference the following documents, all of which we have filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, into and as a part of this prospectus:

          (i) our annual report on Form 10-K for the fiscal year ended December 28, 2000;

          (ii) the portions of our 2000 definitive Proxy Statement for our Annual Meeting of Stockholders dated March 28, 2001 that have been incorporated by reference into our Form 10-K for the fiscal year ended December 28, 2000;

          (iii) our Quarterly Reports on Form 10-Q for the quarters ended March 29, 2001 and June 28, 2001; and

          (iv) our Current Reports on Form 8-K dated August 3, 2001, July 17, 2001 and July 11, 2001.

     Each document that we file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this exchange offer will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of that document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated in this prospectus by reference, other than exhibits to those documents (unless those exhibits are specifically incorporated by reference in those documents). Written or telephone requests for these copies should be directed to 2390 East Camelback Road, Suite 400, Phoenix, Arizona 85016, telephone (602) 381-4100.

                                  MARKET DATA

     Market data used throughout this prospectus including information relating to our relative position in the casino and gaming industry is based on our good faith estimates, which estimates we based upon our review of internal surveys, independent industry publications and other publicly available information. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us and our subsidiaries, including, among other things, factors discussed under the heading "Risk Factors" in this prospectus, factors discussed in our filings with the Securities and Exchange Commission and the following:

     - the effect of economic, credit, energy and capital market conditions;

     - operation, redevelopment and expansion of existing properties, including future performance and anticipated scope;

     - the impact of competition from other gaming operations;

     - changes in laws or regulations and third party relations;

     - approvals and decisions of courts, regulators and governmental bodies;


     - terrorist activities;


     - debt repayments;

     - our construction and development activities;

     - uses of free cash flow;

     - changes in customer demand; and

     - our anticipated growth strategies.

     We caution prospective investors in the registered notes offered by this prospectus that although we believe that the assumptions on which the forward-looking statements contained in this prospectus are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be materially incorrect. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus as a representation by us that our plans and objectives will be achieved and you should not place undue reliance on these forward-looking statements. Forward-looking statements contained in this prospectus speak only as of the date made and are qualified in their entirety by this and other cautionary statements in this prospectus and in our filings with the Commission. We assume no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                               PROSPECTUS SUMMARY

     The following summary may not contain all the information that may be important to you. You should read this entire prospectus, including the financial data and related notes, as well as the documents that are incorporated by reference in this prospectus, before making an investment decision. The terms "Company," "Aztar," "we," "our," and "us," as used in this prospectus, refer to Aztar Corporation and its subsidiaries as a combined entity, except in the section of this prospectus entitled "Description of Registered Notes" and where it is clear that these terms mean only Aztar Corporation. All references in this prospectus to a fiscal year refer to the 52 or 53 weeks ended on the Thursday nearest to December 31. You should carefully consider the information set forth under "Risk Factors." In addition, some statements include forward-looking information which involves risks and uncertainties. See "Disclosure Regarding Forward-Looking Statements" on page iii.

AZTAR

     Aztar is a publicly traded gaming company that owns and operates three land-based and two riverboat casinos in five distinct domestic gaming markets. Our land based casinos are the Tropicana Casino and Resort in Atlantic City, the Tropicana Resort and Casino in Las Vegas, the Ramada Express Hotel and Casino in Laughlin, Nevada and our two riverboat properties are located in Evansville, Indiana and Caruthersville, Missouri.

     Our properties as of June 30, 2001:

                                                          GAMING          APPROXIMATE
                                                     -----------------      CASINO       APPROXIMATE
                                      NUMBER OF        SLOT      TABLE      SQUARE         PARKING
    PROPERTY NAME AND LOCATION       ROOMS/SUITES    MACHINES    GAMES      FOOTAGE        SPACES
    --------------------------       ------------    --------    -----    -----------    -----------
NEW JERSEY
  Tropicana Casino and Resort......     1,624         4,040       171       137,265         3,300
NEVADA
  Tropicana Resort and Casino(a)...     1,875         1,425        41        62,000         2,300
  Ramada Express Hotel and
     Casino........................     1,500         1,534        33        55,000         2,400
INDIANA
  Casino Aztar Evansville..........       250         1,329        60        38,360         1,700
MISSOURI
  Casino Aztar Caruthersville......        --           696        14        20,000         1,000
                                        -----         -----       ---       -------        ------
Totals.............................     5,249         9,024       319       312,625        10,700
                                        =====         =====       ===       =======        ======

-------------------------
(a) We lease the Tropicana Las Vegas from a partnership in which we own a 50% partnership interest and have an option to purchase the remaining 50% partnership interest.

BUSINESS STRATEGY

     - Improving Operating Income and EBITDAR(1). During 2000, our five properties produced operating income of $115.5 million, an increase of 29% from 1999. During 2000, our five properties produced EBITDAR of $186.6 million, an increase of 16% from 1999. The 2000 results represent the fifth consecutive year of growth in EBITDAR, and a 47% increase from the $127.0 million generated in 1996. We accomplished this improvement through a combination of revenue growth and tight cost controls. We drive revenue growth through targeted marketing expenditures that have a clear and measurable purpose. We also incentivize our property managers to achieve higher labor productivity and other savings that can improve operating margins. Management is committed to seeking to continue this EBITDAR growth trend. Operating income and EBITDAR were as follows (in millions):

                                                  OPERATING
                                                   INCOME      EBITDAR
                                                  ---------    -------
1996............................................   $ 58.9      $127.0
1997............................................   $ 67.4      $140.3
1998............................................   $ 81.6      $154.5
1999............................................   $ 89.6      $160.6
2000............................................   $115.5      $186.6
Six Months Ended June 29, 2000..................   $ 62.8      $ 98.3
Six Months Ended June 28, 2001..................   $ 63.8      $ 99.4

-------------------------
(1) EBITDAR means operating income before depreciation and amortization, rent and preopening costs. EBITDAR should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of Aztar's operating performance, or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. EBITDAR information has been included to facilitate comprehension of financial covenants in the indenture for the notes which are based, in part, on EBITDAR. Our calculation of EBITDAR may not be comparable to similarly titled measures reported by other companies.

     - Strengthening balance sheet. One of our primary goals has been to deleverage our balance sheet and significantly reduce our cost of borrowing. In 2000, we reduced our outstanding long-term debt (including current portion) by $36 million and decreased our cash position by $6 million from a year earlier, yielding a $30 million reduction in net long-term debt minus cash. Long-term debt (including current portion) was as follows at the end of the period (in millions):

1996........................................................  $540.0
1997........................................................  $519.1
1998........................................................  $490.1
1999........................................................  $501.0
2000........................................................  $464.6
Six Months Ended June 29, 2000..............................  $453.7
Six Months Ended June 28, 2001..............................  $450.9

     - Disciplined capital decisions. Throughout our history, we have used a disciplined return-on-invested-capital analysis in making decisions about capital allocation. We continually evaluate whether capital should be allocated to our core operating assets, to development and acquisition activities, or to strengthen our balance sheet. Our standard has been to undertake only capital projects that produce returns on invested capital substantially in excess of our weighted average cost of capital. We will continue to pursue capital opportunities that meet our strict criteria for economic returns.

     - Attractive development opportunities. We regularly identify and evaluate opportunities for further development of our existing properties, potential acquisitions, and participation in emerging gaming markets. Although we think that these opportunities are currently limited, our strategy is to add strategic assets to our portfolio if we believe that they will produce returns that meet our strict criteria. Future development opportunities include expansion of the Tropicana Atlantic City and redevelopment of the Tropicana Las Vegas.

     We are working on a plan to expand our Atlantic City Tropicana. Our plan, which is subject to change, includes: (1) increasing our casino slot capacity from 4,040 machines to 4,400 machines, (2) adding a convention business hotel tower of 502 rooms, bringing the total rooms available to 2,126 rooms, (3) adding 20,000 square feet of meeting and convention space for a total of 70,000 square feet, (4) constructing a 2,400-space parking garage, which after the loss of some surface parking will bring our total parking spaces to over 5,000, and (5) building a 200,000-square-foot dining, entertainment and retail complex that we intend to lease to third-party operators. We expect to commence construction in May 2002, with opening contemplated for March 2004. We are targeting a project cost for the expansion of $225 million against which we hope to realize third party contributions, public sector subsidies, tax rebates and other credits, the present value of which could reduce the cost by up to $50 million.


     Tropicana Las Vegas sits on a 34-acre site at the southeast corner of Tropicana Avenue and the Las Vegas Strip and is widely considered to be one of the best development opportunities in Las Vegas. We lease Tropicana Las Vegas through a wholly-owned subsidiary, from an unconsolidated partnership in which we have a noncontrolling 50% interest. We have an option to purchase the 50% partnership interest that we do not own. The option agreement gives us an unconditional right, but not the obligation, to purchase the partnership interest for $120 million until February 1, 2002. We are exploring alternatives for a redevelopment of Tropicana Las Vegas, including the option to purchase the partnership interest. The amount and timing of any future expenditure, and the extent of any impact on existing operations, will depend on the nature of the redevelopment we ultimately undertake, if any.

OPERATING STRATEGY

     We strive to provide our customers with an entertaining adult casino experience. We emphasize creating environments that are both friendly and fun and that have a high perceived value to our customers. Our goal is to create loyal repeat customers. Key components of our operating strategy include:

     - Effective marketing. Our marketing efforts are directed primarily at customers from the local and nearby drive-in markets. We target the middle to upper end player with particular emphasis on the higher margin premium slot customer. We actively track customer casino activity and engage in direct mail and telemarketing to encourage our more valuable customers to frequent our properties. These database marketing systems play an important role in our targeting efforts.

     - Operating discipline and tight cost controls. We emphasize in our operations the importance of serving our customers, maintaining our properties and providing a quality guest experience. We are, however, continually mindful of the operating discipline required to do this on a cost-effective basis. We work towards the optimal balance: providing a great time for our customers while maintaining an attractive operating margin.

     - Property specific strategies. We believe that each of our properties operates in a unique market environment. We tailor the operating strategy of each property to capitalize on these distinctive market dynamics.

TROPICANA ATLANTIC CITY

     Tropicana Atlantic City is located on approximately 14 acres of land, including an adjoining development site, with 220 yards of ocean frontage along the boardwalk in Atlantic City. The primary target market for Tropicana Atlantic City is the area consisting of New Jersey, New York, and Pennsylvania. Based on census data, there are approximately 26 million persons within a 120-mile radius of Atlantic City and 60 million persons within a 300-mile radius. The Atlantic City gaming market has historically demonstrated continued growth despite the emergence of new gaming venues across the country. The 12 hotel casinos in Atlantic City generated approximately $4.3 billion in gaming revenues in 2000, a 3% increase over 1999. There are several infrastructure developments that have recently been completed or which are underway that may attract additional people to Atlantic City. These developments include new housing and retail development, an upgrade and expansion of the Atlantic City International Airport and a convention center with the largest exhibition space between New York and Washington D.C.

     We expanded and renovated Tropicana Atlantic City during 1995 and the first half of 1996. The expansion included a 604-room hotel tower with a concierge floor consisting of six large penthouse suites. We also constructed a new hotel lobby, refurbished all of the existing hotel rooms and developed a new entrance designed to improve traffic circulation throughout the casino. In addition, we made extensive improvements to the casino. During 1997, we added new casino facilities including the Change Your Life Casino which has been designed to attract retail slot and video game players and the Crystal Room which has been geared to appeal to premium slot players. In 2001, we publicly announced plans to expand the Tropicana Atlantic City. We are pursuing a major redevelopment on an adjacent 3.5-acre site.

     Our operating strategy is to focus on frequent visitors to Atlantic City. We utilize our Atlantic City Tropicana database as the cornerstone of our marketing efforts. Over 500,000 customers in our database were active in 2000, providing approximately 2.0 million gaming patron days, an average of 4.0 gaming days per player. These players generated in excess of $155 of revenue per gaming day and accounted for approximately 75.5% of the Tropicana Atlantic City's casino revenue in 2000. In addition, during weekends and peak demand periods, the property has been reserving rooms for non-database cash paying patrons, ensuring availability of rooms for patrons who are new visitors to Atlantic City.

TROPICANA LAS VEGAS

     Tropicana Resort and Casino is located on an approximately 34-acre site on the "Strip" in Las Vegas, Nevada. Together with the MGM Grand, Excalibur, Luxor, Monte Carlo and New York-New York mega-resorts, Tropicana Las Vegas is located at the intersection known as the "New Four Corners" at Las Vegas Boulevard and Tropicana Avenue. The Las Vegas gaming market consisted of approximately 124,000 hotel rooms at the end of 2000. Gaming revenue in Las Vegas grew to $6.1 billion in 2000, a 6% increase over 1999. During 1999, three new mega-resorts, known as Mandalay Bay, Venetian and Paris, opened on the Strip. Another major casino hotel, known as Aladdin, with approximately 2,600 rooms, opened in mid-August 2000.

     Aztar leases the Tropicana Las Vegas, through a wholly-owned subsidiary, from an unconsolidated partnership in which we have a noncontrolling 50% interest. On February 2, 1998, we acquired an option to purchase the 50% partnership interest that we do not own. The option agreement gives us an unconditional right, but not the obligation, to purchase the partnership interest for $120 million until February 1, 2002.

     The operating strategy at Tropicana Las Vegas is to exploit its unique location in the "New Four Corners" area on the Las Vegas Strip where there are over 18,000 hotel rooms in addition to ours. Our focus is on the mid-level gaming business generated by these hotel rooms. We also continue to market to drive-in customers from Southern California and to the convention and tour-and-travel segments. Our goal is to maximize the operating cash flow of the property while limiting capital expenditures.

     While the Tropicana Las Vegas property provided 15% of our EBITDAR in 2000, leaving us with limited current exposure in the Las Vegas market, it offers an attractive long-term development opportunity. Ultimately, our goal is to take advantage of the Tropicana Las Vegas' premier location at the "New Four Corners" and its proximity to McCarran International Airport. We are exploring alternatives for a redevelopment of this property. The amount and timing of any future expenditure, and the extent of any impact on existing operations, will depend on the nature of the redevelopment that we ultimately undertake, if any.

RAMADA EXPRESS

     Ramada Express Hotel and Casino is located on approximately 31 acres in Laughlin, Nevada. Laughlin is situated on the Colorado River at Nevada's southern tip. The Ramada Express features a Victorian-era railroad theme, which includes a train that carries guests between the parking areas and the casino hotel.

     The Laughlin gaming market consists of approximately 11,000 rooms and its gaming revenue for 2000 was $0.6 billion, a 5% increase over 1999. The largest component of the Laughlin market is comprised of customers over age 50. Accordingly, Ramada Express is focused on providing an atmosphere that attracts these older customers and, in particular, those who are retired or semi-retired. These customers make up the fastest growing segment of gaming customers in Laughlin. We create events and programs specifically geared to this older customer segment.

CASINO AZTAR EVANSVILLE

     Casino Aztar Evansville was the first gaming facility to open in Indiana. It operates on the Ohio River in the heart of metropolitan Evansville and has developed strong brand recognition in Southwest Indiana. The facility encompasses approximately 15 acres. The closest casino property is approximately 100 miles and over a two-hour drive away. Based on census data, approximately 400,000 persons reside within a 30-mile radius of the property, approximately 850,000 persons live within a 60-mile radius, and almost four million persons live within a 120-mile radius, which includes the metropolitan Louisville, Kentucky area. Gaming revenue in the Southern Indiana market of five riverboats grew by 12% in 2000 to $0.8 billion.

     Casino Aztar Evansville positions itself to capture the patronage of the locals market. Since the opening of our Evansville property in 1995, the property has developed a strong base of loyal repeat customers and a reputation for good food and lively entertainment. The property's convenient location and parking structure provide customers with easy access to the hotel and casino, a factor that we believe is particularly important in attracting and retaining our customers.

CASINO AZTAR CARUTHERSVILLE

     Casino Aztar Caruthersville operates on a 37-acre site on the Mississippi River in Caruthersville, Missouri. The property is located in the "boot heel" of Missouri in close proximity to Interstate 55, the major north-south interstate running along the Mississippi River. It serves the southeast Missouri market including the neighboring states of Illinois, Kentucky, Tennessee and Arkansas. Based on census data, there are approximately 634,000 persons within a 60-mile radius of the property and three million persons within a 120-mile radius, which includes metropolitan Memphis. We have positioned the property as the local's community entertainment center, providing numerous targeted attractions in addition to the casino.


                              RECENT DEVELOPMENTS


RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board issued Statement No. 141 "Business Combinations" and Statement No. 142 "Goodwill and Other Intangible Assets." SFAS 141 is effective as follows: (a) use of the pooling-of-interests method is prohibited for business combinations initiated after June 30, 2001; and (b) the provisions of SFAS 141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. There are also transition provisions that apply to business combinations completed before July 1, 2001 that were accounted for by the purchase method. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized.

     In August 2001, the Financial Accounting Standards Board issued Statement No. 143 "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." The objectives of SFAS 143 are to establish accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. SFAS 143 is effective for fiscal years beginning after June 15, 2002.


     In October 2001, the Financial Accounting Standards Board issued Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 is effective for fiscal years beginning after December 15, 2001 and, generally, is to be applied prospectively.

     The Company is currently evaluating the provisions of SFAS 141, SFAS 142, SFAS 143 and SFAS 144 and has not yet determined the effects of these changes on the Company's financial position or results of operations.



QUARTER RESULTS



     Operating results for the quarter ended September 27, 2001, were:



     - EBITDAR of $54.5 million, up from $51.8 million in the 2000 quarter.



     - Operating income of $37.3 million, up from $33.8 million in the 2000 quarter.



     - Net income of $17.8 million, up from $14.6 million last year.



     - EBITDAR margin of 25.0%, up from 23.3% last year.



     TROPICANA ATLANTIC CITY



     Tropicana Casino and Resort in Atlantic City reported third-quarter EBITDAR of $38.5 million, compared with $34.3 million in the comparable 2000 quarter, a 12.2% increase. EBITDAR margin was 30.6%, up from 27.1% last year. EBITDAR during the past 12 months was $117.8 million.



     TROPICANA LAS VEGAS



     Tropicana Resort and Casino in Las Vegas reported third-quarter EBITDAR of $5.6 million, compared to $7.0 million a year ago. EBITDAR margin declined to 14.8% from 18.1% a year earlier. EBITDAR for the last 12 months was $27.5 million.



     RAMADA EXPRESS LAUGHLIN



     Ramada Express Hotel and Casino in Laughlin, Nevada reported third-quarter EBITDAR of $3.8 million, equal to the year-earlier quarter. EBITDAR margin was 17.5% in the quarter, up from 16.8% in the 2000 third quarter. EBITDAR for the last 12 months was $21.7 million.



     CASINO AZTAR EVANSVILLE



     Casino Aztar, the company's riverboat casino in Evansville, Indiana, reported third-quarter EBITDAR of $8.4 million, compared with $9.0 million in the year-earlier quarter. EBITDAR margin increased to 31.7% from 31.1% in the year-earlier quarter. EBITDAR for the last 12 months was $32.1 million.



     CASINO AZTAR CARUTHERSVILLE



     Casino Aztar, the company's riverboat casino in Caruthersville, Missouri, reported $1.0 million of third-quarter EBITDAR, up from $0.7 million in the year-earlier period. EBITDAR margin was 16.3%, up from 12.0%. EBITDAR for the last 12 months was $3.9 million.



     BALANCE SHEET ITEMS



     Long-term debt, including the current portion, was $460 million at the end of the third quarter, compared with $451 million at the end of the second quarter. Cash and cash equivalents were $82 million at the end of the third quarter compared to $41 million at the end of the second quarter. The company's ratio of long-term debt to EBITDA was 2.7 times and EBITDA coverage of interest expense was 4.4 times. There were 36.8 million shares of common stock outstanding at the end of the third quarter.

YEAR-TO-DATE RESULTS



     For the first three quarters of 2001, Aztar reported EBITDAR of $153.9 million compared with $150.0 million for the same period in 2000; EBITDAR margin was 24.1% compared with 22.9%. Operating income was $101.1 million, compared with $96.6 million a year earlier. Net income for the first three quarters of 2001 was $45.2 million, equivalent to $1.15 per share, diluted, compared with $47.9 million, or $1.10 per share, diluted. The second quarter of 2000 included a non-recurring tax benefit of $7.5 million due to the favorable resolution of an issue in connection with Internal Revenue Service examinations of the company's tax returns for years 1989 through 1996.

SELECTED RESULTS BY PROPERTY ($ IN MILLIONS, EXCEPT ADR*)



                                                           THIRD QUARTER        YEAR TO DATE
                                                          ----------------    ----------------
                                                           2001      2000      2001      2000
                                                          ------    ------    ------    ------
                                                            (UNAUDITED)         (UNAUDITED)
TROPICANA ATLANTIC CITY
Revenue.................................................  $125.9    $126.6    $348.8    $358.6
Operating income........................................  $ 31.3    $ 27.2    $ 73.2    $ 68.3
EBITDAR **..............................................  $ 38.5    $ 34.3    $ 94.8    $ 89.6
EBITDAR margin..........................................    30.6%     27.1%     27.2%     25.0%
Rent....................................................  $  0.6    $  0.7    $  1.9    $  1.8
Occupancy...............................................    94.0%     97.9%     93.4%     94.7%
ADR.....................................................  $91.04    $89.15    $84.02    $81.89
TROPICANA LAS VEGAS
Revenue.................................................  $ 37.8    $ 38.3    $118.5    $117.3
Operating income........................................  $  1.4    $  2.1    $  8.3    $  6.9
EBITDAR.................................................  $  5.6    $  7.0    $ 21.2    $ 21.7
EBITDAR margin..........................................    14.8%     18.1%     17.8%     18.5%
Rent....................................................  $  2.3    $  2.5    $  7.1    $  7.6
Occupancy...............................................    94.2%     97.8%     96.9%     97.2%
ADR.....................................................  $67.06    $65.85    $72.28    $69.91
RAMADA EXPRESS LAUGHLIN
Revenue.................................................  $ 21.7    $ 22.4    $ 72.2    $ 75.3
Operating income........................................  $  2.3    $  2.3    $ 13.4    $ 13.6
EBITDAR.................................................  $  3.8    $  3.8    $ 18.0    $ 18.1
EBITDAR margin..........................................    17.5%     16.8%     24.9%     24.0%
Rent....................................................  $  0.1    $  0.1    $  0.3    $  0.5
Occupancy...............................................    77.9%     83.2%     84.4%     87.4%
ADR.....................................................  $28.56    $27.02    $27.66    $27.60
CASINO AZTAR EVANSVILLE
Revenue.................................................  $ 26.5    $ 28.8    $ 78.8    $ 84.5
Operating income........................................  $  4.9    $  5.3    $ 14.8    $ 16.7
EBITDAR.................................................  $  8.4    $  9.0    $ 26.0    $ 26.9
EBITDAR margin..........................................    31.7%     31.1%     33.0%     31.8%
Rent....................................................  $  1.2    $  1.1    $  4.4    $  2.6
Occupancy...............................................    83.7%     88.1%     76.3%     83.1%
ADR.....................................................  $65.34    $64.39    $66.16    $64.08
CASINO AZTAR CARUTHERSVILLE
Revenue.................................................  $  6.2    $  6.1    $ 19.0    $ 19.0
Operating income........................................  $  0.3    $   --    $  1.1    $  0.3
EBITDAR.................................................  $  1.0    $  0.7    $  3.3    $  2.6
EBITDAR margin..........................................    16.3%     12.0%     17.3%     13.9%
Rent....................................................  $    0    $    0    $    0    $    0
CORPORATE
Operating income........................................  $ (2.9)   $ (3.1)   $ (9.7)   $ (9.2)
EBITDAR.................................................  $ (2.8)   $ (3.0)   $ (9.4)   $ (8.9)
Rent....................................................  $  0.1    $  0.1    $  0.3    $  0.3
CONSOLIDATED
Revenue.................................................  $218.1    $222.2    $637.3    $654.7
Operating income........................................  $ 37.3    $ 33.8    $101.1    $ 96.6
EBITDAR.................................................  $ 54.5    $ 51.8    $153.9    $150.0
EBITDAR margin..........................................    25.0%     23.3%     24.1%     22.9%
Rent....................................................  $  4.3    $  4.5    $ 14.0    $ 12.8


-------------------------

 *ADR = Average Daily Rate



**EBITDAR = Earnings before interest, taxes, depreciation, amortization & rent

                       AZTAR CORPORATION AND SUBSIDIARIES



               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


        FOR THE PERIODS ENDED SEPTEMBER 27, 2001 AND SEPTEMBER 28, 2000


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                        THIRD QUARTER          NINE MONTHS
                                                     -------------------   -------------------
                                                       2001       2000       2001       2000
                                                     --------   --------   --------   --------
Revenues
  Casino...........................................  $175,014   $177,389   $506,783   $523,592
  Rooms............................................    19,434     19,270     58,494     55,980
  Food and beverage................................    13,769     14,672     42,654     43,922
  Other............................................     9,896     10,874     29,382     31,198
                                                     --------   --------   --------   --------
                                                      218,113    222,205    637,313    654,692
Costs and expenses
  Casino...........................................    72,063     77,367    214,373    226,875
  Rooms............................................    10,189     10,292     29,771     29,062
  Food and beverage................................    13,596     14,558     41,762     43,043
  Other............................................     8,206      8,922     24,502     25,648
  Marketing........................................    21,752     22,174     61,835     69,211
  General and administrative.......................    19,156     19,696     57,908     58,826
  Utilities........................................     5,088      4,730     13,415     11,604
  Repairs and maintenance..........................     6,103      6,094     18,170     19,198
  Provision for doubtful accounts..................     1,092        540      2,936      3,204
  Property taxes and insurance.....................     6,358      6,079     18,750     17,997
  Rent.............................................     4,306      4,478     13,995     12,828
  Depreciation and amortization....................    12,861     13,478     38,788     40,644
                                                     --------   --------   --------   --------
                                                      180,770    188,408    536,205    558,140
                                                     --------   --------   --------   --------

Operating income...................................    37,343     33,797    101,108     96,552

  Interest income..................................       392        313      1,108        995
  Interest expense.................................    (9,529)   (10,407)   (28,691)   (31,669)
  Equity in unconsolidated partnership's loss......      (845)    (1,081)    (2,825)    (3,166)
                                                     --------   --------   --------   --------

Income before income taxes.........................    27,361     22,622     70,700     62,712

  Income taxes.....................................    (9,536)    (8,070)   (25,472)   (14,783)
                                                     --------   --------   --------   --------
Net income.........................................  $ 17,825   $ 14,552   $ 45,228   $ 47,929
                                                     ========   ========   ========   ========
Net income per common share........................  $    .47   $    .35   $   1.19   $   1.14
Net income per common share assuming dilution......  $    .46   $    .34   $   1.15   $   1.10

Weighted-average common shares applicable to:
  Net income per common share......................    37,223     40,428     37,670     41,383
  Net income per common share assuming dilution....    38,879     42,397     39,178     43,078

POST-QUARTER RESULTS



     The data that follows is a comparison of the 17 day period starting September 28, 2001 through October 14, 2001 to the comparable 17 day period for the prior year.



     TROPICANA ATLANTIC CITY

        Slot Win*                                   +1%
        Table Drop**                                -5%
        Hotel Occupancy                             94% vs. 95%
        ADR                                         $89 vs. $91, down 2%



     TROPICANA LAS VEGAS


        Slot Win                                    -12%
        Table Drop                                  -18%
        Hotel Occupancy                             91% vs. 99%
        ADR                                         $72 vs. $77, down 7%



     RAMADA EXPRESS LAUGHLIN


        Slot Win                                    -4%
        Table Drop                                  -12%
        Hotel Occupancy                             70% vs. 82%
        ADR                                         $30 vs. $29, up 3%



     CASINO AZTAR EVANSVILLE


        Slot Win                                    -5%
        Table Drop                                  -2%
        Hotel Occupancy                             75% vs. 83%
        ADR                                         $66 vs. $65, up 1%



     CASINO AZTAR CARUTHERSVILLE


        Slot Win                                    +8%
        Table Drop                                  -3%


---------------

 *Slot Win is the net win from slot gaming activities, which is the difference between slot gaming wins and losses before deducting costs and expenses.



**Table Drop is the total amount wagered at table games.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

Securities to be Exchanged..........     On July 27, 2001, we issued $175
                                         million in aggregate principal amount
                                         of unregistered notes in a transaction
                                         exempt from the registration
                                         requirements of the Securities Act of
                                         1933. The terms of the registered notes
                                         and the unregistered notes are
                                         substantially identical in all material
                                         respects, except that the registered
                                         notes will be freely transferable by
                                         the holders of the registered notes
                                         except as otherwise provided in this
                                         prospectus. See "Description of
                                         Registered Notes."

The Exchange Offer..................     $1,000 principal amount of registered
                                         notes will be exchanged for each $1,000
                                         principal amount of unregistered notes.
                                         As of the date of this prospectus,
                                         unregistered notes representing $175
                                         million in aggregate principal amount
                                         are outstanding.

                                         Based on interpretations by the
                                         Commission's staff set forth in
                                         no-action letters issued to third
                                         parties unrelated to us, we believe
                                         that registered notes issued pursuant
                                         to the exchange offer in exchange for
                                         unregistered notes may be offered for
                                         resale, resold or otherwise transferred
                                         by holders of the registered notes
                                         without compliance with the
                                         registration and prospectus delivery
                                         provisions of the Securities Act,
                                         unless you:

                                           - are our "affiliate" within the
                                             meaning of Rule 405 promulgated
                                             under the Securities Act;

                                           - are a broker-dealer who purchased
                                             unregistered notes directly from us
                                             for resale pursuant to Rule 144A or
                                             any other available exemption under
                                             the Securities Act;

                                           - are acquiring the registered notes
                                             in the exchange offer other than in
                                             the ordinary course of your
                                             business; or

                                           - have an arrangement or
                                             understanding with any person to
                                             engage in the distribution of the
                                             registered notes.

                                         However, the Commission has not
                                         considered the exchange offer in the
                                         context of a no-action letter and we
                                         cannot be sure that the staff of the
                                         Commission would make a similar
                                         determination with respect to the
                                         exchange offer as in these other
                                         circumstances. Furthermore, each
                                         holder, other than a broker-dealer,
                                         must acknowledge that it is not engaged
                                         in, and does not intend to engage in, a
                                         distribution of the registered notes
                                         and has no arrangement or understanding
                                         to participate in a distribution of
                                         registered notes. Each broker-dealer
                                         that receives registered notes for its
                                         own account pursuant to the exchange
                                         offer must acknowledge that it will
                                         comply with the prospectus delivery
                                         requirements of the Securities Act in
                                         connection with any resale of the
                                         registered notes. Broker-dealers who
                                         acquired unregistered notes directly
                                         from us and not as a result of
                                         market-making activities or other
                                         trading activities may not rely on the
                                         staff's interpretations discussed above
                                         or participate in the exchange offer
                                         and must comply with the prospectus
                                         delivery requirements of the Securities
                                         Act in order to resell the unregistered
                                         notes.

Exchange and Registration Rights
Agreement...........................     We sold the unregistered notes on July
                                         27, 2001 in a private placement in
                                         reliance on Section 4(2) of the
                                         Securities Act. The unregistered notes
                                         were immediately resold by the
                                         broker-dealers that participated in the
                                         offering of those notes as initial
                                         purchasers in reliance on Rule 144A and
                                         Regulation S under the Securities Act.
                                         In connection with the sale, we entered
                                         into an exchange and registration
                                         rights agreement with the initial
                                         purchasers of the unregistered notes
                                         requiring us to make the exchange
                                         offer. The exchange and registration
                                         rights agreement also requires us to
                                         use our best efforts:

                                           - to cause the registration statement
                                             with respect to the exchange offer
                                             to become effective under the
                                             Securities Act by January 23, 2002;
                                             and

                                           - complete the exchange offer by
                                             March 9, 2002.

                                         See "The Exchange Offer -- Purpose and
                                         Effect." If we do not do so, we will
                                         pay special additional interest on the
                                         unregistered notes at an initial per
                                         week rate of 0.005%

Expiration Date.....................     The exchange offer will expire at 5:00
                                         p.m., New York City time,
                                                                    , 2001, or a
                                         later date and time if we extend it.

Withdrawal..........................     The tender of the unregistered notes
                                         pursuant to the exchange offer may be
                                         withdrawn at any time prior to 5:00
                                         p.m., New York City time, on
                                                                    , 2001, or
                                         any later date and time to which we
                                         extend the offer. Any unregistered
                                         notes not accepted for exchange for any
                                         reason will be returned without expense
                                         to the tendering holder of the
                                         unregistered notes as soon as
                                         practicable after the expiration or
                                         termination of the exchange offer.

Interest on the Registered Notes and
the Unregistered Notes..............     Interest on the registered notes will
                                         accrue from the date of the original
                                         issuance of the unregistered notes or
                                         from the date of the last payment of
                                         interest on the unregistered notes,
                                         whichever is later. No additional
                                         interest will be paid on unregistered
                                         notes tendered and accepted for
                                         exchange.

Conditions to the Exchange Offer....     The exchange offer is subject to
                                         customary conditions, some of which may
                                         be waived by us. See "The Exchange
                                         Offer -- Conditions to the Exchange
                                         Offer."

Procedures for Tendering
Unregistered Notes..................     If you wish to accept the exchange
                                         offer, you must complete, sign and date
                                         the letter of transmittal, or a copy of
                                         the letter of transmittal, in
                                         accordance with the instructions
                                         contained in this prospectus and in the
                                         letter of transmittal, and mail or
                                         otherwise deliver the letter of
                                         transmittal, or the copy, together with
                                         the unregistered notes and all other
                                         required documentation, to the exchange
                                         agent at the address set forth in this
                                         prospectus. If you are a person holding
                                         the unregistered notes through the
                                         Depository Trust Company and wish to
                                         accept the exchange offer, you must do
                                         so pursuant to the DTC's Automated
                                         Tender Offer Program, by which you will
                                         agree to be bound by the letter of
                                         transmittal. By executing or agreeing
                                         to be bound by the letter of
                                         transmittal, you will represent to us
                                         that, among other things:

                                           - the registered notes acquired
                                             pursuant to the exchange offer are
                                             being obtained in the ordinary
                                             course of business of the person
                                             receiving the registered notes,
                                             whether or not that person is the
                                             registered holder of the
                                             unregistered notes;

                                           - the holder is not engaging in and
                                             does not intend to engage in a
                                             distribution of the registered
                                             notes;

                                           - the holder does not have an
                                             arrangement or understanding with
                                             any person to participate in a
                                             distribution of the registered
                                             notes; and

                                           - the holder is not our "affiliate,"
                                             as defined under Rule 405 under the
                                             Securities Act.

                                         Pursuant to the exchange and
                                         registration rights agreement if:

                                           - we are not permitted to consummate
                                             the exchange offer because the
                                             exchange offer is not permitted by
                                             applicable law or Commission
                                             policy; or

                                           - specified holders of unregistered
                                             notes notify us within 20 days
                                             after consummation of the exchange
                                             offer:

                                              - that they are prohibited by law
                                                or Commission policy from
                                                participating in the exchange
                                                offer;

                                              - that they may not resell the
                                                registered notes acquired by
                                                them in the exchange offer to
                                                the public without delivering a
                                                prospectus and that
                                              this prospectus is not appropriate
                                              or available for these resales;

                                              - that they are broker-dealers and
                                                own unregistered notes acquired
                                                directly from us or one of our
                                                affiliates; or

                                              - that they are initial purchasers
                                                and that their unregistered
                                                notes are not eligible to be
                                                exchanged for registered notes,

                                         we may be required to file a "shelf"
                                         registration statement for a continuous
                                         offering pursuant to Rule 415 under the
                                         Securities Act in respect of the
                                         unregistered notes.

                                         We will accept for exchange any and all
                                         unregistered notes which are properly
                                         tendered (and are not withdrawn) in the
                                         exchange offer prior to 5:00 p.m., New
                                         York City time, on
                                                     , 2001. The registered
                                         notes issued pursuant to the exchange
                                         offer will be delivered promptly
                                         following the expiration date. See "The
                                         Exchange Offer -- Terms of the Exchange
                                         Offer."

Exchange Agent......................     U.S. Bank Trust National Association is
                                         serving as exchange agent in connection
                                         with the exchange offer.

Federal Income Tax Considerations...     The exchange of unregistered notes for
                                         registered notes pursuant to the
                                         exchange offer should not constitute a
                                         sale or an exchange for federal income
                                         tax purposes. See "Material United
                                         States Federal Tax Considerations."

Effect of Not Tendering.............     Unregistered notes that are not
                                         tendered or that are tendered but not
                                         accepted will, following the completion
                                         of the exchange offer, continue to be
                                         subject to the existing restrictions on
                                         transfer. Except as noted above, we
                                         will have no further obligation to
                                         provide for the registration under the
                                         Securities Act of these unregistered
                                         notes.

                  SUMMARY OF THE TERMS OF THE REGISTERED NOTES

     The form and terms of the registered notes are the same as the form and terms of the unregistered notes, except that the registered notes will be registered under the Securities Act and will not contain any legends restricting their transfer. The registered notes will evidence the same debt as the unregistered notes and both the unregistered notes and the registered notes, collectively, the "notes," are governed by the same indenture. The following summary of terms applies equally to the registered notes and the unregistered notes.

Issuer..............................     Aztar Corporation
                                         2390 East Camelback Road, Suite 400
                                         Phoenix, Arizona 85016
                                         (602) 381-4100

Total amount of registered notes
offered.............................     $175 million principal amount of 9%
                                         Senior Subordinated Notes due 2011.

Maturity............................     August 15, 2011.

Interest............................     Annual fixed rate 9%.

                                         Payment frequency -- every six months
                                         on February 15 and August 15. First
                                         payment -- February 15, 2002.

Ranking.............................     The registered notes are senior
                                         subordinated debt.

                                         They rank behind all of our current and
                                         future indebtedness except for our
                                         8 7/8% Senior Subordinated Notes due
                                         2007, trade payables and indebtedness
                                         that expressly provides otherwise. The
                                         registered notes will effectively rank
                                         junior to all liabilities of our
                                         subsidiaries, including trade and
                                         construction payables.

                                         As of June 28, 2001, on a pro forma
                                         basis after giving effect to the July
                                         27, 2001 offering of the unregistered
                                         notes, and the application of a portion
                                         of the net proceeds from the July
                                         offering to repay the outstanding
                                         borrowings under our revolving bank
                                         credit facility:

                                           - we would have had outstanding $52
                                             million of senior indebtedness that
                                             ranked prior to the registered
                                             notes;

                                           - we would have had outstanding $235
                                             million of senior subordinated
                                             indebtedness that ranked equally
                                             with the registered notes; and

                                           - our subsidiaries would have had
                                             outstanding $74 million of other
                                             liabilities.

Optional Redemption.................     At any time on or after August 15,
                                         2006, we may redeem some or all of the
                                         registered notes at any time at the
                                         redemption prices listed in the section
                                         "Description of Registered Notes" under
                                         the heading "Optional Redemption."

                                         In addition, prior to August 15, 2006,
                                         we may redeem some or all of the
                                         registered notes at a price equal to

                                         100% of the principal amount plus the
                                         premium described in the next sentence
                                         plus accrued and unpaid interest, if
                                         any, to the redemption date. The
                                         redemption premium will be equal to the
                                         greater of (1) 1% of the principal
                                         amount or (2) the excess of (A) the sum
                                         of the present values of (i) 104.50% of
                                         the principal amount and (ii) all
                                         required interest payments through
                                         August 15, 2006, excluding accrued but
                                         unpaid interest, computed in each case
                                         using a discount rate equal to the
                                         treasury rate at the time of redemption
                                         plus 50 basis points over (B) the
                                         principal amount.

Mandatory Offer to Repurchase.......     If we experience specific kinds of
                                         changes of control, we must offer to
                                         repurchase the registered notes at the
                                         prices listed in the section
                                         "Description of Registered Notes" under
                                         the heading "Repurchase Upon a Change
                                         of Control."

Mandatory Disposition...............     The New Jersey and Nevada gaming
                                         authorities may currently require a
                                         holder of the registered notes to be
                                         licensed or found qualified or suitable
                                         under applicable laws and regulations.
                                         If, at any time, a holder of registered
                                         notes is required to be licensed or
                                         found qualified or suitable under any
                                         applicable gaming laws or regulations
                                         and that holder does not become so
                                         licensed or found qualified or
                                         suitable, we will have the right, at
                                         our option:

                                           - to require that holder of the
                                             registered notes to dispose of all
                                             or a portion of those registered
                                             notes within 120 days after the
                                             holder receives notice of that
                                             finding, or at some other time as
                                             prescribed by the applicable gaming
                                             authorities; or

                                           - to redeem the registered notes of
                                             that holder upon not less than 30
                                             nor more than 60 days prior notice,
                                             or some other time period as may be
                                             prescribed by the applicable gaming
                                             authorities.

                                         For more details, see the section
                                         "Description of Registered Notes" under
                                         the heading "Mandatory Disposition or
                                         Redemption Pursuant to Gaming Laws."

Basic Covenants of Indenture........     We will issue the registered notes
                                         under an indenture with U.S. Bank Trust
                                         National Association. The indenture
                                         will, among other things, restrict our
                                         ability to:

                                           - borrow money;

                                           - pay dividends on stock or purchase
                                             stock;

                                           - make investments in affiliates;

                                           - use assets as security in other
                                             transactions; and

                                           - merge with or into other companies.

                                         These covenants are subject to
                                         important exceptions and limitations.
                                         For more details, see the section
                                         "Description of Registered Notes" under
                                         the heading "Covenants."

Use of Proceeds.....................     We will not receive any cash proceeds
                                         from the issuance of the registered
                                         notes.

Risk Factors........................     See "Risk Factors" for a discussion of
                                         some factors you should carefully
                                         consider, including factors affecting
                                         forward-looking statements.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth our summary consolidated financial data. The summary financial data as of and for each of the five fiscal years in the period ended December 28, 2000 were derived from the audited consolidated financial statements of Aztar and its subsidiaries. The summary financial data for the fiscal six-month periods ended June 29, 2000 and June 28, 2001 are derived from our unaudited interim consolidated financial statements. We believe that these interim financial results reflect all adjustments, such adjustments being normal recurring accruals, which are necessary, in the opinion of management, for the fair presentation of the results of the interim periods. The interim period, however, may not be indicative of the results for the full year. All references to our fiscal year refer to the 52 or 53 weeks ended on the Thursday nearest to December 31. For additional information, see our consolidated financial statements incorporated by reference into this prospectus. The summary financial data should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this prospectus.

                                                                                                           SIX MONTHS ENDED
                                                                 YEAR ENDED                             -----------------------
                                       --------------------------------------------------------------    JUNE 29,     JUNE 28,
                                          1996         1997         1998         1999         2000         2000         2001
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                  (IN THOUSANDS, EXCEPT FOR RATIOS)
STATEMENT OF OPERATIONS DATA:
Revenues.............................  $  777,472   $  782,357   $  806,136   $  800,314   $  848,088   $  432,487   $  419,200
Operating income.....................      58,943       67,392       81,646       89,594      115,475       62,755       63,765
Net interest income (expense)........     (56,210)     (60,517)     (57,434)     (51,282)     (40,565)     (20,580)     (18,446)
Equity in unconsolidated
  partnership's loss.................      (4,793)      (4,618)      (4,336)      (3,961)      (4,215)      (2,085)      (1,980)
Income taxes.........................      22,699        2,185       (8,368)     (12,222)     (17,578)      (6,713)     (15,936)
Income before extraordinary items....      20,639        4,442       11,508       22,129       53,117       33,377       27,403
Extraordinary items(1)...............          --           --       (1,346)     (15,740)          --           --           --
Net income...........................      20,639        4,442       10,162        6,389       53,117       33,377       27,403
BALANCE SHEET DATA(2):
Cash and cash equivalents............  $   44,131   $   46,129   $   58,600   $   54,180   $   48,080   $   39,116   $   41,022
Total assets.........................   1,119,582    1,091,496    1,077,702    1,049,007    1,011,696    1,016,254    1,011,302
Long-term debt.......................     527,006      491,932      487,543      497,628      463,011      450,888      449,415
Series B ESOP convertible preferred
  stock..............................       6,022        6,593        7,147        7,003        6,400        6,695        6,231
Shareholders' equity.................     439,274      444,038      454,101      427,910      422,706      435,836      433,694
OTHER FINANCIAL DATA:
Net cash provided by (used in)
  operating activities...............  $   48,139   $   49,489   $   86,401   $   80,667   $  123,631   $   72,749   $   55,581
Net cash provided by (used in)
  investing activities...............    (124,472)     (23,327)     (30,640)     (34,012)     (30,499)     (12,886)     (32,065)
Net cash provided by (used in)
  financing activities...............      93,937      (24,164)     (43,290)     (51,075)     (99,232)     (74,927)     (30,574)
Purchases of property and
  equipment..........................     120,426       25,117       25,088       29,414       24,008       10,736       30,138
Ratio of earnings to fixed
  charges(3).........................          --        1.05x        1.31x        1.59x        2.45x        2.64x        2.85x
Fixed charges in excess of
  earnings...........................       5,589           --           --           --           --           --           --
EBITDAR(4)...........................     126,980      140,279      154,512      160,624      186,652       98,271       99,381

-------------------------
(1) During 1998, we expensed the remaining unamortized deferred financing costs associated with debt that was extinguished and recorded an extraordinary loss of $1,346,000, which was net of an income tax benefit of $725,000. During 1999, we expensed the redemption premiums, the remaining unamortized deferred financing charges and the remaining unamortized discount in connection with the redemptions of prior issuances of subordinated debt and recorded an extraordinary loss of $15,740,000, which was net of an income tax benefit of $8,476,000.

(2) Balance Sheet Data represents end of period data.

(3) For purposes of determining the ratio of earnings to fixed charges, the term "earnings" is the amount resulting from adding (a) pre-tax income from continuing operations, (b) fixed charges and (c) amortization of capitalized interest, less the amount of interest capitalized. The term "fixed charges" is the amount resulting from adding (a) interest expense, (b) the portion of operating lease rental expense considered to be representative of the interest factor, and
    (c) capitalized interest. Fixed charges were in excess of earnings by $5,589,000 in 1996.

(4) EBITDAR means operating income before depreciation and amortization, rent and preopening costs. EBITDAR should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. EBITDAR information has been included to facilitate comprehension of financial covenants in the indenture for the registered notes which are based, in part, on EBITDAR. Our calculation of EBITDAR may not be comparable to similarly titled measures reported by other companies. Rent expense for the periods shown is as follows: $15,698,000 for the year ended 1996; $21,379,000 for the year ended 1997, $19,373,000 for the year ended 1998;
    $17,122,000 for the year ended 1999; $17,253,000 for the year ended 2000;
    $8,350,000 for the six months ended June 29, 2000; and $9,689,000 for the six months ended June 28, 2001.

                                  RISK FACTORS

     You should carefully consider the following factors in addition to the other information set forth in this prospectus before exchanging your unregistered notes. Many of the risk factors set forth below are equally applicable to the unregistered notes.

FAILURE TO EXCHANGE UNREGISTERED NOTES -- YOUR FAILURE TO TENDER YOUR UNREGISTERED NOTES IN THE EXCHANGE OFFER COULD LIMIT THE TRADING MARKET AND TRADING VALUE OF YOUR UNREGISTERED NOTES.

     We will only issue registered notes in exchange for unregistered notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the unregistered notes and you should carefully follow the instructions on how to tender your unregistered notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the unregistered notes. If you do not tender your unregistered notes or if we do not accept your unregistered notes because you did not tender your unregistered notes properly, then, after we consummate the exchange offer, you may continue to hold unregistered notes that are subject to the existing transfer restrictions. In addition, if you tender your unregistered notes for the purpose of participating in a distribution of the registered notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the registered notes. If you are a broker-dealer that receives registered notes for your own account in exchange for unregistered notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those registered notes.

     The trading market for unregistered notes that are not exchanged in the exchange offer could be adversely affected due to the limited amount, or "float," of the unregistered notes that are expected to remain outstanding following the exchange offer. Generally, a lower "float" of a security could result in less demand to purchase that security and could, therefore, result in lower prices for that security. For the same reason, to the extent that a large amount of unregistered notes are not exchanged in the exchange offer, the trading market for the unregistered notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THESE REGISTERED NOTES.

     We have now and, after the exchange offer, will continue to have a significant amount of debt. The following chart is presented on a pro forma basis after giving effect to the July offering and the application of a portion of the net proceeds from the July offering to repay the outstanding borrowings under our revolving bank credit facility:

                                                              PRO FORMA AS OF
                                                               JUNE 28, 2001
                                                              ---------------
                                                              (IN THOUSANDS,
                                                                  EXCEPT
                                                                RATIO DATA,
                                                                UNAUDITED)
                                                              ---------------
Total debt..................................................     $460,881
Shareholders' equity........................................     $433,694
Debt to equity ratio........................................        1.06x

                                                 PRO FORMA            PRO FORMA
                                                  FOR THE         FOR THE SIX MONTHS
                                                YEAR ENDED              ENDED
                                             DECEMBER 28, 2000      JUNE 28, 2001
                                             -----------------    ------------------
Ratio of earnings to fixed charges.........        2.38x                2.74x

     In addition to our consolidated indebtedness, as of June 28, 2001, there was approximately $51.5 million of bank debt owed by Tropicana Enterprises, the partnership that owns the land and improvements constituting Tropicana Las Vegas. Hotel Ramada of Nevada, Aztar's wholly-owned subsidiary, leases Tropicana Las Vegas from Tropicana Enterprises under a lease that expires in 2011. Tropicana Enterprises is an unconsolidated partnership in which Aztar has a 50% interest. Hotel Ramada of Nevada's lease payments under the Tropicana Las Vegas lease finance the payments required under Tropicana Enterprises' bank term loan. Some property of Hotel Ramada of Nevada, including furniture, fixtures and equipment, is pledged as collateral for Tropicana Enterprises' bank term loan. Aztar has guaranteed the performance of Hotel Ramada of Nevada's obligations under the lease, including the payment of rent.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to these registered notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to fund future working capital, capital expenditures, development costs and other general corporate requirements;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, development efforts and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the gaming industry;

     - place us at a competitive disadvantage compared with our competitors that have less debt; and

     - limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

     See "Description of Registered Notes -- Repurchase Upon a Change of
Control."

     We are required to maintain specified ratios and meet specified financial condition tests under our existing debt agreements. If we do not comply with these ratios and financial condition tests or any of the other restrictions in our debt agreements, an event of default could occur. An event of default could have a material adverse effect on our business if it is not cured or waived. Also, if we default under our bank credit facility, the lenders could accelerate the debt that we owe to them. If we are unable to pay those amounts, the lenders under our bank credit facility could proceed against the collateral granted to them to secure the debt outstanding. We cannot guarantee that in this event we would have, or be able to obtain, sufficient funds to make such accelerated payments, including payments on the registered notes.

ADDITIONAL BORROWINGS AVAILABLE -- DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.


     We and our subsidiaries may be able to incur substantial additional debt in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. While our restricted subsidiaries must comply with covenants relating to limitations on indebtedness and liens, we may designate some of our restricted subsidiaries as unrestricted subsidiaries, and those unrestricted subsidiaries would be permitted to borrow and incur liens in connection with borrowings beyond the limitations specified in the indenture and engage in other activities in which restricted subsidiaries may not engage. As of June 28, 2001, on a pro forma basis after giving effect to the July 27, 2001 offering of the unregistered notes and the application of a portion of the net proceeds from the July offering to repay the outstanding borrowings under our revolving bank credit facility, our revolving bank credit facility would permit additional borrowings of up to $264 million, and all of those borrowings would be senior to the registered notes. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

     See "Summary Consolidated Financial Information," "Capitalization" and "Description of Registered Notes -- Repurchase Upon a Change of Control."

ABILITY TO SERVICE DEBT -- TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our indebtedness, including these registered notes, and to fund planned capital expenditures and development efforts will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our bank credit facility will be adequate to meet our future liquidity needs for at least the next few years.

     We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our bank credit facility in an amount sufficient to enable us to pay our indebtedness, including these registered notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these registered notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility and these registered notes, on commercially reasonable terms or at all. If we are unable to generate sufficient cash flow and are unable to refinance or extend outstanding borrowings, we may have to:

     - reduce or delay planned expansion and capital expenditures;

     - sell assets;

     - restructure debt; or

     - obtain additional equity or debt financing.


     We cannot assure you that we could effect any of these financing strategies on satisfactory terms, if at all. In addition, some state laws restrict the ability of companies engaged in the gaming business to undertake certain financing transactions. Gaming laws in Indiana and New Jersey prohibit gaming companies from pledging their stock or the stock of any subsidiary that holds a gaming license as security for a financing. In Nevada, this restriction is limited to the stock of a company's gaming licensee subsidiaries. In Missouri, companies may pledge their stock or the stock of a subsidiary as security in limited circumstances, subject to regulatory approval; also in Missouri, gaming companies are prohibited from pledging their licenses, and gaming equipment including slot machines may be pledged as collateral only in limited circumstances and subject to regulatory conditions. Generally, gaming companies must receive the approvals of state gaming authorities before proceeding with certain financings. These gaming authorities typically have broad discretion in their review and approval of these financings. In Nevada, depending on the use of the securities or the proceeds, gaming companies must obtain the approval of the Nevada State Gaming Control Board and the Nevada Gaming Commission before making a public offering of debt or equity securities. On May 17, 2001, the Nevada Gaming Commission granted Aztar prior approval, also known as a shelf approval, to make public offerings of securities for a period of two years, subject to some conditions. If Aztar were to lose its shelf approval, it would be required to obtain prior approval for this type of public offering from both the Nevada State Gaming Control Board and the Nevada Gaming Commission. In addition, if contained in any financing, commission approval is required for any covenant restricting the ability to transfer, or to enter into an agreement not to encumber, the equity securities of Hotel Ramada of Nevada or Ramada Express. However, since the shelf approval already includes approval of these covenants if they are contained in a public offering of debt or equity securities made under the shelf approval, Aztar is only required to obtain prior approval from the Nevada State Gaming Control Board and the Nevada Gaming Commission to enter into these covenants in a private financing. Indiana law prohibits a riverboat licensee from undertaking a debt transaction in excess of $1 million without the approval of the Indiana Gaming Commission. Failure to obtain any necessary approvals would prevent us from obtaining necessary capital.


SUBORDINATION -- YOUR RIGHT TO RECEIVE PAYMENTS ON THESE REGISTERED NOTES IS JUNIOR TO SOME OF OUR EXISTING INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS.

     These registered notes rank behind all of our existing indebtedness and all of our future borrowings other than our 8 7/8% Notes, trade payables, and any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, these registered notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full in cash before any payment may be made with respect to these registered notes. Further, our bank credit facility is secured by substantially all of our assets and those of our material subsidiaries.

     In addition, all payments on these registered notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of non-payment defaults on senior debt.

     In the event of our bankruptcy, liquidation or reorganization or similar proceeding, holders of these registered notes will participate with the holders of any outstanding 8 7/8% Notes, trade creditors and all other holders of our subordinated indebtedness in the assets remaining after we have paid all of our senior debt. However, because the indenture for these registered notes requires that amounts otherwise payable to holders of these registered notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of these registered notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors and holders of registered notes may receive less, ratably, than the holders of senior debt.

     The registered notes will effectively rank junior to all liabilities of our subsidiaries, including trade and construction payables. As of June 28, 2001, on a pro forma basis after giving effect to the July offering and the application of a portion of the net proceeds from the July offering to repay the outstanding borrowings under our revolving bank credit facility, we would have had outstanding $52 million of senior indebtedness that ranked prior to the registered notes and $235 million of senior subordinated indebtedness that ranked equally with the registered notes and our subsidiaries would have had outstanding $74 million of other liabilities. In addition, approximately $264 million would have been available for borrowing as additional senior debt under our bank credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

SUBORDINATION TO SUBSIDIARY DEBT -- YOUR RIGHT TO RECEIVE PAYMENTS ON THESE REGISTERED NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR SUBSIDIARIES DECLARES BANKRUPTCY, LIQUIDATES, OR REORGANIZES.

     Aztar is organized as a holding company. We conduct all of our operations through our subsidiaries and depend on the earnings and cash flows of our subsidiaries to meet our debt and dividend obligations, including our obligations with respect to these registered notes. Our subsidiaries have other liabilities, including contingent liabilities, which could be substantial. Our subsidiaries' assets constitute all of our operating assets. Because our subsidiaries do not guaranty the payment of principal and interest on the registered notes, holders of the registered notes will have no direct claim on our subsidiaries' assets. Therefore, all existing and future obligations of our subsidiaries, including debt, taxes, trade and construction payables, must be paid in full before any amounts would become available for distribution to the noteholders.

     In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of June 28, 2001, on a pro forma basis, these registered notes would have been effectively junior to $74 million of indebtedness and other liabilities of our subsidiaries (including trade payables) and approximately $264 million would have been available to our subsidiaries for future borrowings under our bank credit facility.

FINANCING CHANGE OF CONTROL OFFER -- WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE UPON SPECIFIC KINDS OF CHANGE OF CONTROL EVENTS.

     Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding registered notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of registered notes or that restrictions in our bank credit facility will not allow such repurchases. In addition, some important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of Registered Notes -- Repurchase Upon a Change of Control."

NO PRIOR MARKET FOR REGISTERED NOTES -- YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THESE REGISTERED NOTES.

     The registered notes are a new issue of securities for which there is currently no trading market. The registered notes will not be listed on any securities exchange. The registered notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. Prior to the July offering of unregistered notes, there had been no market for the unregistered notes. Since the issuance of the unregistered notes, there has been a limited trading market for the notes and we cannot guarantee that this market will provide adequate liquidity for holders who want to sell their notes. We have been informed by the lead broker-dealer who participated in the July offering of the unregistered notes as an initial purchaser that they intend to make a market in the registered notes, as well as the unregistered notes, as permitted by applicable laws and regulations. However, the initial purchasers may cease their market-making at any time. In addition, their market making activities may be limited during the exchange offer and the pendency of a shelf registration statement. Therefore, an active market for the registered notes may not develop. See "The Exchange Offer" and "Plan of Distribution."

MANDATORY DISPOSITION -- YOU MAY BE REQUIRED TO DISPOSE OF OR REDEEM THE REGISTERED NOTES PURSUANT TO GAMING LAWS.

     The New Jersey and Nevada gaming authorities may currently require a holder of the registered notes to be licensed or found qualified or suitable under applicable laws and regulations. Missouri gaming authorities also have broad authority to require some persons or entities, including the holders of these registered notes, to submit license applications and be licensed or found qualified or suitable. It is possible that gaming authorities in other jurisdictions could impose similar requirements. If, at any time, a holder of these registered notes is required to be licensed or found qualified or suitable under any applicable gaming laws or regulations and that holder does not become so licensed or found qualified or suitable, we will have the right, at our option,

     - to require that holder of these registered notes to dispose of all or a portion of those registered notes within 120 days after the holder receives notice of that finding, or at some other time as prescribed by the applicable gaming authorities, or

     - to redeem the registered notes of that holder upon not less than 30 nor more than 60 days prior notice, or some other time period as may be prescribed by the applicable gaming authorities.

     See "Regulation and Licensing -- Nevada;" "Regulation and Licensing -- New Jersey;" "Regulation and Licensing -- Missouri;" "Regulation and
Licensing -- Indiana;" and "Description of Registered Notes -- Mandatory Disposition or Redemption Pursuant to Gaming Laws."

TROPICANA ATLANTIC CITY -- WE DEPEND ON THE RESULTS OF TROPICANA ATLANTIC CITY. ANY MATERIAL ADVERSE EFFECT ON THE OPERATIONS OF TROPICANA ATLANTIC CITY WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Approximately 55% of our consolidated revenues and 73% of our operating income for the year ended December 28, 2000 were derived from the operations of Tropicana Atlantic City. Because of the

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

importance of Tropicana Atlantic City to our consolidated operating results, poor performance at Tropicana Atlantic City could have a material adverse effect on us. Tropicana Atlantic City experiences seasonal fluctuations in casino play that management believes are typical of casino hotel operations in Atlantic City. Operating results indicate that casino play is seasonally higher from May through October. Consequently, our revenues during the first and fourth quarters have generally been lower than for the second and third quarters, and from time to time we have experienced losses in the first and fourth quarters. Any event that adversely affects the operating results of Tropicana Atlantic City could have a material adverse effect on our operations and financial condition. In addition, competition is expected to intensify in the Atlantic City market in light of recent and proposed expansion and new development activities.

TROPICANA ATLANTIC CITY -- OUR POTENTIAL REDEVELOPMENT OF THE TROPICANA ATLANTIC CITY ENTAILS SIGNIFICANT RISKS.

     We are working on a plan to expand Tropicana Atlantic City. Our plan, which is subject to change includes, among other things, increasing slot capacity, hotel rooms, parking spaces and dining, entertainment and retail space. While we believe this redevelopment could present a good opportunity, the project would be risky. The redevelopment could cause major disruptions to the existing operations and might require us to temporarily close part or all of the operations of Tropicana Atlantic City. The redevelopment would also entail significant development and construction risks which can give rise to delays, cost overruns or an inability to obtain third party contributions, public sector subsidies, tax rebates or other credits. Budget overruns and delays with respect to expansion and development projects could have a material adverse impact on our results of operation. In addition, we would need to obtain required state and local approvals. We cannot assure you that we will receive all of the required authorizations or that the redevelopment will be completed in a timely manner, achieve our desired results or be completed without material disruption to our operations.

TROPICANA LAS VEGAS -- OUR POTENTIAL REDEVELOPMENT OPPORTUNITY AT TROPICANA LAS VEGAS IS HIGHLY UNCERTAIN, WOULD REQUIRE THIRD PARTY FINANCING AND ENTAILS SIGNIFICANT RISKS.

     We are exploring alternatives for a redevelopment of Tropicana Las Vegas. While we believe a redevelopment could present a good opportunity in the future, we cannot assure you that we will ever redevelop Tropicana Las Vegas. If we decide to move forward with this redevelopment, the project would be risky. The amount and timing of any future expenditure, and the extent of any impact on existing operations, will depend on the nature of the redevelopment we ultimately undertake, if any. A project of this nature can entail significant development and construction risks which can give rise to delays or cost overruns, cause major disruptions to existing operations and might require a temporary closing of part or all of the operations of Tropicana Las Vegas. If we have to close our operations at Tropicana Las Vegas for an extended period of time, one or more of our licenses, including our gaming licenses, may be extinguished and we would have to reapply for new licenses, which we could not guarantee we would receive in a timely manner or at all. Also, budget overruns and delays with respect to expansion and development projects could have material adverse impact on our results of operation. In addition, we would need to obtain state and local approvals.

     Development activities may take the form of a wholly-owned project, a joint venture, or partnership arrangement, the terms of which are uncertain. Any large scale development activities would require equity or debt financing, including financing from third parties, which we may not be able to obtain on satisfactory terms. However, we cannot assure you that we will be able to receive the financing needed for any redevelopment or that we will be able to identify and develop satisfactory relationships with joint venture partners. To the extent that we pursue any redevelopment, the success of the redevelopment will depend upon a number of factors, including:

     - our relationship with any joint venture partner, if any;

     - the availability of adequate financing on acceptable terms; and

     - the restructuring of our relationship with Tropicana Enterprises and perhaps the exercise of our option to purchase the remaining 50% partnership interest of Tropicana Enterprises which we do not own.

     Some of these factors are beyond our control. Therefore, we cannot assure you that we will be able to conduct any redevelopment of Tropicana Las Vegas. If we undertook this redevelopment project, we could not assure you that we could complete these or other steps necessary to complete the project in a timely manner, or at all.

COMPETITION -- INTENSE COMPETITION COULD RESULT IN OUR LOSING MARKET SHARE OR PROFITABILITY.

     We face intense competition in each of the markets in which our land-based gaming facilities are located. All of our casinos primarily compete with other casinos in their geographic market and, to a lesser extent, with casinos in other locations, including on Native American lands and on cruise ships, and with other forms of legalized gaming in the United States, including state sponsored lotteries, off-track wagering and card parlors. We expect this competition to intensify as new gaming operators enter our markets and existing competitors expand their operations. Some of our competitors have significantly greater financial resources than us and as a result we may not be able to successfully compete against them in the future. Several states have considered legalizing casino gaming and others may in the future. In early March 2000, voters in California approved an initiative which expanded Native American gaming within California. Legalization of large-scale, unlimited casino gaming in or near any major metropolitan area or increased gaming in other areas could have an adverse economic impact on the business of any or all of our gaming facilities, by diverting our customers to competitors in those areas. In particular, the expansion of casino gaming in or near any geographic area from which we attract or expect to attract a significant number of our customers could have a material adverse effect on us.

     Competition involves not only the quality of casino, room, restaurant, entertainment and convention facilities, but also room, food and beverage prices. Our operating results can be adversely affected by significant cash outlays for advertising and promotion and complimentary services to patrons, the amount and timing of which are partially dictated by the policies of competitors. If our operating revenues are insufficient to allow management the flexibility to match the promotions of competitors, the number of our casino patrons may decline, which may have an adverse effect on our financial performance.

     Atlantic City. Tropicana Atlantic City competes with 11 other casinos in Atlantic City. It also competes with two large Native American casinos in Connecticut. No new casinos have opened in Atlantic City since April 1990, but many of the existing casinos have increased their gaming capacities and a few casino hotels have had major expansions. Other companies have announced a desire to open new casino hotels or expand existing properties in Atlantic City in the future. Boyd Gaming Corporation and MGM Mirage have entered into a joint venture to construct a major casino resort called The Borgata to be located in Atlantic City's Marina District. The Borgata is expected to be completed in the summer of 2003 and will include 120,000 square feet of gaming space and 2,010 guest rooms. The Atlantic City market also faces additional future competition from the growing Native American casinos in Connecticut and the possibility of competition from the potential legalization of casino gaming in Delaware, Maryland, New York and Pennsylvania. In addition, slot machines have been added to race tracks in Delaware and West Virginia.

     Las Vegas. Tropicana Las Vegas operates in the intensely competitive Las Vegas market. Several major new casino hotels have opened on the Las Vegas strip during the last several years including Mandalay Bay, Venetian and Paris. Another major casino hotel, known as Aladdin opened in mid-August 2000. Announcements have been made for other new developments. In addition, several casino hotels have opened or have been expanded in other parts of Las Vegas or near Las Vegas. We cannot assure you that we will be able to compete successfully with this additional capacity in this active market of mega-casinos.

     Laughlin. We compete with several other casinos in Laughlin. We also compete with casinos outside of Laughlin, including the Mojave tribe's casino hotel located approximately 8 miles south of Laughlin.

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

The Laughlin market is also affected by the Native American casinos in Arizona and California and additional capacity in Las Vegas and the surrounding area.

     Evansville. Casino Aztar Evansville competes primarily with an Indiana riverboat in the Louisville, Kentucky market area that opened in November 1998 and a riverboat casino in Metropolis, Illinois. Casino Aztar Evansville also indirectly competes with the Belterra Casino Resort, a hotel and riverboat casino in Switzerland County, Indiana, which has recently opened a new golf course. In addition, Casino Aztar Evansville competes with other Indiana riverboat casinos on the Ohio River in the Cincinnati, Ohio market area and to a lesser extent with riverboat casinos in other Indiana locations, none of which are in its primary 50-mile radius market area. In fiscal year 1999, Casino Aztar Evansville had a 15% decrease in casino revenue compared with fiscal year 1998. We believe that the decrease was due to the increased competition and severe winter weather in Evansville's feeder markets in January and March 1999. Casino Aztar Evansville may also face additional future competition from the potential legalization of casino gaming in Kentucky.

     Caruthersville. Casino Aztar Caruthersville competes primarily with other riverboat casinos in nearby states, including a riverboat in Metropolis, Illinois and riverboat casinos in Mississippi that attract residents of Casino Aztar Caruthersville's secondary Memphis, Tennessee market. Casino Aztar Caruthersville also competes to a lesser extent with riverboat casinos in other cities in Missouri, none of which are in its primary 60-mile radius market area. Casino Aztar Caruthersville may also face additional future competition from the potential legalization of casino gaming in Arkansas.

REGULATION -- WE ARE SUBJECT TO EXTENSIVE REGULATION. OUR FAILURE TO COMPLY MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

     Regulation by gaming authorities. We face extensive state and local regulation on our ownership and operation of gaming facilities. The states and localities in which we conduct gaming operations require us to hold various licenses, qualifications, findings of suitability, registrations, permits and approvals. The various gaming regulatory authorities, including the Nevada Gaming Commission, the Nevada State Gaming Control Board, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Missouri Gaming Commission and the Indiana Gaming Commission may, among other things, limit, condition, suspend or revoke our gaming authorizations, including our ability to own the securities of any of our gaming subsidiaries for any cause deemed reasonable by such licensing authorities. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against us, our subsidiaries and the persons involved. If we are ever precluded from operating one of our gaming facilities, we cannot assure you that we would be able to recover our full investment.

     To date, we have obtained all governmental licenses, qualifications, findings of suitability, registrations, permits and approvals necessary for the operation of our gaming facilities. However, there can be no assurance that we can obtain any new licenses, qualifications, findings of suitability, registrations, permits or approvals that may be required in the future or that existing ones will not be suspended or revoked. If we expand any of our current gaming facilities in New Jersey, Nevada, Indiana, or Missouri or into new jurisdictions, we must obtain all additional licenses, qualifications, findings of suitability, registrations, permits and approvals of the gaming authorities. The approval process can be time consuming and costly and has no assurance of success.

     From time to time, legislative and regulatory changes are proposed, and court decisions rendered, that could be adverse to Aztar. On June 18, 1999, the National Gambling Impact Study Commission released a report that could result in federal legislation regulating the gaming industry. In addition, from time to time, investigations are conducted relating to the gaming industry. Tropicana Atlantic City, Casino Aztar Caruthersville and Casino Aztar Evansville are required to report particular cash transactions to the U.S. Department of the Treasury pursuant to the Bank Secrecy Act. Violation of the reporting requirements of the Bank Secrecy Act could result in civil as well as criminal penalties, including fines, imprisonment or both, which in turn could result in the revocation, suspension, imposition of conditions upon or failure to renew the casino license of the affected facility. The States of Nevada and Indiana have adopted regulations similar to the Bank Secrecy Act that require the Nevada and Indiana facilities to document and report specific currency transactions to the Nevada State Gaming Control Board and the Indiana Gaming Commission, respectively. Violation of these regulations could result in action by Nevada or Indiana authorities to fine or revoke, suspend, impose conditions upon or fail to renew the Nevada or Indiana facilities' licenses and Aztar's licensing approval. This exchange offer constitutes a public offering of securities that is being made pursuant to the shelf approval we received on May 17, 2001 from the Nevada Gaming Commission.

     Regulation of our riverboats. The riverboat gaming and support facilities that we operate must comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel and safety or requirements of state and local law, including the requirements of state gaming authorities, or both. If any of our riverboat gaming and support facilities fail to meet these requirements, we might be forced to stop operating the casino on it or connected with it. Each of the floating riverboat facilities must hold a Certificate of Inspection or must be approved by the American Bureau of Shipping for stabilization and flotation, and may also be subject to local zoning and building codes, as well as additional requirements mandated by state law or by the gaming regulatory authority with jurisdiction over the facilities. The U.S. Coast Guard requirements establish design standards, set limits on the operation of the cruising vessels and require individual licensing of all personnel involved with the operation of the cruising vessels. Loss of a Certificate of Inspection or American Bureau of Shipping approval or other approval mandated by state law or by the gaming regulatory authority with respect to our riverboat facilities would preclude its use as a floating casino. In addition, U.S. Coast Guard regulations require a hull inspection at a U.S. Coast Guard-approved dry docking facility or an underwater hull survey for all cruising riverboats at five-year intervals and state and local authorities may have additional inspection requirements. The travel to and from such docking facility, as well as the time required for inspections, could be significant. The loss of a dockside casino or riverboat casino from service for any period of time could adversely affect our business, financial condition and results of operations.

ADDITIONAL REGULATION -- THE NATIONAL GAMBLING IMPACT STUDY COMMISSION'S RECOMMENDATIONS MAY ADVERSELY AFFECT THE GAMING INDUSTRY AND OUR OPERATIONS.

     A National Gambling Impact Study Commission was established by the U.S. Congress to conduct a comprehensive study of the social and economic impact of gaming in the U.S. On April 28, 1999, the National Commission voted to recommend that the expansion of gaming be curtailed. In June 1999, the National Commission issued a final report of its findings and conclusions, together with recommendations for legislative and administrative actions. Below are highlights of some of those recommendations:

     - Legal gaming should be restricted to those at least 21 years of age;

     - Betting on college and amateur sports should be banned;

     - The introduction of casino-style gaming at pari-mutuel racing facilities for the primary purpose of saving the pari-mutuel facility financially should be prohibited;

     - Internet gaming should be banned within the U.S.;

     - The types of gaming activities allowed by Native American tribes within a given state should not be inconsistent with the gaming activities allowed to other persons in that state; and


     - State, local and tribal governments should recognize that casino gaming provides economic development, particularly for economically depressed areas. The National Commission differentiated casino gaming from stand-alone slot machines (e.g., in convenience stores), internet gaming and lotteries which the National Commission stated do not provide the same economic development.


     Any additional regulation of the gaming industry which may result from the National Commission's report may have an adverse effect on the gaming industry, including us.

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

CURRENT ECONOMIC FACTORS -- ADVERSE ECONOMIC CONDITIONS COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS.

     Our properties use significant amounts of electricity, natural gas and other forms of energy. The recent substantial increases in the cost of electricity in the United States could negatively affect our operating results. The extent of such impact is subject to the magnitude and duration of the energy price increases, but this impact could be material. In addition, energy prices in cities that constitute a significant source of our customers for our properties could result in a decline in disposable income of potential customers and a corresponding decrease in visitation to our properties, which would negatively impact revenues. Also, a recession or downturn in the general economy, or in a region constituting a significant source of customers for our properties, could result in fewer customers visiting our properties, which would adversely affect our results of operations.


TERRORIST ACTS OF SEPTEMBER 11 -- WE MAY BE ADVERSELY AFFECTED DUE TO EFFECTS ON TRAVEL AND THE ECONOMY AND PUBLIC CONCERNS FOR SAFETY AND SECURITY.



     Due to the events of September 11, 2001 and widespread concern about continuing terrorist acts our business may be adversely affected in ways we cannot predict at present. For example, the disruption in business and leisure travel, especially by air, in addition to a slowing economy may negatively affect the level of customer visits to our properties and as a result, adversely impact our results of operations. The Las Vegas market is more dependent on passenger visits by air, so the Tropicana Las Vegas may be more likely to experience lower revenues and cash flow than our other properties.


LITIGATION RISKS -- WE ARE PARTY TO VARIOUS LEGAL PROCEEDINGS. A NEGATIVE OUTCOME IN THESE PROCEEDINGS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.


     Aztar is a defendant in two actions originally filed in the United States District Court for the Middle District of Florida, Orlando Division entitled William H. Poulos, On Behalf of Himself and All Others Similarly Situated vs. Caesars World, Inc., et al., and William Ahearn, On Behalf of Himself and All Others Similarly Situated v. Caesars World, Inc., et al. These two Orlando actions were consolidated with an action entitled Larry Schreier, On Behalf of Himself and All Others Similarly Situated vs. Caesars World, Inc., et al. Case No. CV-S-95-00923-DWH(RJJ), which was commenced in the United States District Court for the District of Nevada, and with the action entitled William H. Poulos, On behalf of Himself and All Others Similarly Situated vs. Ambassador Cruise Lines, Inc., et al. Each of these consolidated cases are identical in all material respects. The plaintiffs are seeking compensatory, special, consequential, incidental and punitive damages in unspecified amounts. The plaintiffs may also seek injunctive relief. On January 26, 2001, the plaintiffs filed a supplement to their motion for class certification. We, along with the other defendants, filed a supplement to our memorandum in opposition to class certification on March 26, 2001, and the plaintiffs filed their reply on April 10, 2001. The hearing on the motion for class certification has been scheduled for November 9, 2001. The stay of merits discovery remains in effect until the court decides the motion for class certification. While we believe that plaintiffs' allegations are without merit, and we intend to defend the actions vigorously, we cannot assure you that the court will not grant class certification or that the plaintiffs will not prevail. A negative outcome in the litigation could have a material adverse effect on our business and operating results and could cause us to vary aspects of our operations including the manner in which the games are presented or played or both. If class certification is ordered and these consolidated cases proceed, the litigation could be costly, divert management attention or result in increased costs of doing business.


ENVIRONMENTAL RISKS -- WE ARE SUBJECT TO VARIOUS ENVIRONMENTAL REGULATIONS. OUR FAILURE TO COMPLY MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

     We are subject to federal, state and local environmental, safety and health laws, regulations and ordinances that apply to non-gaming businesses generally, including:

     - the Clean Air Act;

     - the Clean Water Act,

     - the Occupational Safety and Health Act; and

     - the Comprehensive Environmental Response, Compensation, and Liability
       Act.

     We have not made, and do not anticipate making, material expenditures with respect to environmental, safety and health laws, regulations and ordinances. However, the insurance coverage and attendant compliance costs associated with these laws, regulations and ordinances may result in future additional costs to our operations. For example, in 1990 the U.S. Congress enacted the Oil Pollution Act to establish a comprehensive federal oil spill response and liability framework. Pursuant to the Oil Pollution Act, the Department of Transportation implemented regulations requiring owners and operators of specific vessels, including Aztar, to establish and maintain through the U.S. Coast Guard evidence of financial responsibility sufficient to meet their potential liability under both the Oil Pollution Act and the Comprehensive Environmental Response, Compensation, and Liability Act for discharges or threatened discharges of oil or hazardous substances. This requirement may be satisfied by either proof of adequate insurance, including self-insurance, or the posting of a surety bond or guaranty. Some of our properties currently have or had underground fuel storage tanks and asbestos containing construction materials.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     We sold the unregistered notes on July 27, 2001. In connection with that placement, we entered into the exchange and registration rights agreement dated July 27, 2001, with the broker-dealers that participated in the July 2001 offering as initial purchasers, which requires us to file a registration statement under the Securities Act with respect to the registered notes. Upon the effectiveness of that registration statement, we are required to offer to the holders of the unregistered notes the opportunity to exchange their unregistered notes for a like principal amount of registered notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without registration under the Securities Act.

     The registration rights agreement further provides that we must use our best efforts to:

     - cause the registration statement with respect to the exchange offer to become effective under the Securities Act by January 23, 2002; and

     - complete the exchange offer by March 9, 2002.


     Except as provided below, upon the completion of the exchange offer, our obligations with respect to the registration of the unregistered notes and the registered notes will terminate. A copy of the exchange and registration rights agreement has been filed as an exhibit to the registration statement, of which this prospectus is a part. As a result of the timely filing and the effectiveness of the registration statement, Aztar will not have to pay specified additional interest on the unregistered notes provided in the exchange and registration rights agreement. Following the completion of the exchange offer, holders of unregistered notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those unregistered notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the unregistered notes could be adversely affected upon consummation of the exchange offer.


     In order to participate in the exchange offer, a holder must represent to us, among other things, that:

     - the registered notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving the notes, whether or not that person is the registered holder of the unregistered notes;

     - the holder is not engaging in and does not intend to engage in a distribution of the registered notes;

     - the holder does not have an arrangement or understanding with any person to participate in a distribution of the registered notes; and

     - the holder is not our "affiliate," as defined under Rule 405 promulgated under the Securities Act.

     Under some circumstances specified in the exchange and registration rights agreement, Aztar may be required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the unregistered notes. See "-- Procedure for Tendering" and "Description of Registered Notes -- Registration Rights."

     Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to Aztar, Aztar believes that, with the exceptions set forth below, registered notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by holders of the registered notes without compliance with the registration and prospectus delivery provisions of the Securities Act; unless the holder:

     - is an "affiliate" of Aztar within the meaning of Rule 405 promulgated under the Securities Act;

     - is a broker-dealer who purchased unregistered notes directly from Aztar for resale pursuant to Rule 144A or any other available exemption under the Securities Act;

     - acquired the registered notes in the exchange offer other than in the ordinary course of the holder's business; or

     - has an arrangement or understanding with any person to engage in the distribution of the registered notes.

     Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives registered notes for its own account in exchange for unregistered notes, where the unregistered notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. See "Plan of Distribution." Broker-dealers who acquired unregistered notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the unregistered notes.

     We are not aware of any jurisdiction in which the making of the exchange offer or the tender of unregistered notes in connection with the exchange offer would not be in compliance with the laws of that jurisdiction. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with any laws, we will make a good faith effort to comply with those laws or seek to have those laws declared inapplicable to the exchange offer. If, after such good faith effort, we cannot comply with any of those laws, the exchange offer will not be made to the holders residing in that jurisdiction.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Following the completion of the exchange offer (except as set forth under "-- Purpose and Effect" above), holders of unregistered notes not tendered will not have any further registration rights and those unregistered notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for a holder's unregistered notes could be adversely affected upon completion of the exchange offer if the holder does not participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, Aztar will accept any and all unregistered notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time,
on                            , 2001, or another date and time to which Aztar
extends the offer. Aztar will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of outstanding unregistered notes accepted in the exchange offer. Holders may tender some or all of their unregistered notes pursuant to the exchange offer. However, unregistered notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of the registered notes are substantially the same as the form and terms of the unregistered notes except that the registered notes have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will evidence the same debt as the unregistered notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the unregistered notes were issued.

     As of the date of this prospectus, unregistered notes representing $175 million in aggregate principal amount were outstanding and there was one registered holder, a nominee of the Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to that registered holder and to others believed to have beneficial interests in the unregistered notes. Aztar intends to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

     Aztar will be deemed to have accepted validly tendered unregistered notes when, as, and if it has given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from Aztar. If any tendered unregistered notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth under the heading "-- Conditions to the Exchange Offer" or otherwise, certificates for any of these unaccepted unregistered notes will be returned, without expense, to the tendering holder of
those unregistered notes as promptly as practicable after                , 2001,
unless the exchange offer is extended.

     Holders who tender unregistered notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered notes in the exchange offer. We will pay all charges and expenses, other than some applicable taxes, applicable to the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date will be 5:00 p.m., New York City time, on
               , 2001, unless Aztar, in its sole discretion, extends the exchange offer, in which case the expiration date will mean the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, Aztar will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     Aztar reserves the right, in its sole discretion:

     - to delay accepting any unregistered notes, to extend the exchange offer or, if any of the conditions set forth under "-- Conditions to Exchange Offer" have not been satisfied, to terminate the exchange offer, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

     - to amend the terms of the exchange offer in any manner.

     In order to keep the registration statement effective for the period required by the exchange and registration rights agreement, Aztar may file post-effective amendments to the registration statement.

PROCEDURES FOR TENDERING

     Only a holder of unregistered notes may tender the unregistered notes in the exchange offer. Except as set forth under "-- Book Entry Transfer," to tender in the exchange offer a holder must complete, sign, and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

     - the exchange agent must receive certificates for the unregistered notes along with the letter of transmittal prior to the expiration date;

     - the exchange agent must receive prior to the expiration date a timely confirmation of a book-entry transfer of the unregistered notes, if that procedure is available, into the exchange agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") following the procedure for book-entry transfer described below; or

     - you must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth under "-- Exchange Agent" prior to the expiration date.

     Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and Aztar in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF UNREGISTERED NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS

RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND ANY LETTER OF TRANSMITTAL OR UNREGISTERED NOTES TO AZTAR. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR YOU.

     Any beneficial owner whose unregistered notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's unregistered notes, either make appropriate arrangements to register ownership of the unregistered notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act unless unregistered notes tendered pursuant thereto are tendered:

     - by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible guarantor institution.

     If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible guarantor institution.

     If the letter of transmittal is signed by a person other than the registered holder of any unregistered notes listed in the letter of transmittal, the unregistered notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the unregistered notes.

     If the letter of transmittal or any unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and evidence satisfactory to Aztar of their authority to so act must be submitted with the letter of transmittal unless waived by Aztar.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered unregistered notes will be determined by Aztar in its sole discretion, which determination will be final and binding. Aztar reserves the absolute right to reject any and all unregistered notes not properly tendered or any unregistered notes that would, in the opinion of counsel, be unlawful to accept. Aztar also reserves the right to waive any defects, irregularities or conditions of tender as to particular unregistered notes. Aztar's interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within the time that Aztar will determine. Although Aztar intends to notify holders of defects or irregularities with respect to tenders of unregistered notes, neither Aztar, the exchange agent, nor any other person will incur any liability for failure to give the notification. Tenders of unregistered notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any unregistered notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following
                           , 2001, unless the exchange offer is extended.

     In addition, Aztar reserves the right in its sole discretion to purchase or make offers for any unregistered notes that remain outstanding after the expiration date or, as set forth under "-- Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase unregistered notes in the open market, in privately negotiated transactions, or otherwise. The terms of any of these purchases or offers could differ from the terms of the exchange offer.

     By tendering, each holder will represent to Aztar that, among other things:

     - the registered notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving these registered notes, whether or not that person is the registered holder;

     - the holder is not engaging in and does not intend to engage in a distribution of the registered notes;

     - the holder does not have any arrangement or understanding with any person to participate in the distribution of the registered notes; and

     - the holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of Aztar.

     In all cases, issuance of registered notes for unregistered notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for these unregistered notes or a timely book-entry confirmation of these unregistered notes into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal and all other required documents. If any tendered unregistered notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if unregistered notes are submitted for a greater principal amount than the holder desires to exchange, these unaccepted or non-exchanged unregistered notes will be returned without expense to the tendering Holder thereof or, in the case of unregistered notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, these nonexchanged unregistered notes will be credited to an account maintained with that Book-Entry Transfer Facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

     Each broker-dealer that receives registered notes for its own account in exchange for unregistered notes, where those unregistered notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account for the unregistered notes at the Book-Entry Transfer Facility for the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of unregistered notes being tendered by causing the Book-Entry Transfer Facility to transfer those unregistered notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedures for transfer. However, although delivery of unregistered notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "-- Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

     DTC's Automated Tender Offer Program is the only method of processing exchange offers through DTC. To accept the exchange offer through this program, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender unregistered notes through this program, the electronic instructions sent to DTC and transmitted by

DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the unregistered notes desires to tender unregistered notes and the unregistered notes are not immediately available, or time will not permit that holder's unregistered notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     - the tender is made through an eligible guarantor institution;

     - prior to the expiration date, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed letter of transmittal or a facsimile duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by Aztar by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of unregistered notes and the amount of unregistered notes tendered, stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered unregistered notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

     - the certificates for all physically tendered unregistered notes, in proper form for transfer, or confirmation of a book-entry transfer, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     Tenders of unregistered notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal of a tender of unregistered notes to be effective, a written or, for DTC participants, electronic Automated Tender Offer Program transmission, notice of withdrawal must be received by the exchange agent at its address set forth under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the unregistered notes to be withdrawn;

     - identify the unregistered notes to be withdrawn, including the certificate number or numbers and principal amount of the unregistered notes;

     - in the case of a written notice of withdrawal, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the unregistered notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the unregistered notes into the name of the person withdrawing the tender; and

     - specify the name in which these unregistered notes are to be registered, if different from that of the person having deposited the unregistered notes to be withdrawn.

     All questions as to the validity, form, eligibility, and time of receipt of these notices will be determined by Aztar. This determination will be final and binding on all parties. Any unregistered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any unregistered notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of the unregistered notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn unregistered notes may be retendered by following one of the procedures under "-- Procedures for Tendering" at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, Aztar is not required to accept for exchange, or to issue registered notes in exchange for, any unregistered notes and may terminate or amend the exchange offer if, at any time before the acceptance of those unregistered notes for exchange or the exchange of the registered notes for those unregistered notes, it determines that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

     The foregoing conditions are for Aztar's sole benefit and may be asserted by Aztar regardless of the circumstances giving rise to any of these conditions or may be waived by Aztar in whole or in part at any time and from time to time in its sole discretion. Aztar's failure to exercise any of the foregoing rights at any time is not a waiver of any of these rights and each of these rights will be an ongoing right which may be asserted at any time and from time to time.

     In addition, Aztar will not accept for exchange any unregistered notes tendered, and no registered notes will be issued in exchange for those unregistered notes, if at the time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any of those events, Aztar will use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

     All executed letters of transmittal should be directed to the exchange agent. The U.S. Bank Trust National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

                        U.S. Bank Trust National Association
                             180 East Fifth Street
                           St. Paul, Minnesota 55101
                   Attention: Specialized Finance Department

                                 BY FACSIMILE:
                          (ELIGIBLE INSTITUTIONS ONLY)
                                 (651) 244-1537
                               FOR INFORMATION OR
                           CONFIRMATION BY TELEPHONE:
                                 (800) 934-6802

     Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number set forth in the letter of transmittal.

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN THE ONE SET FORTH ON THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     Aztar will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. Aztar will pay the estimated cash expenses to be incurred in connection with the exchange offer, which include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

TRANSFER TAXES

     Holders who tender their unregistered notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct Aztar to register registered notes in the name of, or request that unregistered notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those unregistered notes.

ACCOUNTING TREATMENT

     For accounting purposes, we will not recognize gain or loss upon the exchange of the registered notes for unregistered notes. We will amortize expenses incurred in connection with the issuance of the registered notes over the term of the registered notes.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the registered notes. In consideration for issuing the registered notes as contemplated in this prospectus, we will receive in exchange unregistered notes in like principal amount, which will be canceled. Accordingly, there will not be any increase in our outstanding indebtedness. The proceeds from the offering of the unregistered notes have been used to repay $165 million in principal amount outstanding under our revolving bank credit facility (and for general corporate purposes).

                                 CAPITALIZATION

     The following table sets forth our total consolidated cash and cash equivalents and capitalization as of June 28, 2001, and as adjusted to give effect to the July 27, 2001 offering of the unregistered notes and the application of a portion of the net proceeds from the July offering to repay the outstanding borrowings under our revolving bank credit facility. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this prospectus and our consolidated financial statements and accompanying notes thereto incorporated by reference in this prospectus.

                                                                   JUNE 28, 2001
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................  $ 41,022     $ 47,185
                                                              ========     ========
Long-term debt (including current portion):
  Revolving bank credit facility(1).........................  $165,000     $     --
  Term loan.................................................    49,125       49,125
  8 7/8% Senior Subordinated Notes due 2007.................   235,000      235,000
  9% Senior Subordinated Notes due 2011.....................        --      175,000
  Other notes payable.......................................       452          452
  Obligations under capital leases..........................     1,304        1,304
                                                              --------     --------
     Total long-term debt...................................   450,881      460,881
Series B ESOP convertible preferred stock...................     6,231        6,231
Shareholders' equity........................................   433,694      433,694
                                                              --------     --------
     Total capitalization...................................  $890,806     $900,806
                                                              ========     ========

-------------------------
(1) Our revolving bank credit facility provides for borrowings up to $264 million. Our revolving bank credit facility was amended effective June 29, 2001 to, among other things, extend the maturity to June 30, 2005.

                            REGULATION AND LICENSING

GENERAL


     Regulatory aspects of the gaming business are pervasive in nature and the following description should not be construed as a complete summary of all the regulatory requirements faced by Aztar. Gaming authorizations, once obtained, can be suspended or revoked for a variety of reasons. If Aztar is ever precluded from operating one of its gaming facilities, it would, to the extent permitted by law, seek to recover its investment by sale of the property affected, but Aztar cannot guarantee that it would recover its full investment. Aztar believes as of the date of this prospectus that it is substantially in compliance with the gaming and licensing requirements of Nevada, New Jersey, Missouri and Indiana.


     From time to time, legislative and regulatory changes are proposed, and court decisions rendered, that could be adverse to Aztar. On June 18, 1999, the National Gambling Impact Study Commission released a report that could result in federal legislation regulating the gaming industry. In addition, from time to time, investigations are conducted relating to the gaming industry. Tropicana Atlantic City, Casino Aztar Caruthersville and Casino Aztar Evansville are required to report particular cash transactions to the U.S. Department of the Treasury pursuant to the Bank Secrecy Act. Violation of the reporting requirements of the Bank Secrecy Act could result in civil as well as criminal penalties, including fines, imprisonment or both, which in turn could result in the revocation, suspension, imposition of conditions upon or failure to renew the casino license of the affected facility. The States of Nevada and Indiana have adopted regulations similar to the Bank Secrecy Act that require the Nevada and Indiana facilities to document and report specific currency transactions to the Nevada State Gaming Control Board and the Indiana Gaming Commission, respectively. Violation of these regulations could result in action by Nevada or Indiana authorities to fine or revoke, suspend, impose conditions upon or fail to renew the Nevada or Indiana facilities' licenses and Aztar's licensing approval. Except to the extent of a violation as noted above, these reporting requirements are not expected to have any adverse effects on Aztar's casino operations.

NEVADA

     The ownership and operation of casino gaming facilities in Nevada are subject to (a) the Nevada Gaming Control Act and the regulations promulgated under that Act, referred to collectively as the "Nevada Act" and (b) various local regulations. The gaming operations of the Tropicana Las Vegas and Ramada Express are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board. Each of the Nevada Commission, Nevada Control Board and Clark County Board are collectively referred to as the "Nevada Gaming Authorities."

     The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things:

     - the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

     - the establishment and maintenance of responsible accounting practices and procedures;

     - the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

     - the prevention of cheating and fraudulent practices; and

     - the provision of a source of state and local revenues through taxation and licensing fees.

     Change in these or other laws, regulations and procedures that apply to Aztar could have an adverse effect on Aztar.

     Hotel Ramada of Nevada is Aztar's wholly-owned subsidiary which operates the casino at Tropicana Las Vegas. Ramada Express, Inc., is Aztar's wholly-owned subsidiary which operates the Ramada Express casino in Laughlin. Hotel Ramada of Nevada and Ramada Express are both required to be licensed by the Nevada Gaming Authorities. The gaming licenses require the periodic payment of fees and taxes and are not transferable. Aztar is registered by the Nevada Commission as a publicly traded corporation ("Registered Corporation") and is therefore required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a stockholder of, or receive any percentage of profits from, Hotel Ramada of Nevada or Ramada Express without first obtaining licenses and approvals from the Nevada Gaming Authorities. Aztar, Hotel Ramada of Nevada, and Ramada Express have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

     The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, Aztar, Hotel Ramada of Nevada or Ramada Express in order to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and some key employees of Hotel Ramada of Nevada and Ramada Express must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Some officers, directors and key employees of Aztar who are actively and directly involved in gaming activities of Hotel Ramada of Nevada and Ramada Express may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing or a finding of suitability for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability, or the gaming licensee by whom the applicant is employed or for whom the applicant serves, must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

     If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with Aztar, Hotel Ramada of Nevada or Ramada Express, the companies involved would have to sever all relationships with this person. In addition, the Nevada Commission may require Aztar, Hotel Ramada of Nevada or Ramada Express to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

     Aztar, Hotel Ramada of Nevada and Ramada Express are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by Hotel Ramada of Nevada and Ramada Express must be reported to, or approved by, the Nevada Commission.


     If it were determined that the Nevada Act was violated by Hotel Ramada of Nevada or Ramada Express, the gaming licenses held by Hotel Ramada of Nevada or Ramada Express could be limited, conditioned, suspended or revoked, subject to compliance with particular statutory and regulatory procedures. In addition, Hotel Ramada of Nevada, Ramada Express, Aztar and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate Aztar's Nevada gaming properties and, under some circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of Aztar's Nevada gaming properties) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect Aztar.


     Any beneficial holder of Aztar's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of Aztar's voting securities determined if the Nevada Commission has reason to believe that this ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting this investigation.

     The Nevada Act requires any person who acquires more than 5% of any class of Aztar's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of any class of Aztar's voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the chairman of the Nevada Control Board mails the written notice requiring this filing. Under some circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of Aztar's voting securities may apply to the Nevada Commission for a waiver of the finding of suitability if this institutional investor holds the voting securities for investment purposes only. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of Aztar, any change in Aztar's corporate charter, bylaws, management, policies or operations of Aztar, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding Aztar's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

     - voting on all matters voted on by stockholders;

     - making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

     - other activities as the Nevada Commission may determine to be consistent with this investment intent.

     If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

     Under a new provision of the Nevada Act and under certain circumstances, an "institutional investor" as defined in the Nevada Act, which intends to acquire not more than 15% of any class of nonvoting securities of a privately-held corporation, limited partnership or limited liability company that is also a registered holding or intermediary company or the holder of a gaming license, may apply to the Nevada Commission for a waiver of the usual prior licensing or finding of suitability requirement if such institutional investor holds such nonvoting securities for investment purposes only. An institutional investor shall not be deemed to hold nonvoting securities for investment purposes unless the nonvoting securities were acquired and are held in the ordinary course of business as an institutional investor, do not give the institutional investor management authority, and do not, directly or indirectly, allow the institutional investor to vote for the election or appointment of members of the board of directors, a general partner or manager, cause any change in the articles of organization, operating agreement, other organic document, management, policies or operations, or cause any other action that the Nevada Commission finds to be inconsistent with holding nonvoting securities for investment purposes only. Activities that are not deemed to be inconsistent with holding nonvoting securities for investment purposes only include: (i) nominating any candidate for election or appointment to the entity's board of directors or equivalent in connection with a debt restructuring; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in the entity's management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of nonvoting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

     Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the chairman of the Nevada Control Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond the period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. Aztar is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with Aztar, Hotel Ramada of Nevada or Ramada Express, Aztar:

     - pays that person any dividend or interest upon its voting securities;

     - allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

     - pays remuneration in any form to that person for services rendered or otherwise; or

     - fails to pursue all lawful efforts to require the unsuitable person to relinquish his voting securities for cash at fair market value.

     Additionally, the Clark County Board has taken the position that it has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

     The Nevada Commission may, in its discretion, require the holder of any debt security, including the registered notes, of a Registered Corporation, including Aztar, to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own the debt security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it:

     - pays to the unsuitable person any dividend, interest, or any distribution whatsoever;

     - recognizes any voting right by such unsuitable person in connection with the securities;

     - pays the unsuitable person remuneration in any form; or

     - makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

     Aztar is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Aztar is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require Aztar's stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed this requirement on Aztar.

     Aztar may not make a public offering of any securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for these purposes. This approval, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Control Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.

     On May 17, 2001, the Nevada Commission granted Aztar prior approval to make public offerings for a period of two years subject to some conditions (the "Shelf Approval"). However, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the chairman of the Nevada Control Board. The Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Control Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. This exchange offer constitutes a public offering of securities that is being made pursuant to that Shelf Approval.

     Changes in control of Aztar through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Control Board and Nevada Commission in a variety of stringent standards prior to assuming control of the Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

     The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to:

     - assure the financial stability of corporate gaming operators and their affiliates;

     - preserve the beneficial aspects of conducting business in the corporate form; and

     - promote a neutral environment for the orderly governance of corporate affairs.

     Approvals are, in some circumstances, required from the Nevada Commission before Aztar can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by Aztar's board of directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

     License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon:

     - a percentage of the gross revenues received;

     - the number of gaming devices operated; or

     - the number of table games operated.

     A casino entertainment tax is also paid by Hotel Ramada of Nevada and Ramada Express where entertainment is furnished in connection with the serving or selling of food, refreshments or merchandise in a cabaret, nightclub, cocktail lounge or casino showroom.

     Any person who is licensed, required to be licensed, registered, required to be registered or is under common control with these persons (a "Licensee," or collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Control Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Control Board of their participation in this foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with specific reporting requirements imposed by the Nevada Act. A Licensee is also subject to disciplinary action by the Nevada Commission if it knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engages in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employs a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

     The sale of alcoholic beverages by Hotel Ramada of Nevada and Ramada Express is subject to licensing, control and regulation by the Clark County Board. All licenses are revocable and are not transferable. The Clark County Board has full power to limit, condition, suspend or revoke any license, and any disciplinary action could (and revocation would) have a material adverse effect upon the operations of Aztar, Hotel Ramada of Nevada or Ramada Express.

NEW JERSEY

     The ownership and operation of casino hotel facilities and gaming activities in Atlantic City, New Jersey, are subject to extensive state regulation under the New Jersey Casino Control Act, referred to as the "New Jersey Act," and the regulations of the New Jersey Casino Control Commission, referred to as the "New Jersey Commission." In general, the New Jersey Act and regulations provide for more extensive controls over a broader scope of gaming-related activities than does the Nevada regulatory system.

     The New Jersey Act and regulations concern primarily the financial stability and character of casino licensees, their intermediary and holding companies, their employees, their security holders and others financially interested in casino operations, the nature of hotel and casino facilities and a wide range of gaming and non-gaming related operations. The New Jersey Act and regulations include detailed provisions concerning, among other things:

     - financial and accounting practices used in connection with casino operations;

     - residence and equal employment opportunities for employees of casino operators, contractors for casino facilities and others;

     - rules of games, levels of supervision of games and methods of selling and redeeming chips;

     - manner of granting credit, duration of credit and enforceability of gaming debts;

     - manufacture, distribution and sale of gaming equipment;

     - security standards;

     - management control procedures;

     - accounting and cash control methods;

     - reports to gaming authorities;

     - advertising of casinos; and

     - standards for entertainment and distribution of alcoholic beverages in casinos.

     A number of these provisions require practices which are different from those in Nevada and some of them result in casino operating costs being higher than those in comparable facilities in Nevada.

     The New Jersey Act also established the New Jersey Division of Gaming Enforcement, referred to as the "New Jersey Division," to investigate all license applications, enforce the provisions of the New Jersey Act and attendant regulations and prosecute all proceedings for violations of the New Jersey Act and regulations before the New Jersey Commission. The New Jersey Division also conducts audits and continuing reviews of all casino operations.

     Adamar of New Jersey, Inc., a wholly-owned subsidiary of Aztar, has been licensed (subject to quadrennial renewal) by the New Jersey Commission to operate Tropicana Atlantic City. In November 1982, the New Jersey Commission granted a plenary license to Adamar of New Jersey, Inc. In November 1999, the license was renewed for a period of four years. Aztar and Ramada New Jersey Holdings Corporation, another of Aztar's New Jersey gaming subsidiaries, have been approved as qualified holding companies for Adamar of New Jersey, Inc.'s casino license. Officers and directors of Aztar, Ramada New

Jersey Holdings Corporation and Adamar of New Jersey, Inc. and employees who work at casino hotel facilities operated by Adamar of New Jersey, Inc. also have been or must be qualified, licensed or registered. In addition, all contracts affecting the facilities are subject to approval, and all enterprises that conduct business with Adamar of New Jersey, Inc. must register with the New Jersey Commission and those enterprises that conduct gaming related businesses or that conduct business on a regular and continuing basis, as defined by the regulations under the New Jersey Act, must be licensed by the New Jersey Commission.

     The New Jersey Commission has broad discretion regarding the issuance, renewal, revocation and suspension of casino licenses. Casino licenses are not transferable. A casino hotel facility must also continually satisfy specific requirements concerning, among other things, the number of qualifying sleeping units and the relationship between the number of qualifying sleeping units and the square footage of casino space. Aztar believes that Tropicana Atlantic City continues to meet these requirements.

     The New Jersey Act further provides that each person who directly or indirectly holds any beneficial interest or ownership of the securities issued by a casino licensee or any of its intermediary or holding companies, those persons who, in the opinion of the New Jersey Commission, have the ability to control the casino licensee or its intermediary or holding companies or elect a majority of the board of directors of said companies, other than a banking or other licensed lending institution which makes a loan or holds a mortgage or other lien acquired in the ordinary course of business, and lenders and underwriters of said companies may be required to seek qualification from the New Jersey Commission. However, because Aztar is a publicly traded holding company, in accordance with the provisions of the New Jersey Act, a waiver of qualification may be granted by the New Jersey Commission, with the concurrence of the director of the New Jersey Division, if it is determined that said persons or entities are not significantly involved in the activities of Adamar of New Jersey, Inc. and, in the case of security holders, do not have the ability to control Aztar or elect one or more of its directors. There exists a rebuttable presumption that any person holding 5% or more of the equity securities of a casino licensee's intermediary or holding company or a person having the ability to elect one or more of the directors of such a company has the ability to control the company and thus must obtain qualification from the New Jersey Commission.

     Notwithstanding this presumption of control, the New Jersey Act provides for a waiver of qualification for passive "institutional investors," as defined by the New Jersey Act, if the institutional investor purchased the securities for investment purposes only and where the securities constitute:

     - less than 10% of the equity securities of a casino licensee's holding or intermediary company; or

     - debt securities of a casino licensee's holding or intermediary company representing a percentage of the outstanding debt of the company not exceeding 20% or a percentage of any issue of the outstanding debt of the company not exceeding 50%.

     The waiver of qualification is subject to some conditions including, upon request of the New Jersey Commission, filing a certified statement that the institutional investor has no intention of influencing or affecting the affairs of the issuer. A waiver of qualification may also be granted to institutional investors holding a higher percentage of securities of a casino licensee's holding or intermediary company upon a showing of good cause.

     If the institutional investor is granted a waiver and subsequently determines to influence or affect the affairs of the issuer, it must provide not less than 30 days notice of this intent and file with the New Jersey Commission an application for qualification before taking any action which may influence or affect the affairs of the issuer, except that an institutional investor holding voting securities will be permitted to vote on matters put to the vote of the holders of outstanding voting securities. If an institutional investor that has been granted a waiver subsequently changes its investment intent, or if the New Jersey Commission finds reasonable cause to believe that the institutional investor may be found unqualified, no action other than divestiture will be taken by the investor with respect to the security holdings until the investor complies with the provisions of the New Jersey Act concerning Interim Casino Authorization. The provisions of the New Jersey Act concerning Interim Casino Authorization provide that whenever a security holder of either equity or debt is required to qualify pursuant to the New Jersey Act, the security holder will, within 30 days after the New Jersey Commission determines that qualification is required or declines to waive qualification,

     - file a completed application for qualification, along with an executed and approved Trust Agreement, wherein all securities of the holding or intermediary company held by that security holder are placed in trust pending qualification, or

     - file a notice of intent to divest itself of the securities as the New Jersey Commission may require so as to remove the need for qualification, which securities must be divested within 120 days from the date the determination was made.

     The New Jersey Act further requires that corporate licensees and their subsidiaries, intermediaries and holding companies adopt specific provisions in their certificates of incorporation that require some remedial action in the event that an individual owner of any security of such company is found disqualified under the New Jersey Act. The required certificate of incorporation provisions vary depending on whether the stock of the company subject to the requirements of the New Jersey Act is publicly or privately traded. Pursuant to the New Jersey Act, the certificate of incorporation of a publicly held company must provide that any securities of the corporation are held subject to the condition that if a holder is found to be disqualified by the New Jersey Commission pursuant to the New Jersey Act the holder will dispose of his interest in the company. The certificate of incorporation of a privately held company must create the absolute right of the company to repurchase at the market price or purchase price, whichever is the lesser, any security, share or other interest in the company in the event the New Jersey Commission disapproves a transfer in accordance with the provisions of the New Jersey Act.

     Aztar is a publicly held company and, accordingly, a provision has been placed in its restated certificate of incorporation which provides that a holder of its securities must dispose of the securities if the holder is found disqualified under the New Jersey Act. In addition, Aztar's restated certificate of incorporation provides that it may redeem the stock of any holder found to be disqualified.

     If, at any time, it is determined that Adamar of New Jersey, Inc. has violated the New Jersey Act or regulations, or if any security holder of Aztar, Adamar of New Jersey, Inc. or Ramada New Jersey Holdings Corporation who is required to be qualified under the New Jersey Act is found disqualified but does not dispose of the securities, Adamar of New Jersey, Inc. could be subject to fines or its license could be suspended or revoked. If Adamar of New Jersey, Inc.'s license is revoked, the New Jersey Commission could appoint a conservator to operate and to dispose of any casino hotel facilities of Adamar of New Jersey, Inc. Net proceeds of a sale by a conservator and net profits of operations by a conservator (at least up to an amount equal to a fair return on Adamar of New Jersey, Inc.'s investment which is reasonable for casinos or hotels) would be paid to Adamar of New Jersey, Inc.

     In addition to compliance with the New Jersey Act and regulations relating to gaming, any facility built in Atlantic City by Adamar of New Jersey, Inc. or any other subsidiary of Aztar must comply with the New Jersey and Atlantic City laws and regulations relating to, among other things, the Coastal Area Facilities Review Act, construction of buildings, environmental considerations, operation of hotels and the sale of alcoholic beverages.

     The New Jersey Commission is authorized to establish fees for the issuance or renewal of casino licenses. Yearly casino hotel alcoholic beverage license fees are payable for each facility in any of five specified categories in any licensed casino hotel. There is also an annual license fee on each slot machine. The New Jersey Commission is also authorized by regulation to establish annual fees for the issuance and renewal of licenses other than casino licenses.

     The New Jersey Act imposes an annual tax of eight percent on gross revenues (as defined in the New Jersey Act). In addition, casino licensees are required to invest one and one-quarter percent of gross casino revenues for the purchase of bonds to be issued by the Casino Reinvestment Development Authority or make other approved investments equal to that amount; in the event the investment requirement is not met, the casino licensee is subject to a tax in the amount of two and one-half percent on gross revenues.

MISSOURI

     On November 3, 1992, a statewide referendum authorized gaming in the state of Missouri on the Missouri and the Mississippi Rivers. Local approval from the home dock municipality, as required by the legislation, was also obtained from the City of Caruthersville in the November 3, 1992 election. On April 29, 1993, Missouri enacted revised legislation (as amended, the "Missouri Gaming Law") which amended the existing legislation. The Missouri Gaming Law established the Missouri Gaming Commission, which is responsible for the licensing and regulation, and enforcement with respect to some aspects, of riverboat gaming in Missouri and has the discretion to approve license applications for riverboat gaming facilities as well as employees and key persons associated with the facilities. In July 1993, Aztar was chosen by the City of Caruthersville as the preferred applicant to develop a gaming facility, and on September 20, 1993, Aztar's subsidiary, Aztar Missouri Gaming Corporation, predecessor in interest to the current licensee, Aztar Missouri Riverboat Gaming Company, L.L.C. ("Aztar Missouri") filed its initial application with the Missouri Gaming Commission. The Missouri Gaming Commission conducted a formal investigation of Aztar Missouri's application and granted an owner/operator gaming license to Aztar Missouri on April 26, 1995.

     In a decision handed down on January 25, 1994, the Missouri Supreme Court held that games of chance were prohibited under the Missouri constitution. On April 5, 1994, Missouri voters narrowly defeated the adoption of a constitutional amendment that would have excepted excursion boats and floating facilities from the constitutional prohibition on lotteries. Local voters did re-approve gaming in the City of Caruthersville in the April 5, 1994 election. Following the April 5, 1994 election, the Missouri legislature amended the existing Missouri Gaming Law to clarify some definitions and to resolve some constitutional questions raised in the Missouri Supreme Court decision. Pursuant to the Missouri Gaming Law, there are ten operating riverboat gaming facility sites in Missouri (some with multiple licensed riverboat casinos): one in Caruthersville; three in the St. Louis area; four in the Kansas City area; one in La Grange; and one in St. Joseph.

     In a statewide election held on November 8, 1994, Missouri voters approved the adoption of an amendment to the Missouri Constitution which permits the legislature to allow games of chance to be conducted on excursion boats and floating facilities on the Mississippi River and the Missouri River. As a result of the amendment, full-scale gaming, subject to Missouri Gaming Law, is now available in Missouri.

     Opponents of gaming in Missouri have brought several legal challenges to gaming in the past and may possibly bring similar challenges in the future. On November 25, 1997, the Missouri Supreme Court overturned a state lower court and held that a portion of the Missouri Gaming Law that authorized excursion gaming facilities in "artificial basins" up to 1,000 feet from the Mississippi or Missouri rivers was unconstitutional. This ruling created uncertainty as to the legal status of several excursion gaming riverboat facilities in the state; however, as Aztar Missouri facilities were fully on the Mississippi River, they did not appear to be affected. On November 3, 1998, a statewide referendum was held, whereby the voters amended the constitution to allow "artificial basins" for existing facilities, effectively overturning the above Missouri Supreme Court decision. There can be no assurances that any future challenges, if brought, would not further interfere with full-scale gaming operations in Missouri, including the operations of Aztar Missouri.

     Under the Missouri Gaming Law, the ownership and operation of riverboat gaming facilities in Missouri are subject to extensive state and local regulation. Aztar, Aztar Missouri, any subsidiaries, and some of their officers and employees are and will be subject to specific regulations including licensing requirements. As part of the application and licensing process for a gaming license, the applicant must submit detailed financial, operating and other reports to the Missouri Gaming Commission. Each applicant has an ongoing duty to update the information provided to the Missouri Gaming Commission in the application. Aztar Missouri has frequently updated its application materials since it was initially licensed. In addition to the information required of the applicant, directors, officers and other defined "key persons" (which include individuals designated by the Missouri Gaming Commission) must submit Personal Disclosure Forms, which include detailed personal financial information, and are subject to thorough investigations. In addition, some officers and directors of Aztar, as well as Aztar itself, have submitted Personal Disclosure Forms and applications to the Missouri Gaming Commission. All gaming employees must obtain an occupational license issued by the Missouri Gaming Commission.

     The operators' licenses (or "Class A" gaming licenses) are issued through application to the Missouri Gaming Commission, which requires, among other things:

     - investigations into an applicant's character, financial responsibility and experience qualifications and

     - that applicants furnish:

       - financial information, referenced above;

       - detailed information about the applicant's history, business, affiliations, officers, directors and owners;

       - an affirmative action plan for the hiring and training of African-American and other minorities; and

       - an economic development or impact report.

     License fees are a minimum of $50,000 for the initial application and $25,000 annually thereafter. Aztar Missouri's gaming license was renewed on April 25, 2001 and expires on April 25, 2002. Aztar Missouri will not be required to undergo a full relicensing investigation and hearing until 2003.

     The Missouri Gaming Law regulations impose restrictions on the use and transfer of the gaming licenses as well as limitations on transactions engaged in by licensees. The licenses issued by the Missouri Gaming Commission may not be transferred nor pledged as collateral. The Missouri Gaming Law regulations bar a licensee from taking any of the following actions without prior notice to, and approval by, the Missouri Gaming Commission:

     - any transfer or issuance of an ownership interest of five percent or more of the issued and outstanding ownership interest;

     - any private incurrence of debt by the licensee or any holding company of $1,000,000 or more;

     - any public issuance of debt by a licensee or its holding company; and

     - defined "significant related party transactions."

     In addition, the licensee must notify the Missouri Gaming Commission of other transactions, including the transfer of five percent or more of an ownership interest in the licensee or holding company and any transaction of at least $1,000,000. The restrictions on transfer of ownership apply to Aztar as well as the direct licensee, Aztar Missouri. Gaming equipment and corporate stock of some licensees may not be pledged except in narrow circumstances and subject to some regulatory conditions.

     Missouri statutes and administrative rules contain detailed requirements concerning the operation of a licensed excursion gaming boat facility, including:

     - a charge of two dollars per gaming customer per excursion, as discussed below, that licensees must pay to the Missouri Gaming Commission;

     - requirements regarding minimum payouts;

     - a 20% tax on adjusted gross receipts;

     - prohibitions against providing credit to gaming customers, except for the use of credit cards and cashing checks; and

     - a requirement that each licensee reimburse the Missouri Gaming Commission for all costs of any Missouri Gaming Commission staff, including Missouri Highway Patrol Officers, necessary to protect the public on the licensee's riverboat.

     Licensees also must submit monthly and annual reports of financial and statistical data and quarterly and annual audited financial information and compliance reports to the Missouri Gaming Commission and pay the associated auditing fees. Other areas of operation which are subject to regulation under the Missouri rules are the color, denomination and handling of chips and tokens; the surveillance methods and computer monitoring of electronic games; accounting and audit methods and procedures; and approval of an extensive internal control system. The Missouri Gaming Commission requires comprehensive safety inspections and compliance with local and federal safety requirements. Liquor licenses are issued and regulated by the Missouri Gaming Commission. The Missouri rules also require that all of an operator's purchases must be from suppliers licensed by the Missouri Gaming Commission or another entity approved by the Commission.

     The Missouri Gaming Commission has the power, as well as broad discretion in exercising this power, to revoke or suspend gaming licenses and impose other penalties for violations of the Missouri Gaming Law and the rules and regulations promulgated thereunder, including without limitation, forfeiture of all gaming equipment used for improper gaming and fines of up to three times a licensee's highest daily gross adjusted receipts during the preceding twelve months.

     Although the Missouri Gaming Law provides no limit on the amount of riverboat space that may be used for gaming, the Missouri Gaming Commission is empowered to impose space limitations through the adoption of rules and regulations. In addition, the Missouri Gaming Law imposes a $500 loss limit per two-hour period established by each licensee with the approval of the Missouri Gaming Commission. In order to establish an excursion schedule, which allows patrons to enter and exit the gaming floor at any time during the excursion the licensee must prove to the Missouri Gaming Commission that it can enforce the $500 loss limit.

     In addition, the Missouri Gaming Commission is empowered to determine on a city and county-specific basis where "dockside" or permanently-docked gaming is appropriate and may be permitted. The Missouri Gaming Commission has authorized all ten licensed sites to operate all or a portion of their facilities on a continuously docked basis. On February 15, 1996, the Commission granted Aztar Missouri the authority to operate gambling games on part of its floating facility previously used for non-gaming activities, including ticketing, under the continuous docking provision of the Missouri Gaming Law. On February 15, 1997, the Commission granted Aztar Missouri the authority to permanently dock the excursion gambling riverboat facility known as the "City of Caruthersville."

INDIANA

     The ownership and operation of riverboat casinos in specific designated waters are subject to extensive state regulation under the Indiana Riverboat Gambling Act (the "Indiana Act") and regulations which the Indiana Gaming Commission ("Indiana Commission") is authorized to adopt under the Indiana Act. The Indiana Act extends broad and pervasive regulatory powers and authority to the Indiana Commission. The Indiana Act and the regulations of the Indiana Commission are significant to Aztar's prospects for successfully operating its riverboat casino and associated developments based in Evansville, Indiana.

     The Indiana Commission has issued

     - five riverboat owner's licenses on Lake Michigan, and

     - five riverboat owner's licenses on the Ohio River, including Aztar's facility.

     The Indiana Commission has not considered applicants for the license on Patoka Lake in Southwestern Indiana, since that site has been determined by the United States Army Corps of Engineers to be unsuitable for a riverboat casino project. A licensee may own no more than a 10% interest in any other owner's license under the Indiana Act. The Indiana Commission has adopted regulations under the

Indiana Act which covers numerous operational matters concerning riverboat casinos licensed by the Commission, including rules for

     - authorized games,

     - internal control procedures,

     - accounting records,

     - security,

     - gaming equipment, and

     - extensions of credit.

     Among regulations adopted is one dealing with riverboat excursions, routes and public safety. The Indiana Act requires licensed riverboat casinos to be cruising vessels and the regulations carry out the legislative intent with appropriate recognition of public safety needs. The Indiana Act and the regulations explicitly preclude "dockside gambling." Riverboat gaming excursions are limited to a duration of up to four hours unless expressly approved by the Indiana Commission. No gaming may be conducted while the boat is docked except:

     - for 30-minute time periods at the beginning and end of a cruise while the passengers are embarking and disembarking;

     - if the master of the riverboat reasonably determines that specific weather or water conditions present a danger to the riverboat, its passengers and crew;

     - if either the vessel or the docking facility is undergoing mechanical or structural repair;

     - if water traffic conditions present a danger to:

       - the riverboat, riverboat passengers and crew or

       - other vessels on the water; or

     - if the master has been notified that a condition exists that would cause a violation of Federal law if the riverboat were to cruise.

     However, a riverboat licensee must allow patrons to disembark at anytime the riverboat remains at the dock and gambling continues.

     For Ohio River excursions, including those Aztar is conducting through its Evansville operations, "full excursions" must be conducted at all times during a year unless the master determines otherwise, for the above-stated reasons. A "full excursion" is a cruise on the Ohio River. The Ohio River has waters in both Indiana and Kentucky in the Evansville vicinity. Because riverboat casino gambling is illegal in Kentucky, authorities of that state have raised issues about Indiana-licensed riverboats operating in Kentucky waters. Aztar's Evansville riverboat cruises from its dock without entering Kentucky waters, under its currently approved cruising route, thereby avoiding those issues.

     Aztar, through an Indiana subsidiary, Aztar Indiana Gaming Corporation, has received from the Indiana Commission a riverboat owner's license for the Evansville, Indiana market. Aztar Indiana Gaming Corporation completed requirements for formal licensing and commenced operations in Evansville on December 7, 1995. On August 20, 1999, the Indiana Commission authorized a transfer of the assets of Aztar Indiana Gaming Corporation, including the riverboat owner's license, to Aztar Indiana Gaming Company, L.L.C. ("Aztar Indiana"), a recently-formed limited liability company, in which Aztar Riverboat Holding Company, L.L.C. owns all of the membership interests. Aztar Riverboat Holding Company, L.L.C. is 100% owned by Aztar through wholly-owned subsidiaries. On December 31, 1999, Aztar Indiana Gaming Corporation transferred its assets and riverboat owner's license to Aztar Indiana.

     A riverboat owner's license has an initial effective period of five years but is subject to an annual renewal thereafter. The Indiana Commission has broad discretion with respect to the initial issuance of licenses and also with respect to the renewal, revocation, suspension and control of riverboat owner's licenses. On December 7, 2000, the Indiana Commission made a preliminary determination to renew Aztar Indiana's riverboat owner's license until such time as Aztar Indiana has an opportunity to make a presentation to the Indiana Commission at a regular business meeting. On March 2, 2001, the Indiana Commission renewed Aztar Indiana's riverboat owner's license for a period of three years with an annual review. The Indiana Commission has adopted a rule which requires, in the event a riverboat owner's license is terminated, the riverboat licensee to secure all the assets of the riverboat gambling operation, and the licensee may not dispose of any of these assets without the written approval of the Indiana Commission. The Indiana Act requires a reinvestigation after three years to ensure the owner continues to be suitable for licensure. Officers, directors and principal owners of the actual license holder and employees who are to work on the riverboat are subject to substantial disclosure requirements as a part of securing and maintaining necessary licenses. Significant contracts are subject to disclosure. A riverboat owner licensee may not enter into or perform any contract or transaction in which it transfers or receives consideration which is not commercially reasonable or which does not reflect the fair market value of the goods or services rendered or received. All contracts are subject to disapproval by the Indiana Commission. Suppliers of gaming equipment and materials must also be licensed under the Indiana Act.

     The Indiana Act requires licensees to disclose to the Indiana Commission the identity of all directors, officers and persons holding direct or indirect beneficial interests of 1% or greater. The Indiana Commission also requires a broad and comprehensive disclosure of financial and operating information on licensees and their principal officers. Aztar has provided full information and documentation to the Indiana Commission and it must continue to do so during the term of the license. The Indiana Act prohibits, among other things:

     - a key person or a person holding an ownership interest in a riverboat licensee, or an employee of a riverboat licensee, from participating in a game conducted on a riverboat which is the subject of a license; and

     - contributions to a candidate for a state, legislative, or local office, or to a candidate's committee or to a regular party committee by the holder of a riverboat owner's license or a supplier's license, by an officer of a licensee, by an officer of a person that holds at least a 1% interest in the licensee, or by a person holding at least a 1% interest in the licensee.

     The Indiana Commission has adopted a rule requiring quarterly reporting by the holder of a riverboat owner's license, including Aztar Indiana, or a holder of a supplier's license, of the officers of the licensee, officers of persons that hold at least a 1% interest in the licensee, including Aztar, and of persons who directly or indirectly own a 1% interest in the licensee, including beneficial owners of Aztar.

     The Indiana Commission has adopted a rule which prohibits the distribution by a riverboat licensee, including Aztar Indiana, to its partners, shareholders, itself, or any affiliated entity, if the distribution would impair the financial viability of the riverboat gambling operation. The Indiana Commission has adopted another rule which requires riverboat licensees, including Aztar Indiana, to maintain on a quarterly basis a cash reserve in the amount of the actual payout for three days, and the cash reserve would include cash in the casino cage, cash in a bank account in Indiana, or cash equivalents not committed or obligated.

     In addition to receiving a license to conduct riverboat casino operations from the Indiana Commission, Aztar Indiana has secured permits and approvals from the United States Army Corps of Engineers to develop the facilities it is using to conduct operations. Aztar Indiana has received three alcoholic beverage permits which are subject to annual renewal: one for riverboat excursions and two for land support facilities. All building permits and other approvals for the permanent facilities have been received, and the project is complete.

     The Indiana Act prescribes a tax on adjusted gross receipts from gambling games authorized under the Indiana Act at the rate of 20% on adjusted gross receipts. For this purpose, adjusted gross receipts means the total of all cash and property received from gaming operations less cash paid out as winnings and uncollectible gaming receivables (not to exceed 2%). The Indiana Act also prescribes an additional tax for admissions, based upon $3 for each person admitted to a gaming excursion. The admissions tax is paid for each excursion or part of an excursion for which the person remains on board. Riverboats are assessed for property tax purposes as real property at rates to be determined by local taxing authorities. Sales on a riverboat are subject to applicable use, excise and retail taxes. The Indiana Act requires a riverboat owner licensee to directly reimburse the Indiana Commission for the costs of inspectors and agents required to be present during the conduct of gaming operations.

     The Indiana Act places special emphasis upon minority and women's business enterprise participation in the riverboat industry. Any person issued a riverboat owner's license must establish goals of at least 10% of the total dollar value of the licensee's contracts for goods and services with minority business enterprises and 5% of the total dollar value of the licensee's contracts for goods and services with women's business enterprises. The Indiana Commission may suspend, limit or revoke the owner's license or impose a fine for failure to comply with the statutory requirements.

     Minimum and maximum wagers on games on the riverboat are left to the discretion of the licensee. Wagering may not be conducted with money or other negotiable currency. No person under the age of 21 is permitted to wager on a riverboat.

     An institutional investor which acquires 5% or more of any class of voting securities of a holding company of a licensee is required to notify the Indiana Commission and to provide additional information, and may be subject to a finding of suitability. A person who acquires 5% or more of any class of voting securities of a holding company of a licensee is required to apply to the Indiana Commission for a finding of suitability. A riverboat licensee or an affiliate may not enter into a debt transaction of $1 million or more without approval of the Indiana Commission. On May 29, 2001, the Indiana Commission approved (a) the amendment to the revolving credit facility to extend the maturity date and the reduction date, and (b) the issuance by Aztar of up to $200 million in public unsecured debt for a term of approximately ten years with an interest rate not to exceed 8 7/8%.

     Pursuant to our request and as provided for in the rules of the Indiana Commission, the Executive Director of the Indiana Commission, in connection with the issuance of the unregistered notes and the registered notes, waived the requirements and procedures for approval by the Indiana Commission of the sale of the notes at 9%. The Indiana Commission at its August 23, 2001 meeting ratified the Executive Director's waiver.

     A riverboat owner's license is a revocable privilege and is not a property right under the Indiana Act. A riverboat owner licensee or any other person may not lease, hypothecate, borrow money against or loan money against a riverboat owner's license.

     A lawsuit was filed on October 25, 1996, by three individuals in Harrison County, Indiana, which challenged the constitutionality of the Indiana Act. The lawsuit alleged that the Indiana Act:

     - creates an unequal privilege because supporters of riverboat gambling, having lost a county-wide referendum, are permitted to resubmit a proposal to county voters for approval of riverboat gambling, while opponents, having lost a county-wide referendum, are not allowed to resubmit a proposal; and

     - was enacted as part of a state budget bill allegedly in violation of a state constitutional requirement that legislation be confined to a single subject and matters connected to this subject.

     On July 14, 2000, the Indiana Court of Appeals affirmed the trial court decision which granted the motion to dismiss of the State of Indiana because the appellants lacked standing to challenge the constitutionality of the Indiana Act, their harm was too remote and their injury was no different than that which would be suffered by the public as a whole. The Supreme Court of Indiana denied transfer of this case on November 22, 2000. The Supreme Court of Indiana has previously upheld the constitutionality of the Indiana Act, although the prior challenge involved different groups than those alleged in this recent lawsuit.

ENVIRONMENTAL MATTERS

     Aztar is subject to federal, state and local environmental laws, regulations and ordinances that (a) govern activities or operations that may have adverse environmental effects, such as discharges to air and water as well as handling and disposal practices for solid and hazardous wastes, and (b) impose liability for the costs of cleaning up, and some damages resulting from, past spills, disposals or other releases of hazardous substances. Aztar uses some substances and generates some wastes that are regulated or may be deemed hazardous under applicable environmental laws. From time to time, our operations have resulted, or may result, in some noncompliance with applicable requirements under environmental laws. Aztar has also incurred, and in the future may incur, costs related to cleaning up contamination relating to historical uses of some of our current or former properties. Specifically, the riverboat properties have been used for various industrial purposes in the past. Any noncompliance with applicable requirements or liability under environmental laws has not had, and is not expected to have, a material adverse effect on our results of operations or our financial condition.

OTHER REGULATIONS

     Aztar's businesses are subject to various federal, state and local laws and regulations in addition to those discussed above. These laws and regulations include but are not limited to restrictions and conditions concerning employees, taxation, zoning and building codes, and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect Aztar.

                        DESCRIPTION OF REGISTERED NOTES

     You can find the definitions of some terms used in this description under the subheading "Definitions." In this description, the terms "Company" and "Aztar" refer only to Aztar Corporation and not to any of its subsidiaries or affiliates. Sometimes we refer to the unregistered notes and the registered notes, collectively as the notes.

     Aztar will issue the registered notes offered hereby under an indenture between itself and U.S. Bank Trust National Association, as trustee, which is the same indenture that governs the unregistered notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

     The following description is a summary of the material provisions of the indenture and the exchange and registration rights agreement with respect to the notes. It does not restate those agreements in their entirety. We urge you to read the indenture and the exchange and registration rights agreement because they, and not this description, define your rights as Holders of these notes. The form and terms of the registered notes will be the same as the form and terms of the unregistered notes, except that the registered notes will be readily transferable by you except as otherwise provided in this prospectus. See "The Exchange Offer -- Purpose and Effect." We have made copies of the indenture and the exchange and registration rights agreement available as set forth under "-- Where You Can Find More Information."

BRIEF DESCRIPTION OF THE NOTES

     These notes:

     - are general unsecured senior subordinated obligations of Aztar;

     - are subordinated in right of payment to all existing and future Senior Indebtedness of Aztar;

     - are effectively subordinated to all secured Indebtedness of Aztar;

     - rank equally with Aztar's 8 7/8% Senior Subordinated Notes due 2007 (the "8 7/8 Notes");

     - are effectively subordinated to all liabilities of Aztar's subsidiaries, including trade and construction payables; and

     - are senior in right of payment to any future Indebtedness of Aztar that is specifically subordinated to the notes.

     As of June 28, 2001, on a pro forma basis after giving effect to the July 27, 2001 offering of the unregistered notes, and the application of a portion of the net proceeds from the July offering to repay the outstanding borrowings under our revolving bank credit facility, we would have had outstanding $52 million of Senior Indebtedness that ranked prior to the notes, $235 million of senior subordinated Indebtedness that ranked equally with the notes and our subsidiaries would have had outstanding $74 million of other liabilities. As indicated above and as discussed in detail below under the subheading "Subordination," payments on the notes will be subordinated to the payment of Senior Indebtedness. The indenture permits us to incur additional Senior Indebtedness.

     As of the date of the indenture, all of our Subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below, we will be permitted to designate some of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. See the definition of "Unrestricted Subsidiary" under the caption "Definitions."

PRINCIPAL, MATURITY AND INTEREST

     Aztar will issue registered notes in an aggregate principal amount of up to $175 million, maturing on August 15, 2011. Subject to the covenants described below and applicable law, Aztar may issue additional notes under the indenture. The unregistered notes, the registered notes offered by this prospectus and any additional notes subsequently issued will be treated as a single class for all purposes under the indenture.

     Interest on these registered notes will accrue at the rate of 9% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2002. Aztar will make each interest payment to the Holders of record of these registered notes on the immediately preceding February 1 and August 1.

     Interest on these registered notes will accrue from the date of original issuance of the unregistered notes or, if interest has already been paid, from the date of the most recently paid interest on the unregistered notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a Holder has given wire transfer instructions to Aztar, Aztar will make all principal, premium and interest payments on these notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of Aztar maintained for that purpose within the City and State of New York unless Aztar elects to make interest payments by check mailed to the Holders at their address set forth in the Register of Holders; provided that all payments with respect to Global notes, and any definitive notes the Holder of which has given wire instructions to Aztar will be made by wire-transfer. Until otherwise designated by Aztar, Aztar's office or agency in New York will be the office of the Trustee maintained for that purpose.

OPTIONAL REDEMPTION

     At any time prior to August 15, 2006, the notes will be redeemable at the election of Aztar, in whole at any time or in part from time to time, on not less than 30 nor more than 60 days prior notice, mailed by first-class mail to the Holders' last addresses as they appear in the Register, at a redemption price, expressed as a percentage of the principal amount, equal to 100% of the principal amount thereof plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the date of redemption (the "Redemption Date").

     On or after August 15, 2006, the notes will be redeemable at the election of Aztar, in whole at any time or in part from time to time, on not less than 30 nor more than 60 days prior notice, mailed by first-class mail to the Holders' last addresses as they appear in the Register, at the redemption prices, expressed in percentages of principal amount, specified below plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning August 15 of the years indicated below:

YEAR                                                        PERCENTAGE
----                                                        ----------
2006......................................................   104.500%
2007......................................................   103.000
2008......................................................   101.500
2009 and thereafter.......................................   100.000

     If less than all the notes are to be redeemed, selection of notes for redemption will be made by the trustee, pro rata or by lot or by any other means the trustee determines to be fair and appropriate. The indenture provides that if any note is to be redeemed in part only, the notice of redemption relating to that note will state the portion of the principal amount in integral multiples of $1,000 to be redeemed and that, on and after the date fixed for redemption, upon surrender of that note, a new note or notes in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof. On and after the date set for redemption interest will cease to accrue on notes or portions of them called for redemption.

SUBORDINATION OF THE REGISTERED NOTES

     The payment of the principal of and interest on the notes is subordinated in right of payment, as set forth in the indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred, issued, assumed or guaranteed. Upon any distribution of the assets of Aztar upon any liquidation, dissolution, bankruptcy, reorganization or similar proceeding, the holders of Senior Indebtedness will be entitled to receive payment in full before the Holders of the notes are entitled to receive any payment. See "Risk
Factors -- Subordination."

     In the event of any default in the payment of principal of or interest on Designated Senior Indebtedness pursuant to which the maturity of that Designated Senior Indebtedness may be accelerated, no payment may be made on or in respect of the notes until that default has been cured or waived. During the continuance of any other event of default with respect to Designated Senior Indebtedness that permits acceleration of the maturity thereof, no payment may be made on or in respect of the notes for a period of 180 days (the "Payment Blockage Period") commencing on the earlier of:

          (1) the date the trustee receives written notice of that default from the Representative with respect to, or from the holders of a majority in aggregate principal amount of, that Designated Senior Indebtedness then outstanding; or

          (2) if this event of default results from the acceleration of the notes, the date of the acceleration (unless the Payment Blockage Period is terminated by written notice to the trustee from the Representative or those holders).

     Not more than one Payment Blockage Period may be commenced with respect to the notes during any period of 360 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days from the date the payment on the notes was due, and there must be 180 days in any 360-day period in which no Payment Blockage Period is in effect. For all purposes of this paragraph, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating that Payment Blockage Period will be, or be made, the basis for the commencement of a subsequent Payment Blockage Period by the Representative or requisite holders of the Designated Senior Indebtedness whether or not within a period of 360 consecutive days unless that default or event of default will have been cured or waived for a period of not less than 90 consecutive days. The failure to make a payment of the principal of or interest on the notes because of these restrictions will not be construed as preventing the occurrence of an Event of Default and the right to accelerate the maturity of the notes upon the occurrence thereof.

REPURCHASE UPON A CHANGE OF CONTROL

     Upon a Change of Control of Aztar each Holder of the notes will have the right to require that Aztar repurchase each of the Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of repurchase, as provided in, and subject to the terms of, the indenture. Within 30 days following any Change of Control, Aztar will mail a notice to each Holder stating, among other things:

          (1) that the Holder has the right to require Aztar to repurchase the Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase and that all notes tendered to Aztar by the Holder will be accepted for payment;

          (2) the purchase price and the repurchase date which will be no earlier than 30 days and no later than 60 days from the date the notice is mailed; and

          (3) the instructions determined by Aztar consistent with this covenant that a Holder must follow in order to have its notes repurchased.

     In the event of a Change of Control, each Holder of the notes will have the right to require Aztar to repurchase that Holder's notes at 101%, plus accrued interest. The source of funds of any repurchase of the notes will be Aztar's cash or cash generated from operations or other sources, including borrowings, sales of assets or equity. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases. In addition, the ability to repurchase the notes upon a Change of Control would be limited by the terms of some Indebtedness of Aztar, including its current bank Credit Facility, under which Holders thereof may require repayment or its acceleration upon a Change of Control. In the event that Holders of the notes exercised the right to require repurchase of the notes upon a Change of Control, that right would be subordinated to the right of the banks that are party to the bank Credit Facility to receive payment, if those banks exercise their right to require repayment upon a Change of Control. The subordination of the notes may limit the ability of Aztar to repurchase the notes, depending upon the funds available to Aztar at that time. The Change of Control provision may also have the effect of deterring or delaying some unsolicited acquisition attempts.

     The conveyance, transfer or lease of all or substantially all of Aztar's assets, among other things, would constitute a Change of Control. Although the amount of assets that will constitute "all or substantially all" of Aztar's assets is not readily quantifiable, a determination as to whether a Change of Control has occurred will depend on the percentage of operating assets and total assets transferred, among other measurements, and the other facts and circumstances of the transaction. In any particular transfer, the determination of whether a Change of Control has occurred will be made by Aztar, and Aztar will give notice to the Holders of the notes of the occurrence of a Change of Control.

     Aztar will comply with all applicable rules governing tender offers for the notes, including but not limited to, Section 14(e) of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

MANDATORY DISPOSITION OR REDEMPTION PURSUANT TO GAMING LAWS

     The New Jersey and Nevada gaming authorities currently have the authority to require a Holder or beneficial owner of the notes to be licensed or found qualified or suitable under applicable laws and regulations. Missouri gaming authorities also have broad authority to require some persons or entities, including the Holders of notes, to submit license applications and be licensed or found qualified or suitable. It is possible that gaming authorities in other jurisdictions could impose similar requirements. If, at any time, a Holder or beneficial owner of notes is required to be licensed or found qualified or suitable under any gaming laws or regulations applicable to Aztar and that Holder or beneficial owner does not become so licensed or is not found qualified or suitable, Aztar will have the right, at its option to:

          (1) require that Holder or beneficial owner to dispose of all or a portion of that Holder's or beneficial owner's notes within 120 days after that Holder or beneficial owner receives notice of the finding by the applicable gaming authorities, or any other different time period as may be prescribed by those authorities; or

          (2) redeem the notes of that Holder upon not less than 30 nor more than 60 days prior notice by Aztar, or any other different time period as may be prescribed by those applicable gaming authorities.

     If that Holder or beneficial owner fails to dispose of that Holder's or beneficial owner's notes within the prescribed time period, Aztar will have the right to redeem that Holder's or beneficial owner's notes on five days notice. Any redemption by Aztar pursuant to this paragraph will be without premium and at the lower of:

          (1) the Holder's or beneficial owner's original purchase price for the notes and, if permitted by the Gaming Authorities or by applicable Gaming Jurisdiction Law, accrued interest to the redemption date; and

          (2) unless some other price or terms are required by the gaming authorities, the lowest closing sale price of the notes between the date of the notice given by the applicable Gaming Authorities and the date ten days after that date.

     Each Holder and beneficial owner by accepting the notes will agree to those provisions as set forth in the notes and the indenture and will agree to inform Aztar upon request of the price at which that Holder or beneficial owner acquired those notes. See "Regulation and Licensing -- Nevada," "Regulation and Licensing -- New Jersey," "Regulation and Licensing -- Missouri" and "Regulation and Licensing -- Indiana."

DEFINITIONS

     Set forth is a summary of some defined terms used in the indenture. Reference is made to the indenture for the full definition of all these terms, as well as any other terms used in this prospectus for which no definition is provided.

     "Affiliate" means, with respect to any Person, a Person:

          (1) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, that Person;

          (2) which beneficially owns or holds 10% or more of any class of the Voting Stock of that Person (or a 10% or greater equity interest in a Person which is not a corporation); or

          (3) of which 10% or more of any class of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held by that Person or any Subsidiary of that Person.

     The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Applicable Premium" means, with respect to any note on any Redemption Date, the greater of:

          (1) 1.0% of the principal amount of the note; or

          (2) the excess of:

             (A) the sum of the present values at such Redemption Date of (i) the redemption price of the Note at August 15, 2006 (such redemption price being set forth in the table appearing above under the caption
        "-- Optional Redemption") and (ii) all required interest payments due on the note through August 15, 2006 (excluding accrued but unpaid interest), computed in each case using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

             (B) the principal amount of the note.

     "Asset Sale" means the sale or other disposition, including, without limitation, dispositions pursuant to Sale and Leaseback Transactions, by Aztar or one of its Subsidiaries to any Person other than Aztar or one of its Subsidiaries of:

          (1) any of the Capital Stock of any of the Subsidiaries of Aztar; or

          (2) any other assets of Aztar or any assets of its Subsidiaries outside the ordinary course of business of Aztar or that Subsidiary.

     "Average Life" means, as of the date of determination, with respect to any debt security, the quotient obtained by dividing:

          (1) the sum of the products of

             (A) the numbers of years from the date of determination to the dates of each successive scheduled principal payment of that debt security multiplied by

             (B) the amount of that principal payment by

          (2) the sum of all those principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents, however designated, of capital stock of that Person and any rights (other than debt securities convertible into capital stock), warrants or options to acquire that capital stock.

     "Capitalized Lease Obligation" means, with respect to any Person, the obligation of that Person to pay rent or other amounts under a lease of, or other agreement conveying the right to use, real or personal Property, which obligation is required to be classified and accounted for as a capital lease obligation on a balance sheet of that Person under generally accepted accounting principles. For purposes of the indenture, the amount of that obligation at any date will be the outstanding amount of that obligation at that date, determined in accordance with generally accepted accounting principles.

     "Change of Control" means any one or more of the following:

          (1) Aztar consolidates with or merges into any other corporation or any other corporation consolidates with or merges into Aztar (in either case, other than a consolidation or merger with a Wholly Owned Subsidiary in which all of the Voting Stock of Aztar outstanding immediately prior to the effectiveness thereof is changed into or exchanged for substantially the same consideration), in either case pursuant to a transaction in which substantially all of the Voting Stock of Aztar outstanding immediately prior to the effectiveness thereof is changed into or exchanged for cash, securities (other than Voting Stock of Aztar) or other property; provided, however, that the term "Change of Control" does not include any such consolidation or merger if, with respect to that consolidation or merger:

             (A) substantially all of the Voting Stock of Aztar outstanding immediately prior to the effectiveness thereof is changed into or exchanged for Voting Stock of the surviving corporation or the ultimate parent of the surviving corporation (the "Merger Common Stock");

             (B) the Merger Common Stock, immediately following the effectiveness thereof, is listed for trading on the New York Stock Exchange or the American Stock Exchange or is quoted on the National Association of Securities Dealers Automated Quotation System and is designated as a "national market system security;" and

             (C) immediately after the effectiveness thereof, the Persons who were holders of Voting Stock of Aztar immediately prior to the effectiveness thereof (excluding Persons who immediately prior to the effectiveness thereof were Affiliates of the corporation consolidated or merged with Aztar in that consolidation or merger (other than Persons who were Affiliates solely as a result of the ownership by Aztar of Capital Stock in that consolidated or merged corporation)) hold in the aggregate more than 50% of the then outstanding Voting Stock of the surviving corporation (or the ultimate parent of the surviving corporation);

          (2) Aztar conveys, transfers or leases all or substantially all its assets to any Person or Persons (other than to a Wholly Owned Subsidiary); provided, however, that the term "Change of Control" does not include any conveyance, transfer or lease of assets:

             (A) pursuant to a Sale and Leaseback Transaction; or

             (B) if immediately after the effectiveness thereof, the Persons who were holders of Voting Stock of Aztar immediately prior to the effectiveness thereof (excluding Persons who immediately prior to the effectiveness thereof were Affiliates of the transferee of those assets (other than Persons who were Affiliates solely as a result of the ownership by Aztar of Capital Stock in that transferee)) hold in the aggregate more than 50% of the then outstanding common stock of that transferee; or

          (3) any Person (other than Aztar) or group acquires, directly or indirectly, beneficial ownership, in the aggregate, of 50% or more of the outstanding shares of Voting Stock of Aztar or securities representing 50% or more of the combined Voting Power of Aztar's Voting Stock (the "Controlling Securities"), in either case outstanding on the date immediately prior to the date of the last such acquisition by that Person or group; provided, however, that the term "Change of Control" does not
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     include any such acquisition that results in Aztar Employee Stock Option
     Plan and members of management of Aztar who have been employed in a management capacity with Aztar for at least eighteen months owning 50% or more of the Voting Stock of Aztar or 50% or more of the Controlling Securities.

     "Consolidated Amortization Expense" means, for any period, amortization expense of Aztar and its Restricted Subsidiaries, on a consolidated basis, for that period, including, without limitation, any amortization or write-offs of deferred financing costs by Aztar and its Restricted Subsidiaries during that period.

     "Consolidated Depreciation Expense" means, for any period, depreciation expense of Aztar and its Restricted Subsidiaries, on a consolidated basis, for that period.

     "Consolidated Fixed Charge Coverage Ratio" means, as of any Transaction Date, the ratio of:

          (1) Consolidated Operating Cash Flow for the four consecutive fiscal quarters for which financial information in respect thereof is available immediately prior to that Transaction Date to

          (2) Consolidated Fixed Charges which will accrue during the then current fiscal quarter in which that Transaction Date occurs (beginning on the first day of that quarter) and the three fiscal quarters immediately subsequent to the end of that current fiscal quarter, provided that, for the purpose of calculating Consolidated Fixed Charges for the period described in this clause (2):

             (A) the interest rate on any Indebtedness bearing interest at a rate that is adjustable based on market rate levels will be calculated based on the assumption that the applicable market rate level in effect on the Transaction Date will remain constant throughout that period at the market rate level in effect on the Transaction Date;

             (B) adjustments that are reasonably anticipated to occur during that period to Consolidated Fixed Charges will be included in that calculation (including those adjustments that result from the scheduled maturity of Indebtedness of Aztar and its Restricted Subsidiaries); and

             (C) Indebtedness will be included in that calculation that is reasonably anticipated to be created, incurred, assumed or guaranteed by, or to otherwise become the obligation of, Aztar or any Restricted Subsidiary;

     provided, however, that, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, Consolidated Operating Cash Flow and Consolidated Fixed Charges will:

          (x) include the consolidated operating cash flow and consolidated fixed charges of any Person to be acquired by Aztar or any of its Restricted Subsidiaries as a Restricted Subsidiary in connection with the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio;

          (y) include the consolidated operating cash flow and consolidated fixed charges of any other Person acquired during the period described in clause (1) above by Aztar or by any of its Restricted Subsidiaries as a Restricted Subsidiary; and

          (z) exclude the consolidated operating cash flow of any Person directly attributable to the Property of that Person that was the subject of an Asset Sale, on a pro forma basis for the four consecutive fiscal quarters for which financial information in respect thereof is available immediately prior to that Transaction Date, in the case of calculating Consolidated Operating Cash Flow, and for the then current fiscal quarter in which that Transaction Date occurs and the three fiscal quarters immediately subsequent to the end of that fiscal quarter (on the same basis as described in clause (2) above), in the case of calculating Consolidated Fixed Charges.

     For purposes of the foregoing proviso, the consolidated operating cash flow and consolidated fixed charges of any such Person will be determined on the same basis as those items are determined for Aztar.

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

     For purposes of each pro forma determination of the Consolidated Fixed Charge Coverage Ratio in connection with the "Limitation on Indebtedness" covenant, the proposed new Indebtedness will be deemed to be incurred on the first day of the fiscal quarter in which the relevant Transaction Date occurs.

     "Consolidated Fixed Charges" means, for any period, the sum of Consolidated Interest Expense plus the Tropicana Payments.

     "Consolidated Income Tax Expense" means, for any period, the income tax expense of Aztar and its Restricted Subsidiaries, on a consolidated basis, for that period, other than income tax expense attributable to Asset Sales.

     "Consolidated Interest Expense" means, for any period, without duplication:

          (1) the sum of:

             (A) the aggregate amount of interest recognized by Aztar and its Restricted Subsidiaries during that period in respect of Aztar's Indebtedness and its Restricted Subsidiaries (including, without limitation, all interest capitalized by Aztar and its Restricted Subsidiaries during that period and all commissions, discounts and other fees and charges owed by Aztar and its Restricted Subsidiaries with respect to letters of credit and bankers' acceptance financing and the net costs associated with Interest Swap Obligations of Aztar and its Restricted Subsidiaries);

             (B) the aggregate amount of the interest component of rentals in respect of Capitalized Lease Obligations recognized by Aztar and its Restricted Subsidiaries during that period;

             (C) to the extent any indebtedness of any Person is guaranteed by Aztar or any of its Restricted Subsidiaries, the aggregate amount of interest paid or accrued by that Person during that period attributable to any such Indebtedness;

             (D) one-third of the rent expense incurred under noncancelable operating leases, excluding the Tropicana Lease, during that period; and

             (E) the aggregate amount of Redeemable Dividends recognized by Aztar and its Restricted Subsidiaries, whether or not declared during that period, less

          (2) any amortization or write-off of deferred financing costs by Aztar and its Restricted Subsidiaries during that period; in each case after elimination of intercompany accounts among Aztar and its Restricted Subsidiaries and as determined in accordance with generally accepted accounting principles.

     "Consolidated Interest Income" means, for any period, interest income from all sources of Aztar and its Restricted Subsidiaries, on a consolidated basis, for that period.

     "Consolidated Net Income" means, for any period, the aggregate net income of Aztar and its Subsidiaries for that period on a consolidated basis, determined in accordance with generally accepted accounting principles, provided that the following items will be excluded from Consolidated Net Income:

          (1) gains and losses from Asset Sales or reserves relating to Asset Sales;

          (2) items classified as extraordinary or nonrecurring;

          (3) the income (or loss) of any Unrestricted Subsidiary or Joint Venture, except to the extent that the aggregate amount of cash dividends or other distributions actually paid during that period to Aztar or any Restricted Subsidiary by that Unrestricted Subsidiary or Joint Venture in respect of its Capital Stock out of funds legally available therefor exceeds the aggregate amount of new Investments in that Unrestricted Subsidiary or Joint Venture by Aztar or any Restricted Subsidiary during that period;

          (4) except to the extent includable pursuant to clause (3), the income (or loss) of any Person accrued or attributable to any period prior to the date it becomes a Restricted Subsidiary or is merged

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

     into or consolidated with Aztar or any of its Restricted Subsidiaries or that Person's assets (or a portion thereof) are acquired by Aztar or any of its Restricted Subsidiaries; and

          (5) the income of any Restricted Subsidiary to the extent that the Restricted Subsidiary is prevented by any legal requirement from paying that income to Aztar or another Restricted Subsidiary.

     Notwithstanding the foregoing, Consolidated Net Income as used in the "Limitation on Restricted Payments" covenant will include gains (or losses) on the sale by Aztar or a Restricted Subsidiary of an Unrestricted Subsidiary.

     "Consolidated Net Rent" means, for any period, without duplication, an amount equal to the total of:

          (1) the rent expense, net of intercompany rent, incurred by Hotel Ramada of Nevada pursuant to the Tropicana Lease; plus

          (2) two-thirds of the rent expense incurred under other noncancelable operating leases.

     "Consolidated Net Worth" means, as of any date, with respect to any Person, the sum of the Capital Stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of that Person and its Subsidiaries on a consolidated basis at that date, each item determined in accordance with generally accepted accounting principles, less amounts attributable to Redeemable Stock of that Person and its Subsidiaries.

     "Consolidated Operating Cash Flow" means, for any period, without duplication

          (1) Consolidated Net Income, plus

          (2) Consolidated Interest Expense, plus

          (3) Consolidated Income Tax Expense, plus

          (4) Consolidated Depreciation Expense, plus

          (5) Consolidated Amortization Expense, plus

          (6) Consolidated Net Rent, plus

          (7) equity in unconsolidated partnerships' losses, minus

          (8) Consolidated Interest Income, plus

          (9) other non-cash items reducing that Consolidated Net Income, minus

          (10) other non-cash items increasing that Consolidated Net Income, for that period, all as determined in accordance with generally accepted accounting principles.

     "Credit Facility" means any agreement between Aztar and/or any of its Restricted Subsidiaries and one or more banks or other financial institutions providing for the making of term loans or loans on a revolving basis (including, in either case, construction loans and lines of credit), the issuance of letters of credit and the creation of bankers' acceptances, as any such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified, including any agreement extending the maturity, refinancing or restructuring of all or any portion of the Indebtedness and other obligations under that agreement or any successor agreement.

     "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement, option or futures contract or other similar agreement or arrangement designed to protect that Person or any of its Subsidiaries against fluctuations in currency values.

     "Designated Senior Indebtedness" means each issue of Senior Indebtedness that:

          (1) has an outstanding principal amount of not less than $25,000,000; and

          (2) has been designated as Designated Senior Indebtedness pursuant to an Officers' Certificate of Aztar received by the trustee.

     "Effective Date" means July 27, 2001.

     "Gaming Authority" means the United States federal government or any state, county, municipality or other political subdivision or any agency or other governmental authority thereof that now or hereafter has jurisdiction over all or any portion of the gaming activities of Aztar or any of its Subsidiaries.

     "Gaming Jurisdiction Law" means any law, statute, ordinance, code, regulation, constitutional provision, rule, order, directive or other enforceable requirement now or hereafter in existence of any Gaming Authority.

     "Governmental Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature, whatsoever of any governmental or quasi-government unit, whether federal, state, county, district, city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official of any thereof, including, without limitation, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County (Nevada) Liquor and Gaming Licensing Board, the Missouri Gaming Commission and the Indiana Gaming Commission.

     "Holder" means, the Person in whose name a note is registered in the Register.

     "Indebtedness" means, with respect to any Person, without duplication:

          (1) any obligation, contingent or otherwise, for borrowed money (whether or not the recourse of the lender is to the whole of the assets of that Person or only to a portion thereof);

          (2) any obligation evidenced by bonds, debentures, notes or other similar instruments;

          (3) any obligation owed for all or any part of the purchase price of Property, other assets or services or for the cost of Property or other assets constructed or of improvements thereto (including any obligation under or in connection with any letter of credit related thereto), other than accounts payable included in current liabilities and incurred in respect of Property or services purchased in the ordinary course of business;

          (4) any obligation of that Person under or in connection with any letter of credit issued for the account of that Person and all drafts drawn or demands for payment honored thereunder;

          (5) any obligation under conditional sale or other title retention agreements relating to purchased Property;

          (6) any obligation issued or assumed as the deferred purchase price of Property (other than accounts payable incurred in the ordinary course of business);

          (7) any obligation, contingent or otherwise, as set forth in subclauses (1), (2) and (3) of this definition of any other Person secured by any Lien in respect of Property of that Person even though that Person has not assumed or become liable for payment of that obligation;

          (8) any Capitalized Lease Obligation or any other obligation pursuant to any Sale and Leaseback Transaction;

          (9) any note payable or draft accepted representing an extension of credit (other than extensions of credit for Property and services purchased in the ordinary course of business) whether or not representing an obligation for borrowed money;

          (10) the maximum fixed repurchase price of any Redeemable Stock;

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

          (11) obligations in respect of Interest Swap Obligations and Currency Agreements; and

          (12) any obligation which is a guarantee with respect to Indebtedness (of a kind otherwise described in this definition) of another Person.

     For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of that Redeemable Stock as if that Redeemable Stock were repurchased on any date on which Indebtedness is required to be determined pursuant to the indenture; provided, however, that if that Redeemable stock is not then permitted to be repurchased, the repurchase price will be the book value of that Redeemable Stock. The amount of Indebtedness of any Person at any date will be the outstanding balance at that date of all unconditional obligations as described above, the maximum liability of those contingent obligations at that date and, in the case of clause (7), the lesser of the fair market value at that date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

     "Interest Swap Obligation" means the obligations of any Person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect that Person or any of its Subsidiaries against fluctuations in interest rates.

     "Investment" means, with respect to any Person (the Person being referred to in this definition as the "Investor"), any amount paid by the Investor, directly or indirectly, or any transfer of Property, directly or indirectly (the amount to be the fair market value of that Property at the time of transfer as determined in good faith by the Board of Directors of the Investor, whose determination will be conclusive) by the Investor to any other Person:

          (1) for Capital Stock of, or other equity interest in, or as a capital contribution to, that other Person; or

          (2) as a direct or indirect loan or advance to that other Person, other than accounts receivable of the Investor arising in the ordinary course of business.

     "Jaffe Partnership Interest" means the general partnership interest in Tropicana Enterprises held by members of the Jaffe family pursuant to the Amended and Restated Partnership Agreement dated as of November 1, 1984 between the Jaffe family and Adamar of Nevada, as amended.

     "Joint Venture" means any Person (other than a Subsidiary of Aztar) in which any Person other than Aztar or any of its Subsidiaries has a joint or shared equity interest with Aztar or any of its Subsidiaries.

     "Lien" means any mortgage, pledge, lien, charge, deed of trust, security interest, conditional sale or other title retention agreement or any other similar encumbrance, including any agreement to give any security interest.

     "Permitted Liens" means, with respect to any Person:

          (1) Liens for taxes, assessments, governmental charges or claims which are not yet due and payable or are being contested in good faith by that Person by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as is required in accordance with generally accepted accounting principles is made by that Person;

          (2) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as is required in accordance with generally accepted accounting principles is made by that Person;

          (3) Liens incurred or deposits made by that Person in the ordinary course of business in connection with worker's compensation, unemployment insurance, medical insurance and other types of social security and deposits made by that Person in the ordinary course of business in connection with other kinds of insurance;

          (4) Liens incurred or deposits made by that Person to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (5) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of that Person or any of its Subsidiaries incurred in the ordinary course of business;

          (6) Liens (including extensions and renewals thereof) upon real or tangible personal property acquired by that Person after the date of the indenture; provided that

             (A) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, all costs (including the cost of construction) of the item of Property subject thereto,

             (B) the principal amount of the Indebtedness secured by that Lien does not exceed 100% of that cost,

             (C) that Lien does not extend to or cover any other Property other than that item of Property and any improvements on that item, and

             (D) the incurrence of that Indebtedness is permitted by the "Limitation on Indebtedness" covenant;

          (7) Liens upon specific items of inventory or other goods and proceeds of that Person securing that Person's obligations in respect of bankers' acceptances issued or created for the account of that Person in the ordinary course of business to facilitate the purchase, shipment or storage of that inventory or other goods;

          (8) Liens securing reimbursement obligations with respect to commercial letters of credit issued for the account of that Person which encumber documents and other Property relating to those commercial letters of credit and the products and proceeds thereof;

          (9) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods by that Person;

          (10) licenses, leases or subleases granted to others not interfering in any material adverse respect with the business of that Person or any of its Subsidiaries;

          (11) Liens encumbering Property or assets of that Person under construction arising from progress or partial payments by a customer of that Person or one of its Subsidiaries relating to that Property or assets;

          (12) Liens encumbering customary initial deposits and margin accounts, and other Liens incurred in the ordinary course of business and which are within the general parameters customary in the gaming industry, in each case securing Interest Swap Obligations or Currency Agreements;

          (13) Liens encumbering deposits made to secure obligations arising from statutory or regulatory requirements of that Person or its Subsidiaries;

          (14) any interest or title of a lessor in the Property subject to any Capitalized Lease Obligation or operating lease which, in each case, is permitted under the indenture;

          (15) Liens securing obligations to the trustee pursuant to the compensation and indemnity provisions of the indenture;

          (16) purchase money liens securing payables arising from the purchase by that Person or any of its Subsidiaries of any equipment or goods in the ordinary course of business, provided that these payables do not constitute Indebtedness;

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

          (17) Liens arising out of consignment or similar arrangements for the sale of goods entered into by that Person or any of its Subsidiaries in the ordinary course of business;

          (18) Liens for judgments or orders not giving rise to a Default or Event of Default; and

          (19) Liens not specified in the foregoing and not otherwise permitted by the covenant on "Limitation on Liens," provided that the aggregate Indebtedness secured by the Liens under this clause (19) will not exceed $5,000,000 at any time.

     "Person" means any individual, partnership, corporation, venture, joint venture, unincorporated organization, association, joint-stock company, trust or Governmental Authority.

     "Principal" means, with respect to any debt security (including any note), the principal of that debt security plus the premium, if any, on any such debt security.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "Qualified Capital Stock" means Capital Stock not constituting Redeemable Stock.

     "Redeemable Dividend" means, for any dividend payable with respect to Redeemable Stock:

          (1) to the extent that dividend is fully deductible for federal income tax purposes, the amount of that dividend; and

          (2) to the extent that dividend may not be deductible, the quotient of the amount of that dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of that Redeemable Stock.

     "Redeemable Stock" means, with respect to any Person, any equity security issued by that Person that by its terms or otherwise is required to be redeemed (other than a security that is required to be redeemed only in the event that a holder of that security fails to qualify or to be found suitable or otherwise eligible under a Gaming Jurisdiction Law to remain as a holder of that security) or is redeemable at the option of the holder of that security at any time prior to the maturity of the notes.

     "Register" means the register in which Aztar provides for the registration of notes and the registration for the transfer of notes.

     "Representative" means the indenture trustee or other trustee, agent or representative for an issue of Senior Indebtedness.

     "Restricted Subsidiary" means any Subsidiary of Aztar that:

          (1) has not been designated by the Board of Directors of Aztar as an Unrestricted Subsidiary; or

          (2) was an Unrestricted Subsidiary but has been redesignated by the Board of Directors of Aztar as a Restricted Subsidiary, in each case as provided under the definition of Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to Aztar or a Subsidiary of Aztar of any Property, whether owned at the date of the indenture or thereafter acquired, which has been or is to be sold or transferred by Aztar or that Subsidiary to that Person or to any other Person to whom funds have been or are to be advanced by that Person on the security of that Property if, after giving effect to that arrangement, Aztar or a Subsidiary of Aztar operates the business, if any, located on that Property.

     "Senior Indebtedness" means the principal of, interest (including without limitation, interest at the contract rate subsequent to the commencement of any bankruptcy, insolvency or similar proceeding with respect to Aztar) on and other amounts due on or in connection with any Indebtedness of Aztar for money borrowed from others, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed, which, at the date of the indenture or at the time of any such creation, incurrence, assumption or guarantee:

          (1) is by its terms expressly senior to and not subordinate or subject in right of payment to any other Indebtedness of Aztar; or

          (2) is secured by a lien on any Property of Aztar or any of its Subsidiaries; provided, however, that Senior Indebtedness will not include any such Indebtedness if:

             (A) the value of the collateral securing that Indebtedness at time of incurrence is less than the amount of that Indebtedness; or

             (B) the value of any Property substituted for the collateral securing that Indebtedness is less than the value of the collateral so released, in either case as determined by Aztar and set forth in an Officers' Certificate of Aztar received by the trustee, which certificate will be conclusive evidence of the correctness of the matters set forth herein; or

          (3) has been designated Senior Indebtedness pursuant to an Officers' Certificate of Aztar received by the trustee.

     Notwithstanding anything herein to the contrary, Senior Indebtedness does not mean:

          (1) Indebtedness of Aztar to a Subsidiary of Aztar for money borrowed or advances from that Subsidiary;

          (2) Indebtedness representing the maximum fixed repurchase price of any Capital Stock of Aztar which by its terms or otherwise is or may be required to be redeemed or repurchased prior to the Stated Maturity of the notes or at the option of the holder thereof;

          (3) Indebtedness of Aztar to any officer or director thereof;

          (4) obligations owing under judgments arising out of obligations that are not Indebtedness for borrowed money;

          (5) accounts payable or any other Indebtedness to trade creditors created or assumed by Aztar in the ordinary course of business in connection with the obtaining of materials or services; and

          (6) any liability for federal, state, local or other taxes owed or owing by Aztar.

     Notwithstanding anything in the indenture to the contrary, Senior Indebtedness does not include the 8 7/8% Notes. The indenture expressly provides that the notes will be on parity with the 8 7/8% Notes in right of payment.

     "Significant Subsidiary" means any Subsidiary of Aztar:

          (1) the revenues attributable to which for the then most recently completed four fiscal quarters constituted 5% or more of the consolidated revenues of Aztar and its Subsidiaries for that period;

          (2) the assets of which as of the end of that period constituted 5% or more of the consolidated assets of Aztar and its Subsidiaries as of the end of that period; or

          (3) that operates, owns or leases any Property that is material to the business operations of Aztar or any Restricted Subsidiary.

     "Stated Maturity" means, with respect to any note or any installment of interest thereon, the date specified in that note as the fixed day on which the principal on that note or that installment of interest is due.

     "Subsidiary" means, with respect to any Person:

          (1) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by that Person, by one or more Subsidiaries of that Person or by that Person and one or more Subsidiaries thereof; or
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          (2) any other Person (other than a corporation) in which that Person, one or more Subsidiaries thereof, or that Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof has at least majority ownership interest and the power to direct the policies, management and affairs thereof. For purposes of this definition, any directors' qualifying shares mandated by applicable law will be disregarded in determining the ownership of a Subsidiary.

     "Transaction Date" means the date of the transaction giving rise to the need to calculate Consolidated Fixed Charge Coverage Ratio or to make any other determination for purposes of complying with the provisions of the indenture, provided that if that transaction is related to or in connection with any acquisition of any Person, the Transaction Date will be the date on which Aztar or any of its Subsidiaries enters into an agreement with that Person to effect that acquisition; provided, however, that if subsequent to the entering of that agreement Aztar or any of its Subsidiaries amend the terms of that acquisition with respect to the consideration payable by Aztar or any of its Subsidiaries in connection with that acquisition, the Transaction Date will be the date on which Aztar or any of its Subsidiaries enters into an agreement with that Person to effect that amendment. The second proviso above will not be applicable if, as of the Transaction Date with respect to any acquisition, Aztar could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant when the Consolidated Fixed Charge Coverage Ratio of Aztar is calculated on the basis of the amended terms of that acquisition and the Indebtedness to be incurred by Aztar and its Restricted Subsidiaries in connection with that acquisition.

     "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to August 15, 2006; provided, however, that if the period from the Redemption Date to August 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

     "Tropicana Enterprises" means Tropicana Enterprises, a Nevada general partnership.

     "Tropicana Lease" means the Amended and Restated Lease (Tropicana Hotel/Casino) dated November 1, 1984 between Tropicana Enterprises and Hotel Ramada of Nevada, as amended.

     "Tropicana Loan" means the Second Amended and Restated Loan Agreement by and between Tropicana Enterprises, Hotel Ramada of Nevada and the Lenders named in that Loan Agreement dated October 4, 1994, as amended through the Effective Date.

     "Tropicana Loan Refinancings" means any refinancings or financings of, or related to, the Tropicana Loan or any refinancings thereof (including, but not limited to, any Indebtedness owed to Aztar or any Restricted Subsidiary in connection with the Tropicana Loan or any refinancings thereof), to the extent that the aggregate amount of that Indebtedness incurred pursuant to those refinancings or financings does not exceed the outstanding principal amount under the Tropicana Loan at the Effective Date.

     "Tropicana Payments" means, for any period, that portion of the lease payments made by Hotel Ramada of Nevada to Tropicana Enterprises pursuant to the Tropicana Lease that represents the sum of interest expense on Indebtedness of Tropicana Enterprises payable to Persons other than Aztar plus amounts distributed in respect of the Jaffe Partnership Interest.

     "Tropicana Security Deposit" means the additional security deposit that Hotel Ramada of Nevada may be required to provide from time to time pursuant to the Tropicana Lease as in effect on the Effective Date.

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     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of Aztar which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Aztar, as provided below); and

          (2) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors of Aztar may designate any Subsidiary of Aztar (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary (unless that Subsidiary owns any Capital Stock of or owns or holds any Lien on any Property of Aztar or any other Subsidiary of Aztar which is not a Subsidiary of the Subsidiary to be so designated), provided that either

          (1) the Subsidiary to be so designated has total assets of $1,000 or less or

          (2) immediately after giving pro forma effect to that designation Aztar could incur $1.00 of additional Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant; and provided, further, that a Subsidiary may not be designated as an Unrestricted Subsidiary if Aztar or a Restricted Subsidiary creates, incurs, issues, assumes, guarantees or in any other manner becomes liable with respect to any obligation of that Subsidiary.

     The Board of Directors of Aztar may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that immediately after giving pro forma effect to that redesignation, Aztar could incur $1.00 of additional Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant. Any such designation or elimination thereof by the Board of Directors of Aztar will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Aztar giving effect to that designation and an Officers' Certificate certifying that that designation complies with the foregoing conditions.

     "U.S. Government Obligations" are direct noncallable obligations of the United States of America or guaranteed by the United States of America for the payment of which the full faith and credit of the United States is pledged.

     "Voting Stock" means securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or Persons performing equivalent functions).

     "Wholly Owned Subsidiary" means any Restricted Subsidiary of Aztar of which 100% of the Capital Stock of, or other ownership interest in, that Restricted Subsidiary is at the time owned by Aztar or a Wholly Owned Subsidiary.

COVENANTS

     The indenture contains covenants including, among others, the following:

          Limitation on Indebtedness. The indenture provides that Aztar will not, and will not permit any Restricted Subsidiary to, create, incur, assume, guarantee or otherwise become liable with respect to, or become responsible for the payment of, any Indebtedness unless, after giving effect thereto, the Consolidated Fixed Charge Coverage Ratio of Aztar is greater than 1.9 to 1.

     Notwithstanding the foregoing, Aztar and its Restricted Subsidiaries may incur, create, assume, guarantee, or otherwise become liable with respect to any or all of the following:

          (1) Indebtedness not otherwise permitted pursuant to clauses (2) through (11) below in an aggregate amount at any time outstanding of up to $20,000,000;

          (2) Indebtedness evidenced by the notes (exclusive of any additional notes issued under the indenture) or the 8 7/8% Notes;

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          (3) Indebtedness of Aztar and its Restricted Subsidiaries remaining outstanding immediately after the issuance of the notes (exclusive of any additional notes issued under the indenture) and application of the proceeds thereof;

          (4) Indebtedness to Aztar or to a Restricted Subsidiary;

          (5) Indebtedness incurred by Aztar or any Restricted Subsidiary in connection with:

             (A) the construction of any new facility or facilities related to the gaming business or any related business of Aztar or any Restricted Subsidiary or in connection with the expansion by Aztar or any Restricted Subsidiary of any of its existing facilities, provided, however, that the aggregate principal amount of all that Indebtedness incurred on and subsequent to the Effective Date will not exceed $100,000,000;

             (B) the maintenance, refurbishment or replacement by Aztar or any Restricted Subsidiary in the ordinary course of business of assets related to the gaming business or any related business of Aztar or any Restricted Subsidiary; or

             (C) the acquisition of slot machines, gaming tables or other similar gaming equipment;

          (6) Indebtedness under any Credit Facilities in an aggregate amount of up to $350,000,000;

          (7) Indebtedness incurred to purchase Tropicana Las Vegas or the Jaffe Partnership Interest or in connection with any Tropicana Loan Refinancings;

          (8) Indebtedness incurred in respect of the Tropicana Security
     Deposit;

          (9) Indebtedness under Currency Agreements or Interest Swap Obligations (including any Interest Swap Obligation, the purpose of which is to alter or replace, or lengthen or shorten the maturity of, any Interest Swap Obligation previously incurred pursuant to this clause (9)), provided that these Currency Agreements or Interest Swap Obligations are related to payment obligations on Indebtedness otherwise permitted under the indenture;

          (10) Indebtedness incurred in respect of performance bonds, bankers' acceptances, letters of credit and surety bonds provided by Aztar or any Restricted Subsidiary in the ordinary course of business; and

          (11) Indebtedness ("Replacement Indebtedness") the proceeds of which are used to refinance:

             (A) all or a portion of the notes;

             (B) any other permitted Indebtedness of Aztar and its Restricted Subsidiaries; or

             (C) permitted successor or replacement Indebtedness;

        in each case in a principal amount (or, if that Replacement Indebtedness does not require cash payments prior to maturity, with an original issue price) not to exceed an amount equal to the aggregate of the principal amount plus any prepayment penalties, premiums and accrued and unpaid interest on the Indebtedness so refinanced and customary fees, expenses and costs related to the incurrence of that Replacement Indebtedness, provided that, in the case of this clause (11),

             (A) if the notes are refinanced in part, that Replacement Indebtedness is expressly made pari passu or subordinate in right of payment to the remaining notes;

             (B) if the Indebtedness to be refinanced is subordinate in right of payment to the notes, that Replacement Indebtedness is subordinate in right of payment to the notes at least to the extent that the Indebtedness to be refinanced is subordinate to the notes;

             (C) if the Indebtedness to be refinanced is pari passu in right of payment to the notes, that Replacement Indebtedness is pari passu or subordinate in right of payment to the notes at least to the extent that the Indebtedness to be refinanced is pari passu to the notes; and
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             (D) if the notes are refinanced in part or if the Indebtedness to be refinanced is subordinate in right of payment to the notes and scheduled to mature after the maturity date of the notes, that Replacement Indebtedness determined as of the date of incurrence does not mature prior to the final scheduled maturity date of the notes and the Average Life of that Replacement Indebtedness is equal to or greater than the Average Life of the remaining notes.

     Limitation on Restricted Payments. The indenture provides that Aztar will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (1) declare or pay any dividend on or make any distribution or payment on its Capital Stock or to its stockholders (in their capacity as stockholders) (other than dividends or distributions payable solely in its Qualified Capital Stock and, in the case of a Restricted Subsidiary, dividends or distributions payable to Aztar or a Wholly Owned Subsidiary);

          (2) purchase, redeem or otherwise acquire or retire for value, any shares of Capital Stock of Aztar (except, in the case of a Restricted Subsidiary, from Aztar) or any Subsidiary of Aztar (other than a Wholly Owned Subsidiary);

          (3) acquire, retire or redeem any Indebtedness of or otherwise make any Investment in any Affiliate of Aztar (other than a Wholly Owned Subsidiary); or

          (4) purchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund or mandatory redemption payment, Indebtedness of Aztar or of any Affiliate of Aztar that is subordinated (whether pursuant to its terms or by operation of law) in right of payment to the notes and which is scheduled to mature (after giving effect to any and all unconditional (other than as to the giving of notice) options to extend the maturity thereof) on or after the maturity date of the notes;

if at the time of any such declaration, distribution, payment, purchase, redemption, acquisition or retirement (collectively, the "Restricted Payments") and after giving effect thereto (including, without limitation, in calculating on a pro forma basis, as if that proposed Restricted Payment had been made, the Consolidated Fixed Charge Coverage Ratio of Aztar for purposes of clause (B) below):

          (A) any Event of Default has occurred and be continuing; or

          (B) Aztar could not incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant; or

          (C) the aggregate amount of Restricted Payments for all those purposes made subsequent to September 28, 1994 would exceed an amount equal to the sum of:

             (x) 50% of aggregate Consolidated Net Income (or if that aggregate Consolidated Net Income is a deficit, minus 100% of that deficit) accrued on a cumulative basis in the period commencing on September 28, 1994 and ending on the last day of the fiscal quarter immediately preceding the relevant Transaction Date;

             (y) the aggregate net proceeds, including cash and the fair market value of Property other than cash (as determined in good faith by the Board of Directors of Aztar, whose determination will be conclusive, and evidenced by a resolution of that Board of Directors filed with the trustee) received by Aztar from the issuance or sale to any Person (other than a Subsidiary of Aztar) during the period commencing on September 28, 1994 and ending on that Transaction Date of Qualified Capital Stock of Aztar (other than Capital Stock of Aztar issued upon conversion of or in exchange for securities of Aztar, except to the extent of any payment to Aztar in addition to the securities of Aztar surrendered); and

             (z) to the extent not included in (y) above, the aggregate net proceeds, including cash and the fair market value of Property other than cash (as determined in good faith by the Board of Directors of Aztar, whose determination will be conclusive, and evidenced by a resolution of that Board of Directors filed with the trustee) received by Aztar from the issuance or sale to any
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        Person (other than a Subsidiary of Aztar) during the period commencing on September 28, 1994 and ending on that Transaction Date, of any debt securities evidencing Indebtedness of Aztar or of any Redeemable Stock of Aztar, if, and to the extent that, as of that Transaction Date those debt securities or Redeemable Stock, as the case may be, have been converted into, exchanged for or satisfied by the issuance of Qualified Capital Stock of Aztar; provided, however, that if Aztar and its Restricted Subsidiaries have made any Investments during the period commencing on September 28, 1994 and ending on that Transaction Date, the proceeds of which Investments were used, directly or indirectly, by the recipients thereof to purchase Qualified Capital Stock of Aztar or other securities that have been converted into, exchanged for or satisfied by the issuance of Qualified Capital Stock of Aztar, the aggregate amount determined under clauses (y) and (z) will be net of the aggregate amount of those Investments.

     The indenture does not prohibit:

          (1) Aztar or any Restricted Subsidiary from paying a dividend on its own Capital Stock within 60 days after the declaration thereof if, on the date when the dividend was declared, Aztar or that Restricted Subsidiary, as the case may be, could have paid that dividend in compliance with the other provisions of this covenant;

          (2) Aztar or any Restricted Subsidiary from redeeming or repurchasing its securities in the event that the holder of those securities has failed to qualify or to be found suitable or otherwise eligible under a Gaming Jurisdiction Law to remain as a holder of those securities;

          (3) Ramada New Jersey Holdings Corporation from redeeming, or Aztar or any Restricted Subsidiary from purchasing, for an amount not exceeding $750,000 in the aggregate, all or a portion of the shares of preferred stock, Series A, of Ramada New Jersey Holdings Corporation outstanding on the Effective Date; or

          (4) Aztar and its Restricted Subsidiaries from acquiring shares of Capital Stock of Aztar solely in exchange for other shares of Capital Stock of Aztar that are not Redeemable Stock and that are not exchangeable for Redeemable Stock whether upon conversion or otherwise;

provided, however, that the aggregate amount of any payment, dividend, acquisition, redemption or distribution made by Aztar or any Restricted Subsidiary pursuant to clauses (1) or (2) is included in any computation pursuant to the first paragraph of this covenant of the aggregate amount of Restricted Payments made by Aztar and its Restricted Subsidiaries, and the aggregate amount of any payment, dividend, acquisition, redemption or distribution made by Aztar or any Restricted Subsidiary pursuant to clauses (3) or (4) is not included in any such computation.

     So long as no Event of Default has occurred and is continuing, the indenture does not prohibit Aztar and its Restricted Subsidiaries from:

          (1) acquiring shares of Capital Stock of Aztar

             (A) to eliminate fractional shares;

             (B) from an employee who has purchased or otherwise acquired shares of Capital Stock of Aztar under an employee stock option or employee stock purchase agreement or other plan or agreement reserving to Aztar the option to repurchase the shares but in no event for a price greater than the higher of fair market value or the price at which those securities were sold by Aztar, and

             (C) pursuant to a court order,

provided that the aggregate consideration paid by Aztar and its Restricted Subsidiaries pursuant to subclauses (A) and (B) above will not exceed $250,000 in any fiscal year of Aztar,

          (2) declaring or paying any dividend on, or redeeming or repurchasing, shares of the currently outstanding Series B Preferred Stock;

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

          (3) redeeming or purchasing the Preferred Share Purchase Rights of Aztar at a price not exceeding $0.01 per right and $2,000,000 in the aggregate;

          (4) acquiring, retiring or redeeming any Indebtedness of, or otherwise making any Investment in, Tropicana Enterprises in connection with the Tropicana Security Deposit or the Tropicana Loan, except to the extent that the aggregate amount of that Investment in Tropicana Enterprises in connection with the Tropicana Loan exceeds the outstanding principal amount owed to third parties under the Tropicana Loan at the Effective Date;

          (5) purchasing Tropicana Las Vegas or the Jaffe Partnership Interest;
     or

          (6) making any Restricted Payment not otherwise permitted by the foregoing limitations in an aggregate amount not to exceed $75,000,000 from and after the Effective Date;

provided, however, that the aggregate amount of any payment, dividend, acquisition, redemption or distribution made by Aztar or any Restricted Subsidiary pursuant to clauses (1), (2), (3) or (6) is included in any computation pursuant to the first paragraph of this covenant of the aggregate amount of Restricted Payments made by Aztar and its Restricted Subsidiaries, and the aggregate amount of any payment, dividend, acquisition, redemption or distribution made by Aztar or any Restricted Subsidiary pursuant to clauses (4) or (5) is not included in any such computation.

     Limitation on Liens. Aztar will not, directly or indirectly, create, incur, assume or suffer to exist, or permit any Restricted Subsidiary to create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property or Capital Stock, whether now owned or hereafter acquired, or assign, or permit any Restricted Subsidiary to assign, any right to receive income, other than:

          (1) Liens existing as of the date of the indenture or arising hereafter pursuant to the Credit Facility;

          (2) Liens securing Senior Indebtedness;

          (3) Liens in favor of Aztar;

          (4) Liens securing Indebtedness (including, without limitation, any obligation, contingent or otherwise, for borrowed money of any Person secured by any Lien in respect of Property of Aztar or any Restricted Subsidiary, even though neither Aztar nor any Restricted Subsidiary has assumed or become liable for the payment of that obligation) of Aztar (other than Senior Indebtedness) or any Restricted Subsidiary, provided that, with respect to any Indebtedness that is pari passu with the notes, the notes are secured by Liens equal and ratable to those Liens and, with respect to Indebtedness that is subordinated to the notes, the notes are secured by Liens that are senior to those Liens; and

          (5) Permitted Liens.


     Notwithstanding the foregoing, this provision will not be applicable to any Lien on Capital Stock issued by any Restricted Subsidiary that holds, directly or indirectly, a license, or is a holding company, under the Nevada Gaming Control Act. Hotel Ramada of Nevada and Ramada Express each hold a license under the Nevada Gaming Control Act.


     Limitation on Payment Restrictions Affecting Restricted Subsidiaries. The indenture provides that Aztar will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction which by its terms expressly restricts the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on that Restricted Subsidiary's Capital Stock or pay any Indebtedness owed to Aztar or any Restricted Subsidiary except that payment of dividends by Adamar of Nevada may be suspended if required in connection with the Tropicana Lease;

          (2) make any loans or advances to Aztar or any Restricted Subsidiary;
     or

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          (3) transfer any of its Property to Aztar or any Restricted
     Subsidiary,

except that:


          (A) clauses (2) and (3) will be deemed not to apply to those encumbrances or restrictions contained in any agreement or instrument:



             (i) relating to any Indebtedness of Aztar or any Restricted Subsidiary existing on the Effective Date or to the Credit Facility,


             (ii) relating to any Property acquired by Aztar or any Restricted Subsidiary after the Effective Date, provided that the encumbrance or restriction relates only to the Property which is acquired,

             (iii) relating to:

                (x) any industrial revenue or development bonds,

                (y) any obligation of Aztar or any Restricted Subsidiary incurred in the ordinary course of business to pay the purchase price of Property acquired by Aztar or that Restricted Subsidiary and

                (z) any lease of Property by Aztar or any Restricted Subsidiary in the ordinary course of business,

           provided that the encumbrance or restriction relates only to the Property which is the subject of that industrial revenue or development bond, the Property purchased or the Property leased and any such lease, as the case may be,

             (iv) relating to any Indebtedness of any Restricted Subsidiary at the date of acquisition of that Restricted Subsidiary by Aztar or any Restricted Subsidiary, provided that this Indebtedness was not incurred in connection with or in anticipation of that acquisition, and

             (v) replacing or refinancing agreements or instruments referred to in clauses (i), (ii) and (iii), provided that the provisions relating to that encumbrance or restriction contained in that replacing or refinancing agreement or instrument are no more restrictive than the provisions relating to that encumbrance or restriction contained in the original agreement or instrument,

          (B) clauses (1), (2) and (3) will be deemed not to apply to those encumbrances or restrictions imposed by the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Nevada Gaming Commission, the Nevada State Gaming Control Board or any other Gaming Authority; and

          (C) clause (3) will be deemed not to apply to the transfer of Property that is used to secure Indebtedness, provided that the Indebtedness is permitted to be incurred under the indenture.

     Restriction on Incurrence of Some Indebtedness. The indenture provides that Aztar will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to Senior Indebtedness and senior in any respect in right of payment to the notes. The indenture also provides that the notes will not be subordinate in right of payment to any other Indebtedness of Aztar, other than Senior Indebtedness.

     Investment Company Act. The indenture provides that Aztar will not, and Aztar will not permit any of its Subsidiaries to, become an investment company within the meaning of the Investment Company Act of 1940, unless Aztar or that Subsidiary is exempt under that Act from any requirement to register as an "investment company."

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     Mergers and Consolidations. The indenture provides that Aztar may not consolidate or merge with or into any Person or transfer, sell, lease or otherwise dispose of all or substantially all of its assets as an entirety to any Person unless:

          (1) the entity formed by or surviving that consolidation or merger (if other than Aztar), or to which that sale or conveyance has been made, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and unconditionally assumes by a supplemental indenture all of the obligations of Aztar under the notes and the indenture and has all gaming licenses required to operate the casino hotels to be owned by the surviving entity;

          (2) immediately before and immediately after giving effect to that transaction, no Default or Event of Default (as defined below) exists;

          (3) immediately after giving effect to that transaction on a pro forma basis, the Consolidated Net Worth of the surviving entity (including Aztar) is at least equal to the Consolidated Net Worth of Aztar immediately prior to that transaction; and

          (4) immediately after giving effect to that transaction involving the incurrence by Aztar or any Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of Aztar or any of its Subsidiaries incurred in connection with or as a result of that transaction as having been incurred at the time of that transaction), Aztar (if it is the continuing corporation) or that other entity could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant.

     In connection with any consolidation, merger, transfer or lease contemplated by this provision, Aztar will deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers' Certificate and an Opinion of Counsel stating that the consolidation, merger, transfer or lease and the supplemental indenture in respect to the consolidation, merger, transfer or lease, comply with this provision and that all conditions precedent herein provided for relating to that transaction have been complied with and an Accountants' Certificate with respect to the calculation of Consolidated Net Worth and Aztar's ability to incur at least $1.00 of additional Indebtedness as described in the preceding paragraph.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of Aztar, the successor corporation formed by that consolidation or into which Aztar is merged or to which that transfer is made, will succeed to, and be substituted for, and may exercise every right and power of Aztar under the indenture with the same effect as if that successor corporation had been named as Aztar in the indenture. When a successor corporation assumes all of the obligations of Aztar under the notes and the indenture, the applicable predecessor corporation will be released from the obligations so assumed.

     Limitation on Capital Stock of Restricted Subsidiaries. The indenture provides that Aztar will not:

          (1) permit any of its Restricted Subsidiaries to issue any Capital Stock to any Person (other than Aztar or any Wholly Owned Subsidiary) that will entitle the holder of that Capital Stock to a preference in right of payment in the event of liquidation, dissolution or winding-up of that Restricted Subsidiary or with respect to dividends of that Restricted Subsidiary; or

          (2) permit any Person (other than Aztar or any Wholly Owned Subsidiary) to hold any such Capital Stock.

     However, notwithstanding the foregoing, this covenant shall not prohibit any transfer by Aztar to any Person of Capital Stock of either Hotel Ramada of Nevada or Ramada Express, each a Wholly Owned Subsidiary of Aztar that holds a license under the Nevada Gaming Control Act, unless and until such prohibition on transfer has been approved by the Nevada Gaming Commission.

     Transactions with Affiliates. The indenture provides that Aztar will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction (including, without limitation, the purchase, sale or

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exchange of Property, the making of any Investment, the giving of any guarantee or the rendering of any service) with any Affiliate of Aztar or any Subsidiary of Aztar (other than a Restricted Subsidiary) unless:

          (1) the Board of Directors of Aztar believes, in its reasonable good faith judgment, based on full disclosure of all relevant facts and circumstances, that the transaction is in the best interests of Aztar or that Restricted Subsidiary; and

          (2) that transaction is on terms no less favorable to Aztar or that Restricted Subsidiary than those that could be obtained in a comparable arm's length transaction with an entity that is not an Affiliate of Aztar or that Restricted Subsidiary;

provided, however, that the foregoing limitation will not apply for so long as Aztar's common stock is listed for trading on the New York Stock Exchange or the American Stock Exchange or is quoted on the National Association of Securities Dealers Automated Quotation System and designated as a "national market system security."

EVENTS OF DEFAULT

     The following events are defined in the indenture as "Events of Default":

          (1) default in the payment of interest on any note for a period of 30 days after that interest becomes due and payable;

          (2) default in the payment of the principal of any note when that principal becomes due and payable at maturity, upon redemption, repayment pursuant to the "Change of Control" covenant or otherwise, whether or not that payment is prohibited by the subordination provisions of the indenture;

          (3) failure to observe, conform or comply with any other covenant contained in the notes or the indenture that continues for 60 days after Aztar has received written notice of the default from the trustee or the Holders of 25% in principal amount of the then outstanding notes;

          (4) a default on Indebtedness of Aztar or any of its Restricted Subsidiaries having an outstanding principal amount of more than $5,000,000 individually or in the aggregate if that Indebtedness has been accelerated (or has matured);


          (5) Aztar or any of its Restricted Subsidiaries pursuant to or within the meaning of Title 11 of the United States Code or any similar federal or state bankruptcy law for the relief of debtors or affecting creditors' rights:



             (i) commences a voluntary case or any other action or proceeding,



             (ii) consents by answer or otherwise to the commencement against it of an involuntary case or any other action or proceeding,



             (iii) seeks or consents to the appointment of a receiver, trustee, assignee, liquidator, custodian or similar official of it or for all or substantially all of its property,



             (iv) makes a general assignment for the benefit of its creditors, or



             (v) generally is unable to pay its debts as the same become due;



          (6) A court of competent jurisdiction enters an order or decree under any bankruptcy law or under any law affecting creditors' rights that is similar to a bankruptcy law that:



             (i) is for relief against Aztar or any of its Restricted Subsidiaries in an involuntary case in bankruptcy or any other action or proceeding for any other relief,



             (ii) appoints a receiver, trustee, assignee, liquidator, custodian or similar official of Aztar or any of its Restricted Subsidiaries or for all or substantially all of the property of Aztar or any of its Restricted Subsidiaries, or

             (iii) orders the liquidation of Aztar or any of its Restricted Subsidiaries, and in each case the order or decree remains unstayed and in effect for 60 days, or any dismissal, stay, rescission or termination ceases to remain in effect;



          (7) judgments in an aggregate amount in excess of $5,000,000 have been rendered against Aztar or a Restricted Subsidiary and have not been discharged and either an enforcement proceeding has been commenced by any creditor upon any such judgment or there has been a period of 90 consecutive days during which a stay of enforcement of those judgments has not been in effect; or



          (8) any gaming license of Aztar or any of its Subsidiaries is revoked, terminated or suspended or otherwise ceases to be effective, resulting in the cessation or suspension of operation for a period of more than 90 days of the casino business of any casino hotel owned, leased or operated directly or indirectly by Aztar or any of its Subsidiaries (other than any voluntary relinquishment of a gaming license if that relinquishment is, in the judgment of Aztar, both desirable in the conduct of the business of Aztar and its Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Holders).


     The indenture provides that the trustee, within 90 days after the occurrence of any continuing Default or Event of Default that is known to the trustee, will give notice thereof to the Holders of the notes; provided, however, that, except in the case of a default in payment of principal of or interest on the notes, the trustee may withhold that notice as long as it in good faith determines that the withholding is in the interest of the Holders of the notes.

     If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) has occurred and be continuing, the trustee or the Holders of at least 25% in principal amount of the outstanding notes, by notice in writing to Aztar, may declare the principal amount of the notes, plus accrued but unpaid interest, to be due and payable immediately. In case an Event of Default resulting from bankruptcy, insolvency or reorganization occurs, that amount will be immediately due and payable without any declaration or any act on the part of the trustee or the Holders of the notes. That declaration or acceleration may be rescinded and some past defaults may be waived (except, unless theretofore cured or waived, a default in payment of principal of or interest on the notes) by the Holders of a majority in principal amount of the notes upon conditions provided in the indenture. In the event of a declaration of acceleration because an Event of Default set forth in clause (4) above has occurred, and is continuing, that declaration and its consequences will be automatically rescinded and annulled if:

          (1) in the case of Indebtedness that has been accelerated, within 10 days of that declaration, the holders of that Indebtedness have rescinded that declaration and its consequences or in the case of Indebtedness that has matured, that Indebtedness has been discharged in full, within 10 days following maturity;

          (2) Aztar has delivered an Officers' Certificate certifying that rescission or discharge to the trustee; and

          (3) no other Event of Default has occurred and is continuing.

     Except to enforce the right to receive payment of principal or interest when due, no Holder of a note may institute any proceeding with respect to the indenture or for any remedy thereunder unless that Holder has previously given to the trustee written notice of a continuing Event of Default, the Holders of at least 25% in principal amount of the outstanding notes have made written request of the trustee to institute proceedings in respect of that Event of Default, those Holders have offered the trustee reasonable indemnity against loss, liability or expense to be incurred thereby, the trustee has failed so to act for 60 days after the receipt of that notice and no direction inconsistent with that written request has been given to the trustee by those Holders during that 60-day period. Subject to some restrictions, the Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with

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law or the indenture, that is unduly prejudicial to the rights of any Holder of a note or that would subject the trustee to personal liability.

     Aztar is required to deliver to the trustee, within 90 days after the end of each fiscal quarter and within 120 days after the end of each fiscal year, an Officers' Certificate indicating whether Aztar has complied with the terms of the indenture and whether an Event of Default exists. In addition, Aztar will promptly deliver to the trustee notice of any Default or Event of Default.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

     Aztar may terminate its obligations under the indenture at any time by delivering all outstanding notes to the trustee for cancellation and paying all other sums payable by Aztar under the indenture. Aztar, at its option:

          (1) will be discharged, from any and all obligations with respect to the notes (except for some obligations of Aztar to register the transfer or exchange of the notes, replace stolen, lost or mutilated notes, maintain paying agencies, and hold moneys for payment in trust) on the 123rd day after the satisfaction of the conditions set forth below; or


          (2) will not:



             (A) need to comply with the restrictive covenants relating to limitations on restricted payments, indebtedness, liens, payment restrictions affecting Restricted Subsidiaries, capital stock of Restricted Subsidiaries, transactions with affiliates, incurrence of certain indebtedness, change of control or payment of taxes and claims; and



             (B) be subject to defaults in the indenture relating to:



                (i) Aztar's failure to observe, perform or comply with any of its other agreements or covenants, other than a payment default, relating to the notes and the failure continues after Aztar receives notice,



                (ii) a consolidation, merger or transfer, sale, lease or disposal of all or substantially all of Aztar's assets as an entirety, if immediately after giving effect to that transaction, the Consolidated Net Worth of the surviving entity, including Aztar, fails to be at least equal to the Consolidated Net Worth of Aztar immediately prior to the transaction; and



                (iii) a consolidation, merger or transfer, sale, lease or disposal of all or substantially all of Aztar's assets as an entirety involving the incurrence by Aztar or any Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of Aztar or any of its Subsidiaries incurred in connection with or as a result of such transaction as having been incurred at the time of such transaction), if immediately after giving effect to that transaction, the continuing corporation could not incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant.


in each case if Aztar irrevocably deposits with the trustee, in trust, money or U.S. Government Obligations which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money, or a combination of money and U.S. Government Obligations, in an amount sufficient to pay all the principal of and interest on the notes not later than one day before the dates those payments are due in accordance with the terms of the notes. To exercise any such option, Aztar is required to deliver to the trustee:

          (A) irrevocable instructions to apply that money or the proceeds of those U.S. Government Obligations to the payment of principal of and interest on the notes;

          (B) an Officers' Certificate and an Opinion of Counsel to the effect that all conditions precedent to the discharge or defeasance have been complied with;

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

          (C) an Officers' Certificate certifying as to whether the notes are then listed on the New York Stock Exchange;

          (D) an Opinion of Counsel to the effect that, among other things, the deposit and related defeasance would not cause the Holders of the notes to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to clause (1) above, accompanied by a revenue or private ruling to that effect received from or published by the Internal Revenue Service; and

          (E) an Opinion of Counsel regarding specific matters, including a bankruptcy of Aztar and, in the case of a discharge pursuant to clause (1) above, the irrevocability of the trust.

REPORTS TO HOLDERS OF THE NOTES

     Aztar will file with the trustee copies of the annual reports and of the information, documents and other reports that Aztar is required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act within five days after those annual reports, information, documents and other reports are required to be filed with the Securities and Exchange Commission. Upon the request of any Holder, Aztar will promptly mail these annual reports, information, documents and other reports to the requesting Holder. In the event Aztar is not required to file any annual reports, information or documents with the Securities and Exchange Commission pursuant to
Section 13 or 15(d) of the Exchange Act, Aztar will nonetheless file these annual reports, information or documents, with the Securities and Exchange Commission and the trustee on a timely basis, and upon the request of any Holder will promptly mail these annual reports, information or documents to the requesting Holder.

MODIFICATION OF THE INDENTURE

     From time to time, Aztar and the trustee, without the consent of the Holders of the notes, may amend or supplement the indenture or the notes for specified purposes, including curing ambiguities, defects or inconsistencies and making changes that do not adversely affect the rights of any Holder. Other modifications and amendments of the indenture or the notes may be made with the written consent of the Holders of a majority in principal amount of the outstanding notes, except that, without the consent of each Holder of notes affected thereby, no amendment may reduce the amount of notes whose Holders must consent to an amendment; reduce the rate of or change the time for or manner of, payment of interest on any note; reduce the principal, or change the Stated Maturity for the payment of principal, of any note, or reduce the Redemption Price of or change the date of redemption or alter any provision with respect to redemption of the notes; waive a Default in the payment of the principal of or interest on or redemption of any note; make any note payable in money other than that stated in the note; or make any change to provisions of the indenture regarding the unconditional right of Holders to receive principal and interest on the notes, waiver of past defaults or these provisions for modification of the indenture.

THE TRUSTEE

     The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only those duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise those rights and powers vested in it under the indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise under the circumstances in the conduct of that Person's own affairs.

     The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of Aztar to obtain payment of claims in particular cases or to realize on particular property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act) it must eliminate that conflict or resign.

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

BOOK-ENTRY, DELIVERY AND FORM

     The certificates representing the registered notes will be issued in fully registered form without interest coupons. Except as described herein under the heading "-- Exchange of Book-Entry Notes for Certificated Notes", registered notes will be represented by one or more permanent global registered notes in fully registered form without interest coupons (the "Global Notes") and will be deposited with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC, as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "-- Exchange of Book-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).

     In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

     Initially, the trustee will act as Paying Agent and Registrar. The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Aztar takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised Aztar that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and some other organizations. Access to DTC's system is also available to other entities like banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not the Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised Aztar that, pursuant to procedures established by it, ownership of those interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Investors in the Global Notes may hold their interests therein directly through DTC, if they are the Participants in that system, or indirectly through organizations which are the Participants in that system. All interests in a Global Note may also be subject to the procedures and requirements of DTC. The laws of some states require that some persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to those persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of Indirect Participants and some banks, the ability of a person having beneficial interests in a Global Note to pledge those interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTEREST IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and premium, if any, Liquidated Damages, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Aztar and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving those payments and for any and all other purposes whatsoever. Consequently, neither Aztar, the trustee nor any agent of Aztar or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any of the Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any of the Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised Aztar that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on that payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Aztar. Neither Aztar nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Aztar and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Except for trades involving only Euroclear and Clearstream participants, interest in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in those interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "-- Same Day Settlement and Payment."

     Transfers between the Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, those cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

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     DTC has advised Aztar that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more of the Participants to whose account DTC has credited the interests in the Global Notes and only in respect of that portion of the aggregate principal amount of the notes as to which that Participant or Participants has or have given that direction.
However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute those notes to its Participants.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among the Participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither Aztar nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1) DTC

             (A) notifies Aztar that it is unwilling or unable to continue as depositary for the Global Notes or that it has ceased to be a clearing agency registered under the Exchange Act, and

             (B) Aztar does not appoint a successor depositary within 120 days, or

          (2) Aztar, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes.

     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon satisfaction of the conditions for such exchange set forth in the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

SAME DAY SETTLEMENT AND PAYMENT

     The indenture requires that payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to notes in certificated form, Aztar will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no account is specified, by mailing a check to each of the Holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in those notes will, therefore, be required by the Depositary to be settled in immediately available funds. Aztar expects that secondary trading in any certificated notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any of that crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Aztar that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The following summary of the registration rights provided in the exchange and registration rights agreement is not complete. You should refer to the exchange and registration rights agreement for a full description of the registration rights that apply to the notes.

     Aztar and the broker-dealers who participated in the offering of the unregistered notes as initial purchasers entered into the exchange and registration rights agreement on July 27, 2001 under the terms of which Aztar agreed to file with the Commission the registration statement of which this prospectus forms a part, on the appropriate form under the Securities Act with respect to the exchange offer described in this prospectus.

     If:

          (1) we are not:

             (A) required to file the exchange offer registration statement of which this prospectus forms a part; or

             (B) permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy; or

          (2) any Holder of Transfer Restricted Securities notifies us prior to the 20th day following consummation of the exchange offer that:

             (A) it is prohibited by law or Commission policy from participating in the exchange offer; or

             (B) it may not resell the registered notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for these resales; or

             (C) it is a broker-dealer and owns unregistered notes acquired directly from Aztar or an affiliate of Aztar,

we will file with the Commission a shelf registration statement to cover resales of the notes by the Holders who satisfy conditions relating to the provision of information in connection with the shelf registration statement. We will use our best efforts to cause the applicable registration statement to be declared effective as promptly as practicable by the Commission.

     For purposes of the preceding, "Transfer Restricted Securities" means each unregistered note until:

          (1) the date on which that unregistered note has been exchanged by a person other than a broker-dealer for a registered note in the exchange offer;

          (2) following the exchange by a broker-dealer in the exchange offer of a unregistered note for a registered note, the date on which that registered note is sold to a purchaser who receives from the broker-dealer on or prior to the date of the sale a copy of this prospectus;

          (3) the date on which that unregistered note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

          (4) the date on which that unregistered note is distributed to the public pursuant to Rule 144 under the Securities Act.

     The exchange and registration rights agreement provides that:

          (1) we will file the exchange offer registration statement of which this prospectus forms a part with the Commission by September 25, 2001;
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

          (2) we will use our best efforts to have the exchange offer registration statement of which this prospectus forms a part declared effective by the Commission by January 23, 2002;

          (3) unless the exchange offer would not be permitted by applicable law or Commission policy, we will use our best efforts to commence and complete the exchange offer promptly, but not later than 45 days after the registration statement of which this prospectus forms a part has become effective, and issue registered notes in exchange for all unregistered notes tendered in the exchange offer; and

          (4) if obligated to file the shelf registration statement, we will use our best efforts to file the shelf registration statement with the Commission as promptly as practicable after our filing obligation arises and to cause the shelf registration to be declared effective by the Commission within 120 days after the filing of our shelf registration statement.

     If, with respect to the unregistered notes:

          (1) we fail to file the registration statement of which this prospectus forms a part with the Commission by September 25, 2001;

          (2) the registration statement of which this prospectus forms a part is not declared effective by January 23, 2002 or the shelf registration statement is not declared effective within 120 days from the date our shelf registration statement is filed;

          (3) we fail to complete the exchange offer within the specified time frame; or

          (4) the registration statement of which this prospectus forms a part or the shelf registration statement is filed and declared effective but is thereafter either withdrawn or becomes subject to an effective stop order suspending the effectiveness (except as specifically permitted in the exchange and registration rights agreement) during the periods specified in the exchange and registration rights agreement without being succeeded immediately by an additional registration statement which becomes effective (each of these events referred to in clauses (1) through (4) above a "Registration Default"), then we will pay, as liquidated damages for our default, special interest (in addition to the base interest) to each holder of the unregistered notes.

     Special interest will accrue from:

          (1) the date specified for such filing, in the case of clause (1) above,

          (2) the date specified for effectiveness in the case of clause (2) above,

          (3) the date specified for completion of the exchange offer, in the case of clause (3) above or

          (4) the date the registration statement of which this prospectus forms a part or shelf registration statement ceases to be effective, in the case of clause (4) above (each period referred to in clauses (1) - (4), a "Registration Default Period"), with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of unregistered notes held by that Holder. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of unregistered notes with respect to each subsequent 90-day period until all Registration Defaults have been cured up to a maximum amount of liquidated damages of $.50 per week per $1,000 principal amount of unregistered notes. Following the cure of all Registration Defaults, the accrual of special interest will cease.

     Holders of unregistered notes must make representations to us as described in this prospectus and in the letter of transmittal in order to participate in the exchange offer or have their unregistered notes included in the shelf registration statement. Holders must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement within specified time periods in order to have their unregistered notes included in the shelf registration statement.

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                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives registered notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of registered notes received in exchange for unregistered notes where those unregistered notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in these resales.

     We will not receive any proceeds from any sale of registered notes by broker-dealers or any other persons. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those registered notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to Aztar's performance of, or compliance with, the exchange and registration rights agreement and will indemnify the holders of unregistered notes including any broker-dealers, and specified parties related to holders of unregistered notes, against some types of liabilities, including liabilities under the Securities Act.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax considerations relating to the exchange your unregistered notes for registered notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretation possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

     This discussion only applies to you if you exchange your unregistered notes for registered notes in the exchange offer. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations applicable to your particular circumstances or if you are subject to special tax rules, including, without limitation, if you are:

     - a bank;

     - a holder subject to the alternative minimum tax;

     - a tax-exempt organization;

     - an insurance company;

     - a foreign person or entity;

     - a dealer in securities or currencies;

     - a person that will hold notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes; or

     - a person deemed to sell notes under the constructive sale provisions of the Internal Revenue Code.

     YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

     The exchange of unregistered notes for registered notes will be treated as a "non-event" for federal income tax purposes because the registered notes will not be considered to differ materially in kind or extent from the unregistered notes. As a result, no material federal income tax consequences will result to you from exchanging unregistered notes for registered notes.

                                 LEGAL MATTERS

     The validity of the registered notes offered by this prospectus will be passed upon for Aztar Corporation by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

     The consolidated financial statements of Aztar Corporation and its subsidiaries and the financial statements of Tropicana Enterprises as of December 28, 2000 and December 30, 1999 and for each of the three years in the period ended December 28, 2000, incorporated in this prospectus by reference to Aztar's annual report on Form 10-K for the year ended December 28, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               AZTAR CORPORATION

                               OFFER TO EXCHANGE

                          9% SENIOR SUBORDINATED NOTES
                      DUE 2011 WHICH HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933

                                FOR ANY AND ALL
                               OF ITS OUTSTANDING

                          9% SENIOR SUBORDINATED NOTES
                                    DUE 2011

     We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed or incorporated in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus or in the documents we incorporate in this prospectus by reference is correct after this date.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Aztar is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification shall be made if such person is adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in this Item 20 or in defense of any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorney's fees) which he or she actually and reasonably incurred in connection therewith.

     Both the Aztar By-Laws and the Aztar Certificate of Incorporation require us to indemnify each of our directors and officers to the fullest extent permitted by law, subject to certain exceptions, in connection with any actual or threatened action or proceeding arising out of his or her service to us or to other organizations at our request. As permitted by Section 102(b)(7) of the DGCL, the Aztar Certificate of Incorporation also contains a provision eliminating the personal liability of a director to Aztar Corporation or our shareholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

     The following exhibits are filed pursuant to Item 601 of Regulation S-K.

     EXHIBIT
      NUMBER                         EXHIBIT DESCRIPTION
     -------                         -------------------
       3.1       Restated Certificate of Incorporation, filed as Exhibit 3.1 to Aztar Corporation's Registration Statement No. 33-32009
                 and incorporated herein by reference.
       3.2       Second Amended and Restated By-Laws of Aztar Corporation, as
                 adopted February 25, 1998, filed as Exhibit 3 to Aztar
                 Corporation's Form 10-Q for the quarter ended April 2, 1998 and incorporated herein by reference.
       4.1       Rights Agreement, dated as of December 14, 1999, between
                 Aztar Corporation and ChaseMellon Shareholder Services,
                 L.L.C., as Rights Agent, filed as Exhibit 1 to Aztar
                 Corporation's Registration Statement on Form 8-A, filed on
                 December 15, 1999, and incorporated herein by reference.
       4.2       Indenture, dated as of May 3, 1999, between Aztar
                 Corporation and U.S. Bank National Association, as Trustee,
                 relating to the 8 7/8% Senior Subordinated Notes due 2007 of
                 Aztar Corporation, filed as Exhibit 4.5 to Aztar
                 Corporation's Registration Statement No. 333-79371 and
                 incorporated herein by reference.

     EXHIBIT
      NUMBER                         EXHIBIT DESCRIPTION
     -------                         -------------------
     **4.3       Indenture, dated as of July 27, 2001, between Aztar
                 Corporation and U.S. Bank Trust National Association, as
                 Trustee, relating to the 9% Senior Subordinated Notes due
                 2011 of Aztar Corporation.
     **4.4       Specimen Certificate of the unregistered 9% Senior
                 Subordinated Notes due 2011 (included in Exhibit 4.3
                 hereto).
     **4.5       Exchange and Registration Rights Agreement, dated as of July
                 27, 2001, between Aztar Corporation and the initial
                 purchasers, relating to the 9% Senior Subordinated Notes due
                 2011 of Aztar Corporation.
     **5.1       Opinion of Latham & Watkins as to the validity of the
                 registered notes.
      10.1       Amended and Restated Lease (Tropicana Hotel/Casino) between
                 Tropicana Enterprises and Hotel Ramada of Nevada, dated
                 November 1, 1984, filed as Exhibit 10.20 to Ramada Inc.'s
                 1984 Form 10-K (Commission File Reference Number 1-5440) and
                 incorporated herein by reference.
      10.2       Amended and Restated Partnership Agreement by and between
                 the Jaffe Group and Adamar of Nevada, entered into as of
                 November 1, 1984, filed as Exhibit 10.22 to Ramada Inc.'s
                 1984 Form 10-K (Commission File Reference Number 1-5440) and
                 incorporated herein by reference.
     *10.3(a)    Severance Agreement, dated July 17, 1995, by and between
                 Aztar Corporation and Paul E. Rubeli, filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended
                 September 28, 1995 and incorporated herein by reference.
     *10.3(b)    Amendment to Severance Agreement, dated March 23, 1998, by and between Aztar Corporation and Paul E. Rubeli, filed as
                 Exhibit 10.1 to Aztar Corporation's Form 10-Q for the
                 quarter ended April 2, 1998 and incorporated herein by
                 reference.
     *10.3(c)    Severance Agreement, dated July 17, 1995, by and between
                 Aztar Corporation and Robert M. Haddock, filed as Exhibit
                 10.2 to Aztar Corporation's Form 10-Q for the quarter ended
                 September 28, 1995 and incorporated herein by reference.
     *10.3(d)    Amendment to Severance Agreement, dated March 24, 1998, by and between Aztar Corporation and Robert M. Haddock, filed as Exhibit 10.2 to Aztar Corporation's Form 10-Q for the
                 quarter ended April 2, 1998 and incorporated herein by
                 reference.
     *10.3(e)    Severance Agreement, dated July 18, 1995, by and between
                 Aztar Corporation and Nelson W. Armstrong, Jr., filed as
                 Exhibit 10.3 to Aztar Corporation's Form 10-Q for the
                 quarter ended September 28, 1995 and incorporated herein by reference.
     *10.3(f)    Amendment to Severance Agreement, dated March 24, 1998, by and between Aztar Corporation and Nelson W. Armstrong, Jr., filed as Exhibit 10.3 to Aztar Corporation's Form 10-Q for the quarter ended April 2, 1998 and incorporated herein by reference.
     *10.3(g)    Severance Agreement, dated July 24, 1995, by and between
                 Aztar Corporation and Meridith P. Sipek, filed as Exhibit
                 10.4 to Aztar Corporation's Form 10-Q for the quarter ended
                 September 28, 1995 and incorporated herein by reference.
     *10.3(h)    Amendment to Severance Agreement, dated March 24, 1998, by and between Aztar Corporation and Meridith P. Sipek, filed as Exhibit 10.4 to Aztar Corporation's Form 10-Q for the
                 quarter ended April 2, 1998 and incorporated herein by
                 reference.
     *10.3(i)    Severance Agreement, dated July 25, 1995, by and between
                 Aztar Corporation and Joe Cole, filed as Exhibit 10.5 to
                 Aztar Corporation's Form 10-Q for the quarter ended
                 September 28, 1995 and incorporated herein by reference.
     *10.3(j)    Amendment to Severance Agreement, dated March 24, 1998, by and between Aztar Corporation and Joe Cole, filed as Exhibit
                 10.5 to Aztar Corporation's Form 10-Q for the quarter ended
                 April 2, 1998 and incorporated herein by reference.
     *10.3(k)    Severance Agreement, dated July 17, 1995, by and between
                 Aztar Corporation and Neil A. Ciarfalia, filed as Exhibit
                 10.6 to Aztar Corporation's Form 10-Q for the quarter ended
                 September 28, 1995 and incorporated herein by reference.

     EXHIBIT
      NUMBER                         EXHIBIT DESCRIPTION
     -------                         -------------------
     *10.3(l)    Amendment to Severance Agreement, dated March 24, 1998, by and between Aztar Corporation and Neil A. Ciarfalia, filed as Exhibit 10.6 to Aztar Corporation's Form 10-Q for the
                 quarter ended April 2, 1998 and incorporated herein by
                 reference.
      10.4(a)    Amended and Restated Reducing Revolving Loan Agreement,
                 dated as of May 28, 1998, among Aztar Corporation and the
                 lenders therein named; Bankers Trust Company and Societe
                 Generale, as documentation agents; Bank of Scotland, Credit
                 Lyonnais Los Angeles Branch and PNC Bank, National
                 Association, as co-agents; and Bank of America National
                 Trust and Savings Association, as administrative agent,
                 filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended July 2, 1998 and incorporated herein by
                 reference.
      10.4(b)    Amendment No. 1, dated October 8, 1998, to Amended and
                 Restated Reducing Revolving Loan Agreement, dated as of May
                 28, 1998, among Aztar Corporation and the lenders therein
                 named; Bankers Trust Company and Societe Generale, as
                 documentation agents; Bank of Scotland, Credit Lyonnais Los
                 Angeles Branch and PNC Bank, National Association, as
                 co-agents; and Bank of America National Trust and Savings
                 Association, as administrative agent, filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended
                 October 1, 1998 and incorporated herein by reference.
      10.4(c)    Amendment No. 2, dated March 5, 1999, to Amended and
                 Restated Reducing Revolving Loan Agreement, dated as of May
                 28, 1998, among Aztar Corporation and the lenders therein
                 named; Bankers Trust Company and Societe Generale, as
                 documentation agents; Bank of Scotland, Credit Lyonnais Los
                 Angeles Branch and PNC Bank, National Association, as
                 co-agents; and Bank of America National Trust and Savings
                 Association, as administrative agent, filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended April
                 1, 1999 and incorporated herein by reference.
      10.4(d)    Amendment No. 3, dated October 26, 1999, to Amended and
                 Restated Reducing Revolving Loan Agreement, dated as of May
                 28, 1998, among Aztar Corporation and the lenders therein
                 named; Bankers Trust Company and Societe Generale, as
                 documentation agents; Bank of Scotland, Credit Lyonnais Los
                 Angeles Branch and PNC Bank, National Association, as
                 co-agents; and Bank of America National Trust and Savings
                 Association, as administrative agent, filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended
                 September 30, 1999 and incorporated herein by reference.
      10.4(e)    Amendment No. 4, dated March 17, 2000, to Amended and
                 Restated Reducing Revolving Loan Agreement, dated as of May
                 28, 1998, among Aztar Corporation and the lenders therein
                 named; Bankers Trust Company and Societe Generale, as
                 documentation agents; Bank of Scotland, Credit Lyonnaise Los
                 Angeles Branch and PNC Bank, National Association, as
                 co-agents; and Bank of America National Trust and Savings
                 Association, as administrative agent, filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended March
                 30, 2000 and incorporated herein by reference.
      10.4(f)    Amendment No. 5, dated October 11, 2000, to Amended and
                 Restated Reducing Revolving Loan Agreement, dated as of May
                 28, 1998, among Aztar Corporation and the lenders therein
                 named; Bankers Trust Company and Societe Generale, as
                 documentation agents; Bank of Scotland, Credit Lyonnais Los
                 Angeles Branch and PNC Bank, National Association, as
                 co-agents; and Bank of America National Trust and Savings
                 Association, as administrative agent, filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended
                 September 28, 2000 and incorporated herein by reference.

     EXHIBIT
      NUMBER                         EXHIBIT DESCRIPTION
     -------                         -------------------
      10.4(g)    Amendment No. 6, dated June 29, 2001, to Amended and
                 Restated Reducing Revolving Loan Agreement, dated as of May
                 28, 1998, among Aztar Corporation and the lenders therein
                 named; Bankers Trust Company and Societe Generale, as
                 documentation agents; Bank of Scotland, Credit Lyonnais Los
                 Angeles Branch and PNC Bank, National Association, as
                 co-agents; and Bank of America National Trust and Savings
                 Association, as administrative agent, filed as Exhibit 10.1 to Aztar Corporation's Form 8-K dated July 11, 2001 and
                 incorporated herein by reference.
      10.4(h)    Term Loan Agreement, dated as of May 28, 1998, among Aztar
                 Corporation and the lenders therein named; and Bank of
                 America National Trust and Savings Association, as
                 administrative agent, filed as Exhibit 10.2 to Aztar
                 Corporation's Form 10-Q for the quarter ended July 2, 1998 and incorporated herein by reference.
      10.4(i)    Restated Amendment No. 1, dated October 27, 1999, to Term
                 Loan Agreement, dated as of May 28, 1998, among Aztar
                 Corporation and the lenders therein named; and Bank of
                 America National Trust and Savings Association, as
                 administrative agent, filed as Exhibit 10.2 to Aztar
                 Corporation's Form 10-Q for the quarter ended September 30,
                 1999 and incorporated herein by reference.
     *10.5       Aztar Corporation 1989 Stock Option and Incentive Plan,
                 filed as Exhibit 4 to Aztar Corporation's Registration
                 Statement No. 33-32399 and incorporated herein by reference.
     *10.6(a)    Employee Stock Ownership Plan of Aztar Corporation, as
                 amended and restated effective December 19, 1989, dated
                 December 12, 1990, filed as Exhibit 10.60(a) to Aztar
                 Corporation's 1990 Form 10-K and incorporated herein by
                 reference.
      10.6(b)    Preferred Stock Purchase Agreement, dated as of December 19,
                 1989, between Ramada Inc. and State Street Bank and Trust
                 Company, as Trustee, filed as Exhibit 10.50(c) to Aztar
                 Corporation's Registration Statement No. 33-51008 and
                 incorporated herein by reference.
      10.6(c)    Letter Agreement, dated as of December 19, 1989, between
                 Aztar Corporation and State Street Bank and Trust Company,
                 as Trustee, relating to the Employee Stock Ownership Plan of
                 Aztar Corporation, filed as Exhibit 10.50(d) to Aztar
                 Corporation's Registration Statement No. 33-51008 and
                 incorporated herein by reference.
      10.7(a)    Agreement and Plan of Merger, dated as of April 17, 1989,
                 among New World Hotels (U.S.A.), Inc., RI Acquiring Corp.
                 and Ramada Inc., as amended and Restated as of October 23,
                 1989, filed as Exhibit 2.1 to Aztar Corporation's
                 Registration Statement No. 33-32009 and incorporated herein by reference.
      10.7(b)    Letter, dated as of October 23, 1989, from Ramada Inc. to
                 New World Hotels (U.S.A.), Inc. regarding certain
                 franchising matters and hotel projects, filed as Exhibit
                 2.1(b) to Aztar Corporation's Registration Statement No.
                 33-32009 and incorporated herein by reference.
      10.8       Reorganization Agreement, dated as of April 17, 1989,
                 between Ramada Inc. and Aztar Corporation, as amended and
                 restated as of October 23, 1989, filed as Exhibit 2.2 to
                 Aztar Corporation's Registration Statement No. 33-32009 and
                 incorporated herein by reference.
      10.9       Tax Sharing Agreement, dated as of April 17, 1989, among New
                 World Hotels (U.S.A.), Inc., Ramada Inc. and Aztar
                 Corporation, as amended and restated as of October 23, 1989, filed as Exhibit 2.3 to Aztar Corporation's Registration
                 Statement No. 33-32009 and incorporated herein by reference.

     EXHIBIT
      NUMBER                         EXHIBIT DESCRIPTION
     -------                         -------------------
      10.10      Guaranty and Acknowledgement Agreement, dated as of April
                 17, 1989, among New World Development Company Limited, New
                 World Hotels (Holdings) Limited, New World Hotels (U.S.A.),
                 Inc. and RI Acquiring Corp., filed as Exhibit 2.4 to Aztar
                 Corporation's Registration Statement No. 33-29562 and
                 incorporated herein by reference.
      10.11      Master Consent Agreement, dated July 18, 1989, by and among
                 Ramada Inc., Adamar of Nevada, Hotel Ramada of Nevada,
                 Adamar of New Jersey, Inc., Aztar Corporation, Tropicana
                 Enterprises, Trop C.C. and the Jaffe Group, with attached
                 exhibits, filed as Exhibit 10.50 to Aztar Corporation's
                 Registration Statement No. 33-29562 and incorporated herein by reference.
     *10.12      Aztar Corporation 1990 Nonemployee Directors Stock Option
                 Plan, as amended and restated effective March 15, 1991,
                 filed as Exhibit A to Aztar Corporation's 1991 definitive
                 Proxy Statement and incorporated herein by reference.
     *10.13      Aztar Corporation Nonqualified Retirement Plan for Senior
                 Executives, dated September 5, 1990, filed as Exhibit 10.2 to Aztar Corporation's Form 10-Q for the quarter ended
                 September 27, 1990 and incorporated herein by reference.
      10.14      Second Amended and Restated Loan Agreement, dated October 4,
                 1994, among Tropicana Enterprises, Hotel Ramada of Nevada
                 and the banks therein named; Societe Generale and Midlantic
                 Bank, N.A., as lead managers; Bank One, Arizona, N A and
                 Credit Lyonnais, as co-agents; Bankers Trust Company, as
                 co-managing agent; and, Bank of America National Trust and
                 Savings Association, as managing agent, filed as Exhibit
                 10.14 to Aztar Corporation's 1994 Form 10-K and incorporated herein by reference.
      10.14(a)   Amendment No. 1, dated as of May 28, 1998, to Second Amended and Restated Loan Agreement dated as of October 4, 1994,
                 among Tropicana Enterprises, Hotel Ramada of Nevada and the banks therein named; Bankers Trust Company and Societe
                 Generale, as documentation agents; Bank of Scotland, Credit
                 Lyonnais Los Angeles Branch and PNC Bank, National
                 Association, as co-agents; and Bank of America National
                 Trust and Savings Association, as administrative agent,
                 filed as Exhibit 10.3 to Aztar Corporation's Form 10-Q for the quarter ended July 2, 1998 and incorporated herein by
                 reference.
     *10.15      Summary of deferred compensation program for designated
                 executives of Ramada, dated November 10, 1983, filed as
                 Exhibit 10(r) to Ramada Inc.'s 1983 Form 10-K (Commission
                 File Reference Number 1-5440) and incorporated herein by
                 reference.
     *10.16      Deferred Compensation Agreements entered into by and between
                 Ramada and designated executives (including each Executive
                 Officer), dated December 1, 1983, 1984 or 1985, filed as
                 Exhibits 10.60(a) through (w) to Aztar Corporation's
                 Registration Statement No. 33-51008 and incorporated herein by reference.
     *10.17      Deferred Compensation Plan for Directors, dated December 1,
                 1983, filed as Exhibit 10(t) to Ramada Inc.'s 1983 Form 10-K
                 (Commission File Reference Number 1-5440) and incorporated herein by reference.
     *10.18      Deferred Compensation Agreements entered into by and between
                 Ramada and certain outside Directors as of December 1, 1983, filed as Exhibits 10.62(a),(b),(c) and (d) to Aztar
                 Corporation's Registration Statement No. 33-51008 and
                 incorporated herein by reference.
      10.19      Option Agreement, dated February 2, 1998, among Adamar of
                 Nevada, parties constituting the Jaffe Group, Aztar
                 Corporation and Hotel Ramada of Nevada, filed as Exhibit
                 99.2 to Aztar Corporation's Form 8-K/A, dated February 3,
                 1998, and incorporated herein by reference.

     EXHIBIT
      NUMBER                         EXHIBIT DESCRIPTION
     -------                         -------------------
      10.19(a)   First Amendment to Option Agreement, dated January 28, 1999, to Option Agreement, dated February 2, 1998, by and among
                 Adamar of Nevada, parties constituting the Jaffe Group,
                 Aztar Corporation and Hotel Ramada of Nevada, filed as
                 Exhibit 10.19(a) to Aztar Corporation's 1998 Form 10-K and
                 incorporated herein by reference.
     *10.20      Aztar Corporation 1999 Employee Stock Option and Incentive
                 Plan, filed as Exhibit A to Aztar Corporation's 1999
                 definitive Proxy Statement and incorporated herein by
                 reference.
     *10.21      Aztar Corporation 2000 Nonemployee Directors Stock Option
                 Plan, filed as Exhibit B to Aztar Corporation's 2001
                 definitive Proxy Statement and incorporated herein by
                 reference.
    **12         Ratio of earnings to fixed charges.
    **21         Subsidiaries of Aztar Corporation.
    **23.1       Consent of PricewaterhouseCoopers LLP.
    **23.2       Consent of Latham & Watkins (included in Exhibit 5.1
                 hereto).
    **24.1       Powers of Attorney (included above the signature block to
                 the Registration Statement).
    **25.1       Statement of Eligibility and Qualification (form T-1) under the Trust Indenture Act of 1939 of State Street Bank and
                 Trust Company.
    **99.1       Form of Letter of Transmittal and related documents to be
                 used in conjunction with the exchange offer.

-------------------------
 * Indicates a management contract or compensatory plan or arrangement.


** Previously filed.


     (b) Financial Statement Schedules.

     The information required by Item 21(b) is incorporated by reference to the registrant's annual report on Form 10-K for the fiscal year ended December 28, 2000.

ITEM 22. UNDERTAKINGS.

     A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     D. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     E. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona on October 18, 2001.


                                          AZTAR CORPORATION


                                          By:    /s/ ROBERT M. HADDOCK

                                          --------------------------------------
                                          Name: Robert M. Haddock
                                          Title:  Executive Vice President and
                                                  Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on October 18, 2001.



                       NAME                                       TITLE                     DATE
                       ----                                       -----                     ----
                /s/ PAUL E. RUBELI                       Chairman of the Board,       October 18, 2001
---------------------------------------------------        President and Chief
                  Paul E. Rubeli                            Executive Officer

                ROBERT M. HADDOCK*                      Executive Vice President,     October 18, 2001
---------------------------------------------------    Chief Financial Officer and
                 Robert M. Haddock                              Director

                MERIDITH P. SIPEK*                             Controller             October 18, 2001
---------------------------------------------------
                 Meridith P. Sipek

                  JOHN B. BOHLE*                                Director              October 18, 2001
---------------------------------------------------
                   John B. Bohle

                 GORDON M. BURNS*                               Director              October 18, 2001
---------------------------------------------------
                  Gordon M. Burns

                  LINDA C. FAISS*                               Director              October 18, 2001
---------------------------------------------------
                  Linda C. Faiss

                 ROBERT S. ROSOW*                               Director              October 18, 2001
---------------------------------------------------
                  Robert S. Rosow

                                                                Director
---------------------------------------------------
                Richard J. Glasier

            *By: /s/ ROBERT M. HADDOCK
   ---------------------------------------------
                 Robert M. Haddock
                 Attorney-in-Fact
                 October 18, 2001

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                        EXHIBIT DESCRIPTION
----------                      -------------------
   3.1      Restated Certificate of Incorporation, filed as Exhibit 3.1 to Aztar Corporation's Registration Statement No. 33-32009
            and incorporated herein by reference.
   3.2      Second Amended and Restated By-Laws of Aztar Corporation, as
            adopted February 25, 1998, filed as Exhibit 3 to Aztar
            Corporation's Form 10-Q for the quarter ended April 2, 1998 and incorporated herein by reference.
   4.1      Rights Agreement, dated as of December 14, 1999, between
            Aztar Corporation and ChaseMellon Shareholder Services,
            L.L.C., as Rights Agent, filed as Exhibit 1 to Aztar
            Corporation's Registration Statement on Form 8-A, filed on
            December 15, 1999, and incorporated herein by reference.
   4.2      Indenture, dated as of May 3, 1999, between Aztar
            Corporation and U.S. Bank National Association, as Trustee,
            relating to the 8 7/8% Senior Subordinated Notes due 2007 of
            Aztar Corporation, filed as Exhibit 4.5 to Aztar
            Corporation's Registration Statement No. 333-79371 and
            incorporated herein by reference.
 **4.3      Indenture, dated as of July 27, 2001, between Aztar
            Corporation and U.S. Bank Trust National Association, as
            Trustee, relating to the 9% Senior Subordinated Notes due
            2011 of Aztar Corporation.
 **4.4      Specimen Certificate of the unregistered 9% Senior
            Subordinated Notes due 2011 (included in Exhibit 4.3
            hereto).
 **4.5      Exchange and Registration Rights Agreement, dated as of July
            27, 2001, between Aztar Corporation and the initial
            purchasers, relating to the 9% Senior Subordinated Notes due
            2011 of Aztar Corporation.
 **5.1      Opinion of Latham & Watkins as to the validity of the
            registered notes.
  10.1      Amended and Restated Lease (Tropicana Hotel/Casino) between
            Tropicana Enterprises and Hotel Ramada of Nevada, dated
            November 1, 1984, filed as Exhibit 10.20 to Ramada Inc.'s
            1984 Form 10-K (Commission File Reference Number 1-5440) and
            incorporated herein by reference.
  10.2      Amended and Restated Partnership Agreement by and between
            the Jaffe Group and Adamar of Nevada, entered into as of
            November 1, 1984, filed as Exhibit 10.22 to Ramada Inc.'s
            1984 Form 10-K (Commission File Reference Number 1-5440) and
            incorporated herein by reference.
 *10.3(a)   Severance Agreement, dated July 17, 1995, by and between
            Aztar Corporation and Paul E. Rubeli, filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended
            September 28, 1995 and incorporated herein by reference.
 *10.3(b)   Amendment to Severance Agreement, dated March 23, 1998, by and between Aztar Corporation and Paul E. Rubeli, filed as
            Exhibit 10.1 to Aztar Corporation's Form 10-Q for the
            quarter ended April 2, 1998 and incorporated herein by
            reference.
 *10.3(c)   Severance Agreement, dated July 17, 1995, by and between
            Aztar Corporation and Robert M. Haddock, filed as Exhibit
            10.2 to Aztar Corporation's Form 10-Q for the quarter ended
            September 28, 1995 and incorporated herein by reference.
 *10.3(d)   Amendment to Severance Agreement, dated March 24, 1998, by and between Aztar Corporation and Robert M. Haddock, filed as Exhibit 10.2 to Aztar Corporation's Form 10-Q for the
            quarter ended April 2, 1998 and incorporated herein by
            reference.
 *10.3(e)   Severance Agreement, dated July 18, 1995, by and between
            Aztar Corporation and Nelson W. Armstrong, Jr., filed as
            Exhibit 10.3 to Aztar Corporation's Form 10-Q for the
            quarter ended September 28, 1995 and incorporated herein by reference.
 *10.3(f)   Amendment to Severance Agreement, dated March 24, 1998, by and between Aztar Corporation and Nelson W. Armstrong, Jr., filed as Exhibit 10.3 to Aztar Corporation's Form 10-Q for the quarter ended April 2, 1998 and incorporated herein by reference.

 EXHIBIT
  NUMBER                        EXHIBIT DESCRIPTION
----------                      -------------------
 *10.3(g)   Severance Agreement, dated July 24, 1995, by and between
            Aztar Corporation and Meridith P. Sipek, filed as Exhibit
            10.4 to Aztar Corporation's Form 10-Q for the quarter ended
            September 28, 1995 and incorporated herein by reference.
 *10.3(h)   Amendment to Severance Agreement, dated March 24, 1998, by and between Aztar Corporation and Meridith P. Sipek, filed as Exhibit 10.4 to Aztar Corporation's Form 10-Q for the
            quarter ended April 2, 1998 and incorporated herein by
            reference.
 *10.3(i)   Severance Agreement, dated July 25, 1995, by and between
            Aztar Corporation and Joe Cole, filed as Exhibit 10.5 to
            Aztar Corporation's Form 10-Q for the quarter ended
            September 28, 1995 and incorporated herein by reference.
 *10.3(j)   Amendment to Severance Agreement, dated March 24, 1998, by and between Aztar Corporation and Joe Cole, filed as Exhibit
            10.5 to Aztar Corporation's Form 10-Q for the quarter ended
            April 2, 1998 and incorporated herein by reference.
 *10.3(k)   Severance Agreement, dated July 17, 1995, by and between
            Aztar Corporation and Neil A. Ciarfalia, filed as Exhibit
            10.6 to Aztar Corporation's Form 10-Q for the quarter ended
            September 28, 1995 and incorporated herein by reference.
 *10.3(l)   Amendment to Severance Agreement, dated March 24, 1998, by and between Aztar Corporation and Neil A. Ciarfalia, filed as Exhibit 10.6 to Aztar Corporation's Form 10-Q for the
            quarter ended April 2, 1998 and incorporated herein by
            reference.
  10.4(a)   Amended and Restated Reducing Revolving Loan Agreement,
            dated as of May 28, 1998, among Aztar Corporation and the
            lenders therein named; Bankers Trust Company and Societe
            Generale, as documentation agents; Bank of Scotland, Credit
            Lyonnais Los Angeles Branch and PNC Bank, National
            Association, as co-agents; and Bank of America National
            Trust and Savings Association, as administrative agent,
            filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended July 2, 1998 and incorporated herein by
            reference.
  10.4(b)   Amendment No. 1, dated October 8, 1998, to Amended and
            Restated Reducing Revolving Loan Agreement, dated as of May
            28, 1998, among Aztar Corporation and the lenders therein
            named; Bankers Trust Company and Societe Generale, as
            documentation agents; Bank of Scotland, Credit Lyonnais Los
            Angeles Branch and PNC Bank, National Association, as
            co-agents; and Bank of America National Trust and Savings
            Association, as administrative agent, filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended
            October 1, 1998 and incorporated herein by reference.
  10.4(c)   Amendment No. 2, dated March 5, 1999, to Amended and
            Restated Reducing Revolving Loan Agreement, dated as of May
            28, 1998, among Aztar Corporation and the lenders therein
            named; Bankers Trust Company and Societe Generale, as
            documentation agents; Bank of Scotland, Credit Lyonnais Los
            Angeles Branch and PNC Bank, National Association, as
            co-agents; and Bank of America National Trust and Savings
            Association, as administrative agent, filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended April
            1, 1999 and incorporated herein by reference.
  10.4(d)   Amendment No. 3, dated October 26, 1999, to Amended and
            Restated Reducing Revolving Loan Agreement, dated as of May
            28, 1998, among Aztar Corporation and the lenders therein
            named; Bankers Trust Company and Societe Generale, as
            documentation agents; Bank of Scotland, Credit Lyonnais Los
            Angeles Branch and PNC Bank, National Association, as
            co-agents; and Bank of America National Trust and Savings
            Association, as administrative agent, filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended
            September 30, 1999 and incorporated herein by reference.

 EXHIBIT
  NUMBER                        EXHIBIT DESCRIPTION
----------                      -------------------
  10.4(e)   Amendment No. 4, dated March 17, 2000, to Amended and
            Restated Reducing Revolving Loan Agreement, dated as of May
            28, 1998, among Aztar Corporation and the lenders therein
            named; Bankers Trust Company and Societe Generale, as
            documentation agents; Bank of Scotland, Credit Lyonnaise Los
            Angeles Branch and PNC Bank, National Association, as
            co-agents; and Bank of America National Trust and Savings
            Association, as administrative agent, filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended March
            30, 2000 and incorporated herein by reference.
  10.4(f)   Amendment No. 5, dated October 11, 2000, to Amended and
            Restated Reducing Revolving Loan Agreement, dated as of May
            28, 1998, among Aztar Corporation and the lenders therein
            named; Bankers Trust Company and Societe Generale, as
            documentation agents; Bank of Scotland, Credit Lyonnais Los
            Angeles Branch and PNC Bank, National Association, as
            co-agents; and Bank of America National Trust and Savings
            Association, as administrative agent, filed as Exhibit 10.1 to Aztar Corporation's Form 10-Q for the quarter ended
            September 28, 2000 and incorporated herein by reference.
  10.4(g)   Amendment No. 6, dated June 29, 2001, to Amended and
            Restated Reducing Revolving Loan Agreement, dated as of May
            28, 1998, among Aztar Corporation and the lenders therein
            named; Bankers Trust Company and Societe Generale, as
            documentation agents; Bank of Scotland, Credit Lyonnais Los
            Angeles Branch and PNC Bank, National Association, as
            co-agents; and Bank of America National Trust and Savings
            Association, as administrative agent, filed as Exhibit 10.1 to Aztar Corporation's Form 8-K dated July 11, 2001 and
            incorporated herein by reference.
  10.4(h)   Term Loan Agreement, dated as of May 28, 1998, among Aztar
            Corporation and the lenders therein named; and Bank of
            America National Trust and Savings Association, as
            administrative agent, filed as Exhibit 10.2 to Aztar
            Corporation's Form 10-Q for the quarter ended July 2, 1998 and incorporated herein by reference.
  10.4(i)   Restated Amendment No. 1, dated October 27, 1999, to Term
            Loan Agreement, dated as of May 28, 1998, among Aztar
            Corporation and the lenders therein named; and Bank of
            America National Trust and Savings Association, as
            administrative agent, filed as Exhibit 10.2 to Aztar
            Corporation's Form 10-Q for the quarter ended September 30,
            1999 and incorporated herein by reference.
 *10.5      Aztar Corporation 1989 Stock Option and Incentive Plan,
            filed as Exhibit 4 to Aztar Corporation's Registration
            Statement No. 33-32399 and incorporated herein by reference.
 *10.6(a)   Employee Stock Ownership Plan of Aztar Corporation, as
            amended and restated effective December 19, 1989, dated
            December 12, 1990, filed as Exhibit 10.60(a) to Aztar
            Corporation's 1990 Form 10-K and incorporated herein by
            reference.
  10.6(b)   Preferred Stock Purchase Agreement, dated as of December 19,
            1989, between Ramada Inc. and State Street Bank and Trust
            Company, as Trustee, filed as Exhibit 10.50(c) to Aztar
            Corporation's Registration Statement No. 33-51008 and
            incorporated herein by reference.
  10.6(c)   Letter Agreement, dated as of December 19, 1989, between
            Aztar Corporation and State Street Bank and Trust Company,
            as Trustee, relating to the Employee Stock Ownership Plan of
            Aztar Corporation, filed as Exhibit 10.50(d) to Aztar
            Corporation's Registration Statement No. 33-51008 and
            incorporated herein by reference.
  10.7(a)   Agreement and Plan of Merger, dated as of April 17, 1989,
            among New World Hotels (U.S.A.), Inc., RI Acquiring Corp.
            and Ramada Inc., as amended and Restated as of October 23,
            1989, filed as Exhibit 2.1 to Aztar Corporation's
            Registration Statement No. 33-32009 and incorporated herein by reference.
  10.7(b)   Letter, dated as of October 23, 1989, from Ramada Inc. to
            New World Hotels (U.S.A.), Inc. regarding certain
            franchising matters and hotel projects, filed as Exhibit
            2.1(b) to Aztar Corporation's Registration Statement No.
            33-32009 and incorporated herein by reference.

 EXHIBIT
  NUMBER                        EXHIBIT DESCRIPTION
----------                      -------------------
  10.8      Reorganization Agreement, dated as of April 17, 1989,
            between Ramada Inc. and Aztar Corporation, as amended and
            restated as of October 23, 1989, filed as Exhibit 2.2 to
            Aztar Corporation's Registration Statement No. 33-32009 and
            incorporated herein by reference.
  10.9      Tax Sharing Agreement, dated as of April 17, 1989, among New
            World Hotels (U.S.A), Inc., Ramada Inc. and Aztar
            Corporation, as amended and restated as of October 23, 1989, filed as Exhibit 2.3 to Aztar Corporation's Registration
            Statement No. 33-32009 and incorporated herein by reference.
  10.10     Guaranty and Acknowledgement Agreement, dated as of April
            17, 1989, among New World Development Company Limited, New
            World Hotels (Holdings) Limited, New World Hotels (U.S.A.),
            Inc. and RI Acquiring Corp., filed as Exhibit 2.4 to Aztar
            Corporation's Registration Statement No. 33-29562 and
            incorporated herein by reference.
  10.11     Master Consent Agreement, dated July 18, 1989, by and among
            Ramada Inc., Adamar of Nevada, Hotel Ramada of Nevada,
            Adamar of New Jersey, Inc., Aztar Corporation, Tropicana
            Enterprises, Trop C.C. and the Jaffe Group, with attached
            exhibits, filed as Exhibit 10.50 to Aztar Corporation's
            Registration Statement No. 33-29562 and incorporated herein by reference.
 *10.12     Aztar Corporation 1990 Nonemployee Directors Stock Option
            Plan, as amended and restated effective March 15, 1991,
            filed as Exhibit A to Aztar Corporation's 1991 definitive
            Proxy Statement and incorporated herein by reference.
 *10.13     Aztar Corporation Nonqualified Retirement Plan for Senior
            Executives, dated September 5, 1990, filed as Exhibit 10.2 to Aztar Corporation's Form 10-Q for the quarter ended
            September 27, 1990 and incorporated herein by reference.
  10.14     Second Amended and Restated Loan Agreement, dated October 4,
            1994, among Tropicana Enterprises, Hotel Ramada of Nevada
            and the banks therein named; Societe Generale and Midlantic
            Bank, N.A., as lead managers; Bank One, Arizona, N A and
            Credit Lyonnais, as co-agents; Bankers Trust Company, as
            co-managing agent; and, Bank of America National Trust and
            Savings Association, as managing agent, filed as Exhibit
            10.14 to Aztar Corporation's 1994 Form 10-K and incorporated herein by reference.
  10.14(a)  Amendment No. 1, dated as of May 28, 1998, to Second Amended and Restated Loan Agreement dated as of October 4, 1994,
            among Tropicana Enterprises, Hotel Ramada of Nevada and the banks therein named; Bankers Trust Company and Societe
            Generale, as documentation agents; Bank of Scotland, Credit
            Lyonnais Los Angeles Branch and PNC Bank, National
            Association, as co-agents; and Bank of America National
            Trust and Savings Association, as administrative agent,
            filed as Exhibit 10.3 to Aztar Corporation's Form 10-Q for the quarter ended July 2, 1998 and incorporated herein by
            reference.
 *10.15     Summary of deferred compensation program for designated
            executives of Ramada, dated November 10, 1983, filed as
            Exhibit 10(r) to Ramada Inc.'s 1983 Form 10-K (Commission
            File Reference Number 1-5440) and incorporated herein by
            reference.
 *10.16     Deferred Compensation Agreements entered into by and between
            Ramada and designated executives (including each Executive
            Officer), dated December 1, 1983, 1984 or 1985, filed as
            Exhibits 10.60(a) through (w) to Aztar Corporation's
            Registration Statement No. 33-51008 and incorporated herein by reference.
 *10.17     Deferred Compensation Plan for Directors, dated December 1,
            1983, filed as Exhibit 10(t) to Ramada Inc.'s 1983 Form 10-K
            (Commission File Reference Number 1-5440) and incorporated herein by reference.
 *10.18     Deferred Compensation Agreements entered into by and between
            Ramada and certain outside Directors as of December 1, 1983, filed as Exhibits 10.62(a),(b),(c) and (d) to Aztar
            Corporation's Registration Statement No. 33-51008 and
            incorporated herein by reference.

 EXHIBIT
  NUMBER                        EXHIBIT DESCRIPTION
----------                      -------------------
  10.19     Option Agreement, dated February 2, 1998, among Adamar of
            Nevada, parties constituting the Jaffe Group, Aztar
            Corporation and Hotel Ramada of Nevada, filed as Exhibit
            99.2 to Aztar Corporation's Form 8-K/A, dated February 3,
            1998, and incorporated herein by reference.
  10.19(a)  First Amendment to Option Agreement, dated January 28, 1999, to Option Agreement, dated February 2, 1998, by and among
            Adamar of Nevada, parties constituting the Jaffe Group,
            Aztar Corporation and Hotel Ramada of Nevada, filed as
            Exhibit 10.19(a) to Aztar Corporation's 1998 Form 10-K and
            incorporated herein by reference.
 *10.20     Aztar Corporation 1999 Employee Stock Option and Incentive
            Plan, filed as Exhibit A to Aztar Corporation's 1999
            definitive Proxy Statement and incorporated herein by
            reference.
 *10.21     Aztar Corporation 2000 Nonemployee Directors Stock Option
            Plan, filed as Exhibit B to Aztar Corporation's 2001
            definitive Proxy Statement and incorporated herein by
            reference.
**12        Ratio of earnings to fixed charges.
**21        Subsidiaries of Aztar Corporation.
**23.1      Consent of PricewaterhouseCoopers LLP.
**23.2      Consent of Latham & Watkins (included in Exhibit 5.1
            hereto).
**24.1      Powers of Attorney (included above the signature block to
            the Registration Statement).
**25.1      Statement of Eligibility and Qualification (form T-1) under the Trust Indenture Act of 1939 of State Street Bank and
            Trust Company.
**99.1      Form of Letter of Transmittal and related documents to be
            used in conjunction with the exchange offer.

-------------------------
 * Indicates a management contract or compensatory plan or arrangement.


** Previously filed.